==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------

                                     FORM 10


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                          -----------------------------

                                   GENTEK INC.
             (Exact name of registrant as specified in its charter)


            Delaware                                        Pending
   (State or other jurisdiction of          (I.R.S. Employer Identification No.)
    incorporation or organization)


              Liberty Lane                                   03842
         Hampton, New Hampshire                            (Zip Code)
(Address of principal executive offices)

        Registrant's telephone number, including area code: _____________

Securities to be registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class                   Name of each exchange on which
to be so registered                   each class is to be registered
-------------------                   ------------------------------

Common Stock,                         New York Stock Exchange
par value $.01 per share

Securities to be registered pursuant to Section 12(g) of the Act:  None.

==============================================================================

                                EXPLANATORY NOTE

This Registration Statement on Form 10 has been prepared on a prospective basis on the assumption that, among other things, the Spinoff (as hereinafter defined) and the related transactions contemplated to occur prior to or contemporaneously with the Spinoff will be consummated as contemplated by the Information Statement which is a part of this Registration Statement. There can be no assurance, however, that any or all of such transactions will occur or will occur as so contemplated. Any significant modifications or variations in the transactions contemplated will be reflected in an amendment or supplement to this Registration Statement.

                                 CROSS-REFERENCE

                                   GENTEK INC.

                  INFORMATION INCLUDED IN INFORMATION STATEMENT
                    AND INCORPORATED IN FORM 10 BY REFERENCE

               CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10


ITEM 1.  BUSINESS.

         The information required by this item is contained under the section entitled "The GenTek Business" in the Information Statement dated __________ attached hereto as Annex A (the "Information Statement"), and such section is incorporated herein by reference.

ITEM 2.  FINANCIAL INFORMATION.

         The information required by this item is contained under the sections entitled "GenTek Business Selected Financial Data" and "GenTek Business:
Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Information Statement, and such sections are incorporated herein by reference.

ITEM 3.  PROPERTIES.

         The information required by this item is contained under the section entitled "The GenTek Business--Properties" in the Information Statement, and such section is incorporated herein by reference.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The information required by this item is contained under the section entitled "Beneficial Ownership of GenTek and General Chemical Group Common Stock" in the Information Statement, and such section is incorporated herein by reference.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

         The information required by this item is contained under the section entitled "GenTek Business: Management" in the Information Statement, and such section is incorporated herein by reference.

ITEM 6.  EXECUTIVE COMPENSATION.

         The information required by this item is contained under the section entitled "GenTek Business: Compensation of Directors and Executive Officers" in the Information Statement, and such section is incorporated herein by reference.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         The information required by this item is contained under the sections entitled "Certain Relationships and Affiliate Transactions," "Arrangements Between GenTek and New GCG Relating to the Spinoff" and "Special Factors--Control by and Relationship with Principal Stockholder; Potential Conflicts of Interest" in the Information Statement, and such sections are incorporated herein by reference.

ITEM 8.  LEGAL PROCEEDINGS.

         The information required by this item is contained under the sections entitled "The GenTek Business--Environmental Matters" and "The GenTek Business--Legal Proceedings" in the Information Statement, and such sections are incorporated herein by reference.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         The information required by this item is contained under the sections entitled "Summary--Questions and Answers about the Spinoff, GenTek and New GCG," "The Spinoff," "Special Factors--Absence of a Trading Market; Possible Volatility of Stock Price" and "Certain Provisions of Certificate of Incorporation and Bylaws of GenTek--Dividends" in the Information Statement, and such sections are incorporated herein by reference.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

         On January 25, 1999, as part of its original incorporation, GenTek Inc. issued 1,000 shares of its Common Stock for a total consideration of $10 to New Hampshire Oak, Inc. ("New Hampshire Oak"), a wholly owned subsidiary of The General Chemical Group Inc. New Hampshire Oak is and will be the sole shareholder of GenTek Inc. until the Spinoff as described in the section entitled "The Spinoff" in the Information Statement, which section is incorporated herein by reference. Before the Spinoff, GenTek Inc. will issue an additional __ shares of its Common Stock and __ shares of its Class B common stock, par value $.01 per share, to New Hampshire Oak, which will then immediately distribute all such shares to The General Chemical Group Inc. Subsequent to the Spinoff, neither New Hampshire Oak nor The General Chemical Group Inc. will hold any equity interest in GenTek Inc.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The information required by this item is contained under the sections entitled "Description of Capital Stock of GenTek" and "Certain Provisions of Certificate of Incorporation and Bylaws of GenTek" in the Information Statement, and such sections are incorporated herein by reference.


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
Reference is also made to the Certificate of Incorporation and Bylaws of GenTek Inc. which are set forth as Exhibits 3.01 and 3.02 hereto.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The information required by this item is contained under the section entitled "Certain Provisions of Certificate of Incorporation and Bylaws of GenTek--Indemnification and Limitation of Liability" in the Information Statement, and such section is incorporated herein by reference. In addition, GenTek Inc. intends to obtain, procure and maintain directors' and officers' liability insurance coverage generally consistent with prevailing corporate practices.

ITEM 13.  FINANCIAL STATEMENTS AND OTHER SUPPLEMENTARY DATA.

         The information required by this item is contained under the section entitled "GenTek Business: Pro Forma Combined Financial Information" and in the "F-pages" in the Information Statement, and such section and "F-pages" are incorporated herein by reference.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         None.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)    Financial Statements.

         The information required by this item is contained in the "Index to Financial Statements" on page F-1 of the Information Statement, and such information is incorporated herein by reference.

         (b)    Exhibits.

         The following documents are filed as exhibits hereto:


Exhibit
No.          Description
-------      -----------

2.01* Separation Agreement, dated as of __________, 1999, among The General Chemical Group Inc., GenTek Inc., General Chemical
             Industrial Products Inc. and General Chemical Corporation ........

3.01*        Form of Amended and Restated Certificate of Incorporation of GenTek
             Inc. ..............................................................

3.02*        Form of Amended and Restated Bylaws of GenTek Inc. ................

10.01*       Form of GenTek Inc. Restricted Unit Plan for
             Non-Employee Directors ............................................

10.02*       Form of GenTek Inc. Annual Performance Incentive Plan .............

10.03*       Form of GenTek Inc. Long-Term Incentive Plan ......................

Exhibit
No.          Description
-------      -----------

10.04*       Form of Employee Benefits Agreement between GenTek Inc. and The
             General Chemical Group Inc. .......................................

10.05*       Form of Transition Support Agreement between GenTek Inc. and The
             General Chemical Group Inc. .......................................

10.06*       Form of Tax Sharing Agreement between GenTek Inc. and The General
             Chemical Group Inc. ...............................................

10.07* Form of License Agreement among General Chemical Corporation, The General Chemical Group Inc. and General Chemical Industrial
             Products Inc. .....................................................

10.08*       Form of Management Agreement between GenTek Inc. and Latona
             Associates, Inc. ..................................................

10.09*       Form of Non-Interference Agreement between GenTek Inc. and Paul M.
             Montrone ..........................................................

10.10*       Form of Stockholders' Agreement among GenTek Inc., the Paul M.
             Montrone 1996 GRAT and Sandra G. Montrone. ........................

21.01*       Active Subsidiaries of GenTek Inc. ................................

27.01*       Financial Data Schedule ...........................................


-------------------------
*  To be filed by amendment.


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
                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       GENTEK INC.


January 27, 1999                       By:  /s/ Todd M. DuChene
                                          --------------------------------------
                                          Name: Todd M. DuChene
                                          Title:  Vice President and Secretary

                                                                         ANNEX A


THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO GENTEK INC.'S COMMON STOCK HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES WILL NOT BE ISSUED BEFORE THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES.




                                     [LOGO]

                         THE GENERAL CHEMICAL GROUP INC.

                                                               ___________, 1999

Fellow Shareholders:

         As you may know, in January 1999, the Board of Directors of The General Chemical Group Inc. announced that it intends to separate the company's performance products and manufacturing segments from its industrial chemicals segment through a Spinoff. The Board of Directors has concluded that shareholders can better maximize the value of their investments if these two businesses are separated. The Spinoff will give you a direct investment in two leaders in their respective industries and is a major step in repositioning our businesses to enhance their value to shareholders.

         The General Chemical Group Inc. believes that its businesses are facing divergent industry trends, which are expected to continue. The Spinoff will enhance their access to the capital markets and enable the management of each business to focus its attention and its company's resources on the company's core business while pursuing the strategy that best suits that business.

         Following the Spinoff, GenTek Inc. (NYSE: ___) will operate the performance products and manufacturing segments, and The General Chemical Group Inc. (NYSE: GCG) will continue to operate the industrial chemicals segment. GenTek Inc. will focus on increasing shareholder value through a combination of value-enhancing acquisitions and internal growth. The General Chemical Group Inc. will attempt to increase profitability by improving operating efficiency and capitalizing on the expected recovery in the Asian and Latin American economies, while also seeking selective strategic acquisitions and joint ventures to complement its existing businesses.

         This Information Statement contains details on our businesses and the Spinoff. If you have questions, however, please feel free to contact The General Chemical Group Inc. Shareholder Services at 1-800-443-6474 (toll-free).


                                            Best regards,



                                            Paul M. Montrone
                                            Chairman of the Board

                        THE GENERAL CHEMICAL GROUP INC.'S

                                   SPINOFF OF
                                   GENTEK INC.
                                     [LOGO]

                       THROUGH A 100% COMMON STOCK SPINOFF


Dear Shareholders:

         In January 1999, the Board of Directors of The General Chemical Group Inc. ("General Chemical Group") announced plans to separate the company's performance products and manufacturing segments (the "GenTek Business") from its industrial chemicals segment (the "Industrial Chemicals Business") through a Spinoff. General Chemical Group will accomplish the Spinoff by transferring the GenTek Business to its subsidiary, GenTek Inc. ("GenTek"), and distributing the common stock of GenTek to General Chemical Group shareholders. General Chemical Group will continue to operate the Industrial Chemicals Business. Following the Spinoff, GenTek will operate the GenTek Business as a new independent public company. We are pleased to announce that the Spinoff will occur on or about __________, 1999.

         If you own Common Stock of General Chemical Group on the Record Date of __________, 1999, you will receive one share of GenTek Common Stock for every share of Common Stock of General Chemical Group that you own. General Chemical Group intends to distribute shares of GenTek Common Stock on __________, 1999.

         You do not need to take any action for the Spinoff to occur. You do not have to pay for the shares of GenTek Common Stock that you will receive in the Spinoff, nor do you have to surrender or exchange shares of Common Stock of General Chemical Group in order to receive shares of GenTek Common Stock. The number of shares of Common Stock of General Chemical Group that you own will not change as a result of the Spinoff. GenTek Common Stock will trade on the New York Stock Exchange under the symbol ____. Common Stock of General Chemical Group will continue to trade on the New York Stock Exchange under the symbol "GCG".

         This Information Statement will give you information about GenTek and the GenTek Business, as well as General Chemical Group and the Industrial Chemicals Business after the Spinoff. We are enthusiastic about the Spinoff and the separate public status of these two businesses. We encourage you to read this document carefully to learn more about the two companies and the Spinoff.


                                                   Sincerely,


                                                 Todd M. DuChene
                                            Vice President and Secretary

__________, 1999

                               TABLE OF CONTENTS


                                                                            Page

Summary.......................................................................1
Forward-looking Statements...................................................16
The Spinoff..................................................................17
Capitalization of GenTek.....................................................24
GenTek Business: Selected Financial Data.....................................25
GenTek Business: Pro Forma Combined Financial Statements.....................28
GenTek Business: Management's Discussion and Analysis of Financial
     Condition and Results of Operations.....................................32
The GenTek Business..........................................................40
GenTek Business: Management..................................................52
GenTek Business: Compensation of Directors and Executive Officers............54
Beneficial Ownership of GenTek and General Chemical Group Common Stock.......63
Certain Relationships and Affiliate Transactions.............................67
Arrangements Between GenTek and New GCG Relating to the Spinoff..............69
Special Factors..............................................................76
Description of Capital Stock of GenTek.......................................81
Certain Provisions of Certificate of Incorporation and Bylaws of GenTek......84
The Industrial Chemicals Business: Unaudited Pro Forma Financial
     Statements..............................................................86
New General Chemical Group: The Industrial Chemicals Business................90
Annual Meeting and Shareholder Proposals....................................106
Available Information.......................................................106
Index to Defined Terms......................................................107
Index to Financial Statements...............................................F-1


                                       i
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                                     SUMMARY

         This summary highlights selected information from this document, but does not contain all the details of the Spinoff or GenTek, including information that may be important to you. To better understand the Spinoff and GenTek, you should carefully review this entire document. References in this document to "General Chemical Group" mean The General Chemical Group Inc. before the Spinoff, which includes both the GenTek Business and the Industrial Chemicals Business. References in this document to "New GCG" or "New General Chemical Group" mean General Chemical Group Inc. and its subsidiaries after the Spinoff. References in this document to "GenTek" mean GenTek Inc. and its subsidiaries after the Spinoff.

                                  INTRODUCTION

         The Spinoff culminates a process during which the Board of Directors of General Chemical Group and the management of its GenTek and Industrial Chemicals Businesses, working with their financial advisors, have considered options to enhance the value of General Chemical Group's businesses to its shareholders. The Board of Directors and management of General Chemical Group believe that shareholder value will be enhanced by separating the GenTek and Industrial Chemicals Businesses into two separate, stand-alone companies. After the Spinoff, GenTek will be a supplier of performance chemical products and services and a manufacturer of components for the automotive industry; New GCG will be a producer of soda ash, calcium chloride and other industrial chemicals.

         The Spinoff will allow these two companies to focus on their respective businesses while taking advantage of the divergent industry trends in their industries. The Board of Directors of General Chemical Group believes that this action is in the best interest of shareholders.

         We have highlighted certain information in this Summary to explain the Spinoff process and give you a better understanding of GenTek. We also have included cross-references in the Summary to other portions of the document where you will find more detailed information about these matters. We encourage you to read the entire document.

                           QUESTIONS AND ANSWERS ABOUT
                         THE SPINOFF, GENTEK AND NEW GCG

Q:    WHY DO THE SPINOFF NOW?

A: DIVERGENT STRATEGIC DIRECTIONS. The Board of Directors of General Chemical Group determined that the Spinoff is in the best interest of the company's shareholders at this time because divergent industry trends have required the GenTek and Industrial Chemicals Businesses to pursue increasingly different strategies. The GenTek Business has been pursuing a growth strategy; it is focusing on increasing shareholder value through a combination of value-enhancing acquisitions and internal growth. The Industrial Chemicals Business will attempt to increase profitability by improving operating efficiency and capitalizing on the expected recovery in the Asian and Latin American economies, while also seeking selective strategic acquisitions and joint ventures to complement its existing businesses. As independent organizations, each company will be able more effectively to pursue its own strategy and the opportunities suitable for its own business.

Q:    HOW COULD I BENEFIT FROM THE SPINOFF?

A: DIRECT INVESTMENT IN TWO BUSINESSES. The Spinoff will give you a direct investment in two businesses that are leaders in different industries:
      GenTek, a leading supplier of performance chemical products and services and automotive components; and New GCG, a leading producer of soda ash and calcium chloride in North America. General Chemical Group believes that shareholders can better maximize the values of their investments if these two businesses are separated.

      DIRECT ACCESS TO CAPITAL. Each company will have direct access to capital markets and stock-based acquisition currency to finance its own expansion and growth opportunities.

      FOCUSED MANAGEMENT. Management of each company will be able to concentrate its attention and financial resources on the execution of a targeted strategic plan. GenTek's management team will have the flexibility to pursue a value-enhancing acquisition program, while New GCG's management will be able to focus on improving operating efficiency as well as seeking selective strategic acquisitions and joint ventures to complement its existing businesses. In addition, each management's incentive compensation will be directly tied to the performance of its own business.

      FOCUSED VALUATION. The financial markets will be able to focus on the GenTek and Industrial Chemicals Businesses separately and more accurately evaluate these two distinct businesses and their performance.

Q:    WHAT DO I HAVE TO DO TO PARTICIPATE IN THE SPINOFF?

A: NOTHING. No proxy or vote is necessary for the Spinoff. If you own Common Stock of General Chemical Group at the close of business on __________, 1999 (the Record Date for the Spinoff), shares of GenTek Common Stock will be credited to your brokerage account, or certificates representing shares of GenTek Common Stock will be mailed to you on the Spinoff Date, which will be on or about __________, 1999. You do not need to mail in any certificates of Common Stock of General Chemical Group to receive stock certificates representing Common Stock of GenTek.

      You will not receive new stock certificates for Common Stock of New GCG as a result of the Spinoff, nor will the Spinoff change the number of shares of Common Stock of New GCG that you own.

Q:    WHEN WILL THE SPINOFF HAPPEN?

A: __________, 1999. General Chemical Group will distribute all of the shares of Common Stock of GenTek on the Spinoff Date, which will be on or about _________, 1999. The effective time of the Spinoff will be at 5:00 p.m. EST on that date, after which GenTek and its new shareholders will be the sole beneficiaries of the GenTek Business and New GCG and its shareholders will be the sole beneficiaries of the Industrial Chemicals Business.

Q:    HOW MANY GENTEK SHARES WILL I RECEIVE IN THE SPINOFF?

A: You will receive one share of GenTek Common Stock for every share of Common Stock of General Chemical Group that you own at the close of business on the Record Date. Similarly, you will receive one share of GenTek Class B Common Stock for every share of Class B Common Stock of General Chemical Group that you own at the close of business on the Record Date.


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
      EXAMPLE: If you own 100 shares of Common Stock of General Chemical Group as of the close of business on ________, 1999, you will receive 100 shares of GenTek Common Stock in the Spinoff.

Q:    WILL GENTEK'S SHARES BE LISTED ON AN EXCHANGE?

A: YES. Common Stock of GenTek is expected to be listed on the New York Stock Exchange under the symbol _____. Regular trading in GenTek Common Stock will begin on or about ________, 1999.

Q: WHAT WILL HAPPEN TO THE LISTING OF GENERAL CHEMICAL GROUP'S SHARES ON THE NEW YORK STOCK EXCHANGE?

A: NOTHING. The Common Stock of General Chemical Group will continue to be listed on the New York Stock Exchange under the symbol "GCG".

Q:    WILL SHARES TRADE ANY DIFFERENTLY AS A RESULT OF THE SPINOFF?

A: MOST LIKELY, DURING PART OF __________, 1999. A regular public market for GenTek Common Stock will not exist prior to the Spinoff Date. We expect, however, that "when-issued" trading for GenTek Common Stock will develop on or about the Record Date and continue through the Spinoff Date.

      When-issued trading means that shares are traded prior to the time certificates are actually available or issued and reflects the assumed value of those shares after they have been issued (e.g., the assumed value of GenTek Common Stock after the Spinoff). When-issued trading would lead to the development of an orderly market and establish the trading price for GenTek Common Stock after the Spinoff.

      If when-issued trading develops, you may buy and sell shares of GenTek Common Stock before the Spinoff Date. None of these trades, however, would settle until after the Spinoff Date, when regular trading in GenTek Common Stock has begun. If the Spinoff does not occur, all when-issued trading would be null and void. If when-issued trading in GenTek Common Stock occurs, the symbol on the New York Stock Exchange will be ____.

      General Chemical Group expects that its Common Stock will continue to trade on a regular basis through the Spinoff Date, but any shares of Common Stock of General Chemical Group sold between the Record Date and the Spinoff Date will have a due bill attached representing GenTek Common Stock to be distributed in the Spinoff.

      In addition, between the Record Date and the Spinoff Date, the Common Stock of General Chemical Group may also trade on a when-issued basis, reflecting an assumed post-Spinoff value for New GCG Common Stock. If such when-issued trading occurs, the symbol on the New York Stock Exchange will be "GCGwi".

Q:    WILL THE SPINOFF AFFECT THE TRADING PRICE OF MY GENERAL CHEMICAL GROUP
      SHARES?

A: YES. General Chemical Group is separating itself into two public companies through the Spinoff. Therefore, after the Spinoff, the trading price of New GCG Common Stock should reflect only the Industrial Chemicals Business and will initially be lower than the trading price of Common Stock of General Chemical Group prior to the Spinoff.

      The combined trading prices of GenTek Common Stock and New GCG Common Stock after the Spinoff may not equal the trading price of Common Stock of General Chemical Group prior to the Spinoff. In addition, until the market has evaluated the separate operations of both companies, the trading price of each company's Common Stock may fluctuate significantly.

Q:    WILL MY DIVIDENDS CHANGE?

A: General Chemical Group has been paying a regular quarterly cash dividend of $.05 per share of Common Stock. After the Spinoff, the respective Boards of Directors of GenTek and New GCG will be responsible for deciding if a dividend will be paid and the amount of any dividend. For further information see the section "Certain Provisions of Certificate of Incorporation and Bylaws of GenTek--Dividends," beginning on page ___.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE SPINOFF TO GENERAL CHEMICAL GROUP'S SHAREHOLDERS?

A: We have structured the Spinoff so that it will not occur unless General Chemical Group has received a private letter ruling from the Internal Revenue Service (the "IRS") that the Spinoff generally will be tax-free to General Chemical Group and its shareholders for Federal income tax purposes. The U.S. Federal income tax consequences of this transaction are described in more detail in "The Spinoff" section, under the heading "Certain United States Federal Income Tax Consequences," beginning on page ___ and in the "Special Factors" section, under the heading "Federal Income Tax Consequences of Changes in Control following the Spinoff," beginning on page ___.

Q:    ARE THERE RISKS RELATING TO AN INVESTMENT IN GENTEK COMMON STOCK?

A: The GenTek Business is subject to risks relating to, among other things, general economic downturns, the highly competitive nature of its end-markets, environmental laws and regulations, labor disruptions, the Year 2000 problem, its ability to identify and consummate acquisitions and successfully integrate acquired businesses, and its leverage and debt service requirements. GenTek's separation from General Chemical Group presents certain additional risks because the GenTek Business has never operated independently, the GenTek Common Stock has no trading history and because there are certain potential adverse Federal income tax consequences should there be a change of control of GenTek after the Spinoff. These factors are described in greater detail in the "Special Factors" section beginning on page ___.

Q:    WILL NEW GCG AND GENTEK BE RELATED IN ANY WAY AFTER THE SPINOFF?

A: General Chemical Group will no longer own any GenTek Common Stock after the Spinoff. GenTek and New GCG will be separate publicly owned companies. Since one stockholder, Paul M. Montrone, controls a majority of the voting rights of the stock of General Chemical Group and the Spinoff will be through a pro rata distribution of GenTek stock to stockholders of General Chemical Group, Mr. Montrone will control a majority of the voting rights of the stock of both GenTek and New GCG. Mr. Montrone will also serve as the Chairman of the Board of Directors of both companies. In addition, GenTek and New GCG will have ___ additional common directors. For further information, see the sections "Beneficial Ownership of GenTek and General Chemical Group Common Stock" and "Certain Relationships and Affiliate Transactions" beginning on pages ___ and ___, respectively.

      GenTek and New GCG will enter into agreements to govern their relationship after the Spinoff. These agreements will provide for each party to make certain services, records and personnel available to the other. They will also provide for separation between GenTek and New GCG of assets, liabilities and responsibilities with respect to employee benefits and compensation, taxes and for certain other matters. For a more detailed description of these agreements, see the section "Arrangements Between GenTek and New GCG Relating to the Spinoff" beginning on page ___.

Q:    WHAT WILL NEW GCG LOOK LIKE AFTER THE SPINOFF?

A: After the Spinoff, New GCG will continue to operate the Industrial Chemicals Business and will be a leading producer of soda ash and calcium chloride in North America; New GCG will not conduct any of the businesses of General Chemical Group's performance products or manufacturing segments.

      The net revenues of the Industrial Chemicals Business were $289.7 million in 1997 and $197.6 million in the first nine months of 1998. After giving pro forma effect to the Spinoff and an initial borrowing under New GCG's financing facilities, New GCG's consolidated long-term debt is expected to be approximately $165.0 million.

      New GCG and the Industrial Chemicals Business are described in greater detail in the sections "Industrial Chemicals Business: Unaudited Pro Forma Financial Statements" and "New General Chemical Group: The Industrial Chemicals Business" on pages ___ through ___.

Q:    ARE THERE RISKS RELATING TO AN INVESTMENT IN NEW GCG SHARES?

A: The Industrial Chemicals Business is subject to risks relating to, among other things, further reductions in soda ash prices, decreased soda ash consumption in major markets, increases in worldwide soda ash production, general economic downturns, environmental laws and regulations, U.S. dollar exchange rates and the Year 2000 problem. The separation of the GenTek and Industrial Chemicals Businesses presents additional risks for New GCG because the Industrial Chemicals Business has never operated independently, New GCG will be highly leveraged, certain General Chemical Group's executive officers will leave to join GenTek in connection with the Spinoff, and there are certain potential adverse Federal income tax consequences should there be a change of control of New GCG after the Spinoff. These factors are discussed in greater detail in the section "New General Chemical Group: The Industrial Chemicals Business" beginning on page ___.

          WHAT WE HAVE ALREADY ACCOMPLISHED TO PREPARE FOR THE SPINOFF


BOARD APPOINTMENTS.............   General Chemical Group, as the current sole
                                  shareholder of GenTek, will identify and elect
                                  ____ persons to serve on the GenTek Board of Directors on or prior to the Spinoff Date.

                                  Paul M. Montrone will serve as the Chairman of the Board of Directors of both GenTek and New GCG. GenTek and New GCG will have ___ additional common Board members. For further information, see the section "GenTek Business:
                                  Management" beginning on page ___.

SENIOR MANAGEMENT
APPOINTMENTS...................   The senior management of GenTek and New GCG
                                  will include the executive officers of General
                                  Chemical Group currently responsible for the GenTek Business and the Industrial Chemicals
                                  Business, respectively. These executives have extensive experience in their respective industries. For further information on management of GenTek, see the section "GenTek
                                  Business: Management" beginning on page ___.

ARRANGING NEW FINANCING
FACILITIES.....................   To reflect the independent status of GenTek
                                  and New GCG after the Spinoff, each company will have its own separate financing facilities, which are expected to be in place on or about the Spinoff Date. The proceeds of these facilities will be used in part to repay
                                  General Chemical Group"s existing borrowings from third parties.

                                  At this time, General Chemical Group expects that, immediately after the Spinoff, GenTek's indebtedness for borrowed money will be about $195 million, and New GCG's indebtedness for borrowed money will be about $165 million. General Chemical Group is still discussing the debt financing of the two companies with banks and other financial institutions, and the specific terms of their indebtedness will depend on, among other things, the market conditions for debt financing at the time of the Spinoff. For further information, see "The Spinoff" section, under the heading "Financing Facilities," beginning on page ___.

APPLIED FOR INTERNAL REVENUE
SERVICE TAX RULING.............   General Chemical Group has applied for a
                                  private letter tax ruling from the IRS to the effect that the Spinoff, including the pre-Spinoff transfers of assets and liabilities to separate the GenTek and Industrial Chemicals Businesses, generally will be tax-free to General Chemical Group and its shareholders for Federal income tax purposes. General Chemical Group will not effect the Spinoff unless General Chemical
                                  Group receives a favorable private letter ruling from the IRS. For further information, see "The Spinoff" section, under the heading
                                  "Certain United States Federal Income Tax
                                  Consequences," beginning on page ___.

                                  Tax matters are complicated, and the tax consequences of the Spinoff to you will depend on your personal circumstances. You should consult your own tax advisor for a full understanding of the tax consequences to you of the Spinoff.

APPLIED FOR NEW YORK
STOCK EXCHANGE LISTING.........   GenTek Common Stock is expected to trade on
                                  the New York Stock Exchange. There is not currently a public market for GenTek Common
                                  Stock, although a "when-issued" trading market is expected to develop on or before ______
                                  1999. GenTek will apply to list the GenTek
                                  Common Stock on the New York Stock Exchange under the symbol ___ and regular trading is expected to begin on the Spinoff Date (i.e., on or about _____, 1999). For further information, see "The Spinoff" section, under the heading "Listing and Trading of GenTek and New GCG Common Stock," beginning on page ___.

                            KEY TERMS OF THE SPINOFF

NO SHAREHOLDER ACTION
REQUIRED.......................   No action is required by shareholders of
                                  General Chemical Group to receive Common Stock of GenTek in the Spinoff. You do not need to surrender Common Stock of General Chemical
                                  Group to receive Common Stock of GenTek in the Spinoff. The number of shares of Common Stock of General Chemical Group you own will not change as a result of the Spinoff; those shares will represent Common Stock of New GCG.

RECORD DATE....................   You need to own Common Stock of General
                                  Chemical Group as of the close of business on __________, 1999 to receive Common Stock of
                                  GenTek in the Spinoff.

SPINOFF RATIO..................   You will receive one share of GenTek Common
                                  Stock for every share of Common Stock of General Chemical Group you owned as of the close of business on __________, 1999. In addition, one share of Class B Common Stock of GenTek will be distributed in the Spinoff for every share of Class B Common Stock of General
                                  Chemical Group to the owners of record as of the close of business on _______, 1999.

SHARES TO BE DISTRIBUTED.......   All GenTek Common Stock owned by General
                                  Chemical Group will be distributed in the Spinoff; after the Spinoff, General Chemical
                                  Group will no longer own any GenTek Common
                                  Stock. Based on __________ shares of Common
                                  Stock of General Chemical Group outstanding as of ________, 1999, the same number of shares of GenTek Common Stock will be distributed in the Spinoff.

MAILING DATE...................   ChaseMellon Shareholder Services, L.L.C. (the
                                  "Distribution Agent") will mail GenTek Common
                                  Stock certificates to General Chemical Group shareholders on or about __________, 1999.

                                  You will not receive new stock certificates for Common Stock of New GCG. Your current certificates for Common Stock of General Chemical Group will be the certificates for New GCG Common Stock after the Spinoff.

                       WHO CAN HELP ANSWER YOUR QUESTIONS


Shareholders of General Chemical Group or New GCG with questions about the Spinoff or their shares should contact:

                     The General Chemical Group Inc. Shareholder Services P.O. Box 1400
                     Pittsburgh, PA  15230
                     Telephone (toll free):  1-800-443-6474

After the Spinoff, shareholders of GenTek with questions about their shares should contact:

                     GenTek Inc. Shareholder Services
                     P.O. Box 1400
                     Pittsburgh, PA  15230
                     Telephone (toll free):  1-800-________

The agent responsible for the distribution of Common Stock of GenTek in the Spinoff and acting as Distribution Agent and registrar for Common Stock of both GenTek and New GCG after the Spinoff is:

                     ChaseMellon Shareholder Services, L.L.C.
                     85 Challenger Road
                     Overpeck Centre
                     Ridgefield Park, NJ  07660
                     Telephone (toll free):  1-800-756-3353

                                     GENTEK

         The following information only highlights selected information about the GenTek Business. You should read this information together with other information about the Performance Business, including the section "GenTek
Business: Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page ___ and the section "The GenTek Business" beginning on page ___.


GENTEK BUSINESS................   The GenTek Business consists of the
                                  performance products segment and the
                                  manufacturing segment of General Chemical
                                  Group.

FINANCIAL HIGHLIGHTS..........    For the first nine months of 1998 and the full
                                  year 1997, the GenTek Business generated net revenues of $331.5 million and $368.5 million, respectively, representing increases of 22% and 12%, respectively, from the comparable prior periods. Operating profit was $56.9 million in the first nine months of 1998 and $68.8 million in the year 1997, representing increases of 8% and 34%, respectively, from the comparable prior periods.

PERFORMANCE PRODUCTS
SEGMENT......................     The GenTek Business performance products
                                  segment provides a broad range of value-added products and services to four principal markets: Pharmaceutical and Personal Care,
                                  Environmental, Technology and Chemical
                                  Processing. Its principal products include antiperspirant and antacid active ingredients, water treatment chemicals, specialty agrichemicals, advanced lithographic printing plates and related pressroom chemicals, ultra-high-purity electronic chemicals, and a range of chemical intermediates used in photographic, pulp and paper and other applications. The GenTek Business also provides "closed loop" sulfuric acid regeneration services, which significantly reduce the waste streams generated by certain refineries and chemical plants.

MANUFACTURING SEGMENT........     The GenTek Business' manufacturing segment
                                  specializes in the manufacture of stamped and machined rocker arms, roller rocker arms, roller followers and other precision, highly-engineered metal components for the automotive and industrial markets. GenTek Business' principal customers of these products are DaimlerChrysler, Ford and General Motors. The manufacturing segment also produces fluid-handling equipment for the automotive service market and for industrial applications.

                                  The manufacturing segment is currently
                                  undergoing a significant expansion to
                                  accommodate new business awarded by U.S. auto manufacturers, as well as pursuing business in markets outside the United States.

                                  General Chemical Group has entered into an agreement and launched a tender offer for the acquisition of Defiance, Inc. ("Defiance"), a manufacturer of bearings for the transportation industry and a provider of vehicle testing services, tooling design and pre-production dies and components primarily for the automotive industry. This acquisition will increase the range of products and services provided by the manufacturing segment and provide for a more complete product offering of valve-train-related components for the automotive industry.

COMPETITIVE STRENGTHS........     The GenTek Business has built a strong
                                  customer base and enjoys a significant market share for a majority of its product lines in both its performance products and manufacturing segments. Its management believes that its strong market positions result from its competitive strengths:

                                  - High-quality, value-added products and
                                    customer service;
                                  - Technological, marketing and distribution
                                    expertise;
                                  - Low-cost manufacturing; and
                                  - Experience and commitment of its management.

STRATEGY.....................     The strategy of the GenTek Business is to
                                  build upon its strengths and create additional shareholder value through the following initiatives:

                                  - Pursue value-enhancing acquisitions and
                                    investments to generate incremental cash flow;

                                  - Capitalize on favorable trends in existing
                                    markets where legislation, consumer
                                    preferences and increased outsourcing of chemical manufacturing are expected to result in growth opportunities for the GenTek Business;

                                  - Enhance competitive position by expanding
                                    and diversifying product offerings in both existing and new markets; and

                                  - Continue to improve operating efficiency
                                    through capital expenditures to enhance
                                    productivity and reduce energy, raw material and labor costs.

     SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA FOR THE GENTEK BUSINESS


         The following summary historical and pro forma financial data of the GenTek Business highlights selected information for your benefit. The following information is only a summary, and you should read it in conjunction with more detailed information about the GenTek Business appearing in the rest of this document, including the "Special Factors" section beginning on page ___ and the GenTek Business Combined Financial Statements and notes thereto included in the "F-pages" of this Information Statement. For a description of the basis of presentation of the historical financial data of the GenTek Business, see note 1 to the GenTek Business Combined Financial Statements.

         Because the GenTek Business did not actually operate as a separate, stand-alone company during the periods depicted, it may have recorded different results had it been operated independently of the Industrial Chemicals Business. Therefore, the financial information presented below is not necessarily indicative of the results of operations or financial position that would have resulted if the GenTek Business had been a separate, stand-alone company during the periods shown, or of its future performance as a separate, stand-alone company. Results for interim periods are not necessarily indicative of full fiscal year results. Per share data for net income has not been presented because the GenTek Business was operated through General Chemical Group for the periods presented.

         The pro forma balance sheet data have been prepared on the basis that the Spinoff and all related transactions, including the initial borrowings under GenTek's new financing facility, had occurred at September 30, 1998. The pro forma statement of operations data for the year ended December 31, 1997 and the nine-month period ended September 30, 1998 have been prepared on the basis that the Spinoff and all related transactions had occurred as of January 1, 1997. This pro forma financial information does not purport to represent what the financial position or results of operations of the GenTek Business would actually have been, had the Spinoff and all related transactions in fact occurred on such date, or as of the beginning of such periods or to be indicative of the financial position or results of operations for the GenTek Business for any future date or period.

                               THE GENTEK BUSINESS
                             SUMMARY FINANCIAL DATA


                                                                      YEARS ENDED DECEMBER 31,
                                       -----------------------------------------------------------------------------------
                                                                                                                PRO FORMA
                                          1993         1994            1995            1996            1997        1997
                                       ---------    -----------     -----------     -----------     ---------   ---------
                                                                      (DOLLARS IN THOUSANDS)

STATEMENT OF OPERATIONS:
Net revenues .......................   $ 262,602    $ 275,767       $ 290,185       $ 330,120       $ 368,516   $ 368,516
Cost of sales ......................     182,793      186,651         205,363         229,237         251,912     251,912
Gross profit .......................      79,809       89,116          84,822         100,883         116,604     116,604
Selling, general and
   administrative expense ..........      41,503       51,835(7)       40,121          49,591(6)       47,793      49,793
Operating profit ...................      38,306       37,281          44,701          51,292          68,811      66,811
Interest Income ....................       1,463        1,578           1,922           1,404           1,475       1,475
Foreign currency transaction
   (gains) losses ..................         899        2,110            (699)            (83)            442         442
   Other (income) expense ..........        (237)         487             423             263             169         169

Income before interest,
   income taxes and extra
   ordinary item ...................      39,107       36,262          46,899          52,516(6)       69,675      67,675
   Interest expense (2) ............      20,607       20,813          12,927          10,747           8,855      14,050
Income before income taxes
   and extraordinary item ..........      18,500       15,449(7)       33,972          41,769(6)       60,820      53,625
Income tax provision ...............       7,660        6,913          33,836(1)       19,441          26,769      23,923
Income before
   extraordinary item ..............      10,840        8,536(7)          136(1)       22,328(6)       34,051      29,702
Net income (3) .....................   $   9,777    $   4,352(7)    $     136(1)    $  22,328(6)    $  34,051   $  29,702
                                       =========    =========       =========       =========       =========   =========
OTHER DATA:

Capital expenditures ...............   $  16,109    $  21,538       $  24,842       $  19,231       $  26,203   $  26,203
Depreciation and
   amortization (4) ................      11,525       11,922          12,506          13,653          15,829      16,472

BALANCE SHEET DATA (AT END OF
   PERIOD):

Cash, cash equivalents and
   short-term investments ..........   $   4,278    $   4,686       $   3,556       $  16,576       $  12,075         N/A

Total assets .......................     168,972      198,269         206,419         211,483         293,809         N/A
Long-term debt (5) .................       2,352       16,750          13,995              --              --         N/A
   Total divisional equity (deficit)     (18,342)      (7,641)         (7,651)         21,583          73,143         N/A


                                                 NINE MONTHS ENDED
                                                    SEPTEMBER 30,
                                       ----------------------------------
                                                                PRO FORMA
                                          1997         1998        1998
                                       ---------    ---------   ---------


STATEMENT OF OPERATIONS:
Net revenues .......................   $ 271,669    $ 331,452   $ 331,452
Cost of sales ......................     184,401      234,935     234,935
Gross profit .......................      87,268       96,517      96,517
Selling, general and
   administrative expense ..........      34,496       39,649      41,149
Operating profit ...................      52,772       56,868      55,368
Interest Income ....................       1,136          678         678
Foreign currency transaction
   (gains) losses ..................         340          397         397
   Other (income) expense ..........         (86)          10          10

Income before interest,
   income taxes and extra
   ordinary item ...................      53,654       57,139      55,639
   Interest expense (2) ............       6,575       10,186      10,537
Income before income taxes
   and extraordinary item ..........      47,079       46,953      45,102
Income tax provision ...............      20,936       19,280      18,548
Income before
   extraordinary item ..............      26,143       27,673      26,554
Net income (3) .....................   $  26,143    $  25,623   $  24,504
                                       =========    =========   =========
OTHER DATA:

Capital expenditures ...............   $  17,397    $  22,185   $  22,185
Depreciation and
   amortization (4) ................      11,507       16,037      16,037

BALANCE SHEET DATA (AT END OF
   PERIOD):

Cash, cash equivalents and
   short-term investments ..........   $   8,435    $   5,326   $  29,356

Total assets .......................     285,293      406,659     432,689
Long-term debt (5) .................          --        6,544     195,000
   Total divisional equity (deficit)      54,053      172,755       8,529

--------------------

(1) The financial statements reflect a nonrecurring charge to income tax expense of $17.1 million for all years prior to 1995 related to Internal Revenue Service examinations. See Note 3 of Notes to the GenTek Business Combined Financial Statements.

(2)   Includes allocated interest expense from General Chemical Group.

(3) During 1993, 1994 and the nine months ended September 30, 1998 the GenTek Business recorded extraordinary losses of $1.1 million, $4.2 million and $2.1 million, respectively, related to the early retirement of certain outstanding indebtedness.

(4) Consolidated depreciation and amortization excluding amortization of deferred financing costs.

(5)   Includes the current portion of long-term debt.

(6) Includes an allocated one-time charge of $6.8 million ($4.1 million after tax) due primarily to awards made under a restricted unit plan, which replaced certain prior equity programs.

(7) Includes a one-time charge of $9.0 million ($5.4 million after tax) due to litigation related to an incident at one of the GenTek Business' manufacturing facilities.

                           FORWARD-LOOKING STATEMENTS


         This Information Statement includes forward-looking statements and information that are based on the beliefs, plans, expectations and assumptions of General Chemical Group and GenTek and on information currently available to these entities. The words "may," "should," "expect," "anticipate," "intend," "plan," "continue," "believe," "seek," "estimate" and similar expressions used in this Information Statement are intended to identify forward-looking statements. The forward-looking statements in this Information Statement involve certain risks, uncertainties and assumptions. Many of these factors are beyond the ability of General Chemical Group or GenTek to control or predict. As a result, the future actions, financial condition, results of operations and stock price of GenTek could differ materially from those expressed in any forward-looking statements.

         The following factors, among others, in some cases have affected and in the future could affect the actions, financial condition, results of operations and stock price of the GenTek Business: (i) the degree of leverage of GenTek and the financial and operating restrictions imposed by its debt facilities; (ii) the cyclicality of the chemical and manufacturing industries, together with the highly competitive nature of these industries; (iii) discovery of any additional or unknown environmental contamination at the company's facilities, possible modification of existing laws and regulations relating to the protection of human health and the environment, and the adoption of new laws and regulations in the future; (iv) GenTek's ability to identify suitable acquisitions, complete such acquisitions on reasonable prices and terms, and successfully integrate any acquired businesses into the company's operations; (v) increases in the cost of energy or raw materials used in the manufacture of the GenTek Business' products; (vi) susceptibility of the GenTek Business' to general economic conditions; and (vii) GenTek's ability to assess, mitigate and remediate the potential impact of the "Year 2000" problem. See also the factors described under the section "Special Factors" beginning on page ___.

         GenTek does not intend to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to General Chemical Group or GenTek, or persons acting on behalf of any of them, are expressly qualified in their entirety by these cautionary statements.

                                   THE SPINOFF


REASONS FOR THE SPINOFF

         The Board of Directors of General Chemical Group has determined that the Spinoff is in the best interest of shareholders of General Chemical Group. General Chemical Group believes shareholders can better maximize the value of their investments if the GenTek and Industrial Chemicals Businesses are separated.

         The GenTek and Industrial Chemicals Businesses are developing increasingly different strategies to address divergent trends in their respective industries. The GenTek Business, which consists of the performance products and manufacturing segments of General Chemical Group, will focus on increasing shareholder value through a combination of value-enhancing acquisitions and internal growth. The Industrial Chemicals Business, which is a leading North American producer of soda ash and calcium chloride, will attempt to increase its profitability by improving its operating efficiency and capitalizing on the expected recovery in the Asian and Latin American economies, while also seeking selective strategic acquisitions and joint ventures to complement its existing businesses. As independent organizations, each company will be able to pursue more effectively its own strategy and the opportunities suitable for its own business. See "The GenTek Business--Strategy" and "New General Chemical Group: The Industrial Chemicals Business--Strategy."

         The Spinoff will enable each company to access the capital markets independently, without the capital resource allocation issues present within the combined General Chemical Group. In addition, such direct access will provide each company with its own stock-based acquisition currency to finance expansion and growth opportunities. The Spinoff will permit investors to make investment decisions based on the operations and financial results of the individual companies that will be separately and more accurately evaluated by the financial markets.

         The Spinoff will also enable management of each company to concentrate its attention and financial resources on the execution of a targeted strategic plan. The management team of the GenTek Business will have the flexibility to pursue a value-enhancing acquisition program, while the management of the Industrial Chemicals Business will be able to focus on improving operating efficiency as well as seeking selective strategic acquisitions and joint ventures to complement its existing businesses. The Spinoff will also permit each company to offer management incentives more directly tied to the performance of its business; each of GenTek and New GCG can develop employee compensation and benefit programs more appropriate to its individual operations, including stock-based and other incentive programs that reward its management and employees based on the success of its own operations.

         Accordingly, General Chemical Group has concluded that the long-term interests of both businesses are best served through the creation of two separate, independent and focused corporations: GenTek focused on value-enhancing acquisitions and its performance products and manufacturing segments and New GCG focused on soda ash, calcium chloride and other industrial chemicals.

MANNER OF EFFECTING THE SPINOFF

         General Chemical Group will effect the Spinoff by delivering all of the outstanding shares of GenTek Common Stock to the Distribution Agent for distribution to the holders of record of Common Stock of General Chemical Group as of the close of business on the Record Date of __________, 1999. The distribution of GenTek Common Stock will be made on the basis of a distribution ratio of one share of GenTek Common Stock for each share of Common Stock of General Chemical Group held as of the close of business on the Record Date. Similarly, one share of GenTek Class B Common Stock will be distributed in the Spinoff for each share of Class B Common Stock of General Chemical Group owned on the Record Date. The actual total number of shares of GenTek Common Stock and Class B Common Stock to be distributed will depend on the number of shares of Common Stock and Class B Common Stock of General Chemical Group outstanding as of the Record Date. The Distribution Agent will credit the brokerage accounts of General Chemical Group shareholders or will mail GenTek Common Stock certificates to General Chemical Group shareholders on or about __________, 1999 (the "Spinoff Date"). The shares of GenTek Common Stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights.

         No holder of Common Stock of General Chemical Group will be required to pay any cash or other consideration for shares of GenTek Common Stock received in the Spinoff or to surrender or exchange shares of General Chemical Group Common Stock. On and after the Spinoff Date, certificates for shares of Common Stock of General Chemical Group will represent the same shares of New GCG. You will not receive new stock certificates for Common Stock of New GCG as a result of the Spinoff.

         Prior to the Spinoff, General Chemical Group will engage in a series of internal restructuring transactions (the "Reorganization") to separate the GenTek Business from the Industrial Chemicals Business. As a result, at the time of the Spinoff, GenTek will hold, through its wholly owned subsidiary, General Chemical Corporation, all the assets and liabilities related to the GenTek Business, and New GCG will hold, through its wholly owned subsidiary, General Chemical Industrial Products Inc., all the assets and liabilities related to the Industrial Chemicals Business. GenTek and General Chemical Group will enter into various agreements to govern their relationship after the Spinoff, including making available to each other certain services, records and personnel. They will also provide for separation between GenTek and New GCG of assets, liabilities and responsibilities with respect to employee benefits and compensation, taxes and for certain other matters. See "Arrangements Between GenTek and New GCG Relating to the Spinoff."

FINANCING FACILITIES

         To reflect the independent status of GenTek and New GCG after the Spinoff, each company will have its own separate financing facilities. The proceeds of these facilities will be used in part to repay General Chemical Group's existing borrowings from third parties. General Chemical Group is currently discussing the terms of these financing facilities with banks and other financial institutions and expects that these facilities will be in place on or about the Spinoff Date.

         At this time, management expects that GenTek will have financing facilities (collectively, the "GenTek Financing Facility") of about $535 million and believes that approximately $195 million (or, if the Defiance acquisition is consummated, approximately $235 million) would be funded on or about the Spinoff Date. It is expected that approximately $300 million would be available for borrowings after the Spinoff and the consummation of the Defiance acquisition.

         At this time, General Chemical Group expects that, after the Spinoff, New GCG will have financing facilities (collectively, the "Industrial Financing Facility") of about $205 million, of which approximately $165 million would be funded on or about the Spinoff Date and approximately $40 million would be available for future borrowings.

         General Chemical Group has had ongoing discussions with a number of banks and other financial institutions regarding the capital structure of GenTek and New GCG and is continuing to explore financing alternatives to arrive at the most advantageous debt financing structures for GenTek and New GCG. In addition, the amount and terms of these companies' indebtedness after the Spinoff will depend on a number of factors that are beyond the control of General Chemical Group, including market conditions -- which have been volatile -- for debt financing at the time of the Spinoff. As a result, no predictions can be made about the terms of the financing facilities that GenTek or New GCG will ultimately obtain.

CONDITIONS TO THE SPINOFF

         The Spinoff is subject to a number of conditions, including (i) the receipt of a favorable private letter ruling of the IRS concerning the tax-free nature of the Spinoff, (ii) appropriate equity and debt market conditions for the Spinoff, (iii) various regulatory approvals, (iv) closings under the new financing facilities for each of GenTek and New GCG, and the application of a portion of their proceeds to repay debt of General Chemical Group, (v) receipt by General Chemical Group's Board of Directors of an independent appraisal confirming that General Chemical Group's surplus is sufficient to permit the dividend of GenTek shares without violating Section 170 of the Delaware General Corporation Law, and (vi) approval by the Board of Directors of General Chemical Group of the final terms of the Spinoff, including the formal declaration of a dividend to General Chemical Group's shareholders and other specific actions necessary to the Spinoff.

         The significant pending regulatory approvals include the receipt of the private letter ruling from the IRS and the Securities and Exchange Commission's (the "SEC") declaration of the effectiveness of the Registration Statement on Form 10 (the "Form 10") filed under the Securities Exchange Act of 1934 (the "Exchange Act") to register the Common Stock of GenTek. The Board of Directors of General Chemical Group does not intend to waive these conditions.

         The Board of Directors of General Chemical Group may amend, modify or abandon the Spinoff at any time prior to the Spinoff Date.

         See also "Arrangements Between GenTek and New GCG Relating to the Spinoff."

EFFECT OF THE SPINOFF

         Following the Spinoff, which will be effective at 5:00 p.m. EST on the Spinoff Date, GenTek and New GCG will be separate public companies: GenTek will operate the performance products and manufacturing segments of General Chemical Group; and New GCG will operate the Industrial Chemicals Business.

         The number and identity of shareholders of GenTek immediately after the Spinoff generally will be the same as the number and identity of shareholders of General Chemical Group on the Record Date. Immediately after the Spinoff, GenTek expects to have approximately ___ holders of record of GenTek Common Stock and approximately ___ shares of GenTek Common Stock outstanding, based on the one-to-one distribution ratio of the Spinoff and the number of record shareholders and issued and outstanding shares of Common Stock of General Chemical Group as of the close of business on ______, 1999. The actual number of shares of GenTek Common Stock to be distributed will be determined as of the Record Date. In addition, a total of 9,758,421 shares of GenTek Class B Common Stock will be distributed to holders of Class B Common Stock of General Chemical Group (based on the current number of outstanding shares of Class B Common Stock of General Chemical Group).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a discussion of certain Federal income tax consequences of the Spinoff and the Reorganization and does not purport to be a complete analysis or description of all potential tax effects of these transactions. The discussion assumes that holders of Common Stock of General Chemical Group will hold their Common Stock as a capital asset as of the effective date of the Spinoff. The discussion does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to taxpayers subject to special treatment under the Federal income tax laws (for example, insurance companies, financial institutions, broker-dealers, tax-exempt organizations, foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States), and does not address any aspects of state, local or foreign tax law.

         The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the U.S. Treasury Regulations thereunder, and administrative rulings and judicial decisions in effect as of the date of this Registration Statement. Subsequent legislative, administrative or judicial changes or interpretations could affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively. Each stockholder of General Chemical Group is urged to consult his or her own tax advisor as to the Federal, state, local and foreign tax consequences of the transactions.

         General Chemical Group will not effect the Spinoff and the Reorganization unless General Chemical Group receives a private letter ruling from the IRS to the effect that the Spinoff and the Reorganization generally will be tax-free to General Chemical Group and its shareholders. The private letter ruling, which will be dependent upon the accuracy of certain representations made by General Chemical Group, will provide that, among other things, for Federal income tax purposes:

         (i) No gain or loss will be recognized by General Chemical Group as a result of the Spinoff and the Reorganization except for gain attributable to certain intercompany transactions.

         (ii) No gain or loss will be recognized by the shareholders of General Chemical Group as a result of the Spinoff and the Reorganization.

         (iii) Each General Chemical Group shareholder's tax basis in the General Chemical Group Common Stock he or she holds immediately prior to the Spinoff will be allocated between such

      General Chemical Group Common Stock and the GenTek Common Stock that the shareholder receives in the Spinoff in proportion to the respective fair market values of each.

         (iv) Each General Chemical Group shareholder's holding period in the GenTek Common Stock that the stockholder receives in the Spinoff will include the period he or she held the General Chemical Group Common Stock.

General Chemical Group will provide appropriate information to enable General Chemical Group's stockholders to allocate their tax basis in their General Chemical Group shares between their New GCG Common Stock and GenTek Common Stock.

      U.S. Treasury Regulations require each General Chemical Group shareholder who receives GenTek Common Stock in the Spinoff to attach to his or her Federal income tax return for the year in which the Spinoff occurs a detailed statement setting forth such information as may be appropriate in order to show the applicability of section 355 of the Code to the Spinoff. General Chemical Group will provide the appropriate information to General Chemical Group's stockholders after the Spinoff.

LISTING AND TRADING OF GENTEK AND NEW GCG COMMON STOCK

      GENERAL

      The Common Stock of GenTek is expected to be approved for listing (subject to notice of issuance) on the New York Stock Exchange (the "NYSE") under the symbol ____. After the Spinoff, the Common Stock of New GCG will continue to be listed on the NYSE under the symbol "GCG".

      Since General Chemical Group is separating itself into two public companies through the Spinoff, the trading price of New GCG Common Stock should reflect only the Industrial Chemicals Business and will initially be lower than the trading price of Common Stock of General Chemical Group prior to the Spinoff. In addition, there is currently no public trading market for GenTek Common Stock. There can be no predictions, estimates or assurances about the trading price for Common Stock of GenTek or of New GCG after the Spinoff. The combined trading prices of GenTek Common Stock and New GCG Common Stock may never equal or exceed the trading price of Common Stock of General Chemical Group prior to the Spinoff. In addition, until GenTek Common Stock is fully distributed, an orderly trading market develops and the market has fully evaluated the separate operations of GenTek and New GCG, the trading prices of their Common Stock may fluctuate significantly. The prices at which GenTek Common Stock and New GCG Common Stock trade will be determined by the market and may be influenced by many factors, including, among others, the depth and liquidity of the market for such Common Stock, investor perception of the GenTek Business or the Industrial Chemicals Business (as the case may be), the financial results of GenTek or New GCG (as the case may be), the dividend policies of the companies, sales of substantial amounts of GenTek Common Stock or New GCG Common Stock (or the perception that such sales could occur) and general economic and market conditions.

      LISTING AND TRADING BETWEEN RECORD DATE AND SPINOFF DATE

      A when-issued trading market for GenTek Common Stock is expected to develop on or about the Record Date and continue through the Spinoff Date. The term "when-issued" means that shares are traded prior to the time certificates are actually available or issued. Prices at which the GenTek Common Stock may trade on a when-issued basis or after the time certificates are actually available or issued cannot be predicted. During the period when GenTek Common Stock is subject to when-issued trading, its symbol on the NYSE will be "____". Even though when-issued trading may develop, none of these trades would settle prior to the Spinoff Date, and if the Spinoff does not occur, all when-issued trading will be null and void.

      General Chemical Group Common Stock will continue to trade on a regular basis and may also trade on a when-issued basis, reflecting an assumed post-Spinoff value for New GCG Common Stock. When-issued trading in New GCG Common Stock, if available, could last from on or about the Record Date through the Spinoff Date. If when-issued trading in New GCG Common Stock is available, General Chemical Group shareholders may trade their existing Common Stock prior to the Spinoff Date in either the when-issued market or in the regular market for Common Stock of General Chemical Group. If a shareholder trades in the when-issued market, he will have no obligation to transfer to a purchaser of Common Stock of General Chemical Group those shares of GenTek Common Stock that such shareholder receives in the Spinoff. If a shareholder trades in the regular market, the shares of General Chemical Group Common Stock traded will be accompanied by "due bills", which are instruments evidencing the obligation of the transferor of those shares to deliver the GenTek Common Stock to be distributed in the Spinoff with respect to the shares being traded.

      If a when-issued market for Common Stock of General Chemical Group develops, an additional listing for such Common Stock, identifiable by the trading symbol "GCGwi", will appear on the NYSE. Differences may exist during this period between the price of Common Stock of General Chemical Group and the combined value of when-issued GenTek Common Stock plus New GCG Common Stock. Until the market has fully analyzed the operations of New GCG after the Spinoff (i.e., without the operations of GenTek), the prices at which Common Stock of New GCG trades may fluctuate significantly.

      General Chemical Group understands that if when-issued trading in its Common Stock is not available, the NYSE will require that shares of Common Stock of General Chemical Group that are sold or purchased during the period from the Record Date through the Spinoff Date be accompanied by due bills, and that during such period neither Common Stock of General Chemical Group nor the due bills may be purchased or sold separately.

      AFFILIATES

      Shares of GenTek Common Stock issued in the Spinoff will be freely transferable, except for securities received by persons who may be deemed to be affiliates of GenTek under the Securities Act of 1933 (the "Securities Act"). Persons who may be deemed to be affiliates of GenTek after the Spinoff generally include individuals or entities that control, are controlled by, or are under common control with GenTek and will include certain directors and executive officers of GenTek. Persons who are affiliates of GenTek generally will be permitted to sell their shares of GenTek Common Stock received in the Spinoff only pursuant to Rule 144 under the Securities Act. As a result, GenTek Common Stock received by GenTek affiliates pursuant to the Spinoff may be sold if certain provisions of Rule 144 under the Securities Act are complied with (e.g., the amount sold within a three-month period does not exceed the greater of one percent of the outstanding GenTek Common Stock or the average weekly trading volume for GenTek Common Stock during the preceding four week period, and the securities are sold in "broker's transactions" and in compliance with certain notice provisions under Rule 144).

REASONS FOR FURNISHING THIS DOCUMENT

      This Information Statement is being furnished solely to provide information to shareholders of General Chemical Group who will receive shares of GenTek Common Stock in the Spinoff. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of General Chemical Group, GenTek or New GCG. The information contained in this Information Statement is believed to be accurate as of the date set forth on its cover. Changes may occur after that date, and General Chemical Group, GenTek and New GCG will not update the information except in the normal course of their respective public disclosures.

                            CAPITALIZATION OF GENTEK


      The following table sets forth, as of September 30, 1998, the historical capitalization of the GenTek Business, and such capitalization on a pro forma basis to reflect the Spinoff and related transactions, including the initial borrowings under the GenTek Financing Facility and the application of a portion of the proceeds of such borrowings to repay General Chemical Group's existing borrowings from third parties. This table should be read in conjunction with the GenTek Business Pro Forma Combined Financial Statements, and the GenTek Business Combined Financial Statements and the notes thereto included in the "F-pages" of this Information Statement. The as adjusted information set forth below does not necessarily reflect what the capitalization of the GenTek Business would have been if the GenTek Business had been a separate, stand-alone company at September 30, 1998, or what its capitalization will be in the future.

                                                       AT SEPTEMBER 30, 1998
                                                   -----------------------------
                                                    HISTORICAL   AS ADJUSTED (1)
                                                   ------------  ---------------
                                                          (IN THOUSANDS)

Current Maturities of Long-Term Debt .........      $      --       $      --
                                                    ---------       ---------
Long-Term Debt ...............................          6,544         195,000(2)
                                                    ---------       ---------
Divisional Net Equity ........................        172,755              --
Stockholders' Equity
    Common Stock .............................             --             207
    Additional Paid-in Capital ...............             --            (878)
    Retained Earnings ........................             --              --
                                                    ---------       ---------
        Total Stockholders' Equity ...........        172,755            (671)
                                                    ---------       ---------
          Total Capitalization ...............      $ 179,299       $ 194,329
                                                    =========       =========


---------------
(1)  Adjusted to give effect to the Spinoff and related transactions.
(2) Excludes incurrence of indebtedness for the financing of the acquisition of Defiance.

                                GENTEK BUSINESS:
                             SELECTED FINANCIAL DATA

         The following selected financial data of the GenTek Business have been derived from and should be read in conjunction with the GenTek Business Management's Discussion and Analysis of Financial Condition and Results of Operations and the GenTek Business Combined Financial Statements and notes thereto included in the "F-pages" of this Information Statement. For a description of the basis of presentation of the historical financial data of the GenTek Business, see note 1 to such Combined Financial Statements.

         The statement of operations data set forth below for each of the three years in the period ended December 31, 1997 and the balance sheet data at December 31, 1997 and 1996 are derived from the audited GenTek Business Combined Financial Statements and notes thereto included in the "F-pages" of this Information Statement. The statement of operations data for the nine-month periods ended September 30, 1998 and 1997 and the balance sheet data at September 30, 1998 are derived from the GenTek Business' unaudited financial statements included in the "F-pages" of this Information Statement. The balance sheet data at December 31, 1995 are derived from the audited combined balance sheet of the GenTek Business at December 31, 1995, which is not included in this Information Statement. The statement of operations data for the years ended December 31, 1994 and 1993 and the balance sheet data at December 31, 1994 and 1993 are derived from unaudited financial statements of the GenTek Business not included in this Information Statement. The GenTek Business Combined Financial Statements for the three years ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, and are included in the "F-pages" of this Information Statement.

         Because the GenTek Business did not actually operate as a separate, stand-alone business during the periods depicted, it may have recorded different results had it been operated independently of the Industrial Chemicals Business. Therefore, the financial information presented below is not necessarily indicative of the results of operations or financial position that would have resulted if the GenTek Business had been a separate, stand-alone business during the periods shown, or of its future performance as a separate, stand-alone business. Results for interim periods are not necessarily indicative of full year results. Per share data for net income has not been presented because the GenTek Business was operated through General Chemical Group for the periods presented.

                               THE GENTEK BUSINESS
                             SELECTED FINANCIAL DATA


                                                                                                                  NINE MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,                             SEPTEMBER 30,
                                       ---------------------------------------------------------------------   ---------------------
                                         1993         1994           1995           1996            1997        1997         1998
                                       ---------    ---------      ---------      ---------       ---------   ---------    ---------
                                                                          (DOLLARS IN THOUSANDS)

STATEMENT OF OPERATIONS:
   Net revenues ....................   $ 262,602    $ 275,767      $ 290,185      $ 330,120       $ 368,516   $ 271,669    $ 331,452
   Cost of sales ...................     182,793      186,651        205,363        229,237         251,912     184,401      234,935
   Gross profit ....................      79,809       89,116         84,822        100,883         116,604      87,268       96,517
   Selling, general and
       administrative expense ......      41,503       51,835(7)      40,121         49,591          47,793      34,496       39,649
   Operating profit ................      38,306       37,281         44,701         51,292          68,811      52,772       56,868
   Interest income .................       1,463        1,578          1,922          1,404           1,475       1,136          678
   Foreign currency transaction
     (gains) losses ................         899        2,110           (699)           (83)            442         340          397
   Other (income) expense ..........        (237)         487            423            263             169         (86)          10
   Income before interest,
     income taxes and extra- .......      39,107       36,262(7)      46,899         52,516(7)       69,675      53,654       57,139
     ordinary item
   Interest expense (2) ............      20,607       20,813         12,927         10,747           8,855       6,575       10,186
   Income before income taxes
     and extraordinary item ........      18,500       15,449(7)      33,972         41,769(7)       60,820      47,079       46,953
   Income tax provision ............       7,660        6,913         33,836(1)      19,441          26,769      20,936       19,280
   Income before extraordinary
     item ..........................      10,840        8,536(7)         136(1)      22,328(7)       34,051      26,143       27,673
   Net income (3) ..................   $   9,777    $   4,352(7)   $     136(1)   $  22,328(7)    $  34,051   $  26,143    $  25,623
                                       =========    =========      =========      =========       =========   =========    =========
OTHER DATA:
   Capital expenditures ............   $  16,109    $  21,538      $  24,842      $  19,231       $  26,203   $  17,397    $  22,185
   Depreciation and
     amortization (4) ..............      11,525       11,922         12,506         13,653          15,829      11,507       16,037
BALANCE SHEET DATA (AT END
     OF PERIOD):
   Cash, cash equivalents and
     short-term investments ........       4,278        4,686          3,556         16,576          12,075       8,435        5,326
   Total assets ....................     168,972      198,269        206,419        211,483         293,809     285,293      406,659
   Long-term debt (5) ..............       2,352       16,750         13,995             --              --          --        6,544
   Total divisional equity (deficit)     (18,342)      (7,641)        (7,651)        21,583          73,143      54,053      172,755

--------------------

(1) The financial statements reflect a nonrecurring charge to income tax expense of $17.1 million for all years prior to 1995 related to Internal Revenue Service examinations. See Note 3 of Notes to the GenTek Business Combined Financial Statements.

(2)   Includes allocated interest expense from the General Chemical Group.

(3) During 1993, 1994 and the nine months ended September 30, 1998, the GenTek Business recorded extraordinary losses of $1.1 million, $4.2 million and $2.1 million respectively, related to the early retirement of certain outstanding indebtedness.

(4) Consolidated depreciation and amortization excluding amortization of deferred financing costs.

(5)   Includes the current portion of long-term debt.

(6) Includes an allocated one-time charge of $6.8 million ($4.1 million after tax) due primarily to awards made under a restricted unit plan, which replaced certain prior equity programs.

(7) Includes a one-time charge of $9.0 million ($5.4 million after tax) due to litigation related to an incident at one of the GenTek Business' manufacturing facilities.

                                GENTEK BUSINESS:
                     PRO FORMA COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma combined balance sheet and statements of operations have been derived from the historical financial statements of the GenTek Business included elsewhere in this Information Statement. These statements should be read in conjunction with the GenTek Business: Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page ___ and the GenTek Business Combined Financial Statements included in the "F-pages" of this Information Statement.

         The pro forma combined balance sheet of the GenTek Business has been prepared assuming the Spinoff and all related transactions, including the initial borrowings under the GenTek Financing Facility and the application of a portion of the proceeds of such borrowings to repay certain indebtedness of General Chemical Group to third parties, had occurred at September 30, 1998. The pro forma combined statements of operations for the year ended December 31, 1997 and the nine-month period ended September 30, 1998 have been prepared assuming the Spinoff and all related transactions had occurred as of January 1, 1997.

         The pro forma adjustments, as described in the notes to the pro forma combined balance sheet and combined statements of operations, are based on currently available information and certain adjustments that the GenTek Business believes are reasonable. This pro forma financial information does not purport to represent what the financial position or results of operations of the GenTek Business would actually have been, had the Spinoff and all related transactions in fact occurred on such date, or as of the beginning of such periods or to be indicative of its financial position or results of operations for any future date or period.

                               THE GENTEK BUSINESS
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                                          SEPTEMBER 30, 1998
                                                              ----------------------------------------
                                                               HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                               ----------    -----------     ---------
                                                                            (IN THOUSANDS)
Current assets:
   Cash and cash equivalents ..............................   $   5,326(a)   $  13,030 (a)   $  18,356
   Receivables, net .......................................      66,383          --             66,383
   Inventories ............................................      38,083          --             38,083
   Deferred income taxes ..................................       6,792          --              6,792
   Other current assets ...................................       2,486          --              2,486
                                                              ---------      ---------       ---------
     Total current assets .................................     119,070         13,030         143,100
Property, plant and equipment, net ........................     202,568                        202,568
Other assets ..............................................      85,021          2,000 (a)      87,021
                                                              ---------      ---------       ---------
     Total assets .........................................   $ 406,659      $  15,030       $ 421,689
                                                              =========      =========       =========

Current liabilities:
   Accounts payable .......................................   $  35,365      $               $  35,365
   Accrued liabilities ....................................      45,873           --            48,873
   Income taxes payable ...................................       2,800           --             1,600
     Total current liabilities ............................      84,038           --            85,838
Long-term debt ............................................       6,544        188,456 (a)     195,000
Other liabilities .........................................     143,322           --           143,322
                                                              ---------      ---------       ---------
     Total liabilities ....................................     233,904        188,456         422,360
Divisional equity (deficit) ...............................     172,755       (173,426)(a)
                                                              ---------            671 (b)
                                                                             ---------
Common stock ..............................................        --              207 (b)         207
Additional paid-in capital ................................        --             (878)(b)        (878)
                                                              ---------      ---------       ---------
     Total liabilities and equity (deficit) ...............   $ 406,659      $  15,030       $ 421,689
                                                              =========      =========       =========


------------------

(a)      To record (i) the incurrence of an estimated $188.5 million of debt,
         (ii) the repayment of an estimated $173.4 million of existing indebtedness of General Chemical Group, and (iii) the payment of an estimated $2.0 million of fees to obtain new borrowings.

(b) To capitalize divisional equity into paid-in capital and give effect to the issuance of an estimated 20,700,000 shares of GenTek stock to be issued to the stockholders of General Chemical Group as a dividend in the Spinoff.

                               THE GENTEK BUSINESS
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                   NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                  ---------------------------------------
                                                  HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                  ----------    -----------     ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues ...................................   $331,452      $   --         $331,452
Cost of sales ..................................    234,935          --          234,935
Selling, general and administrative expense ....     39,649         1,500 (a)     41,149
                                                   --------      --------       --------
Operating profit ...............................     56,868        (1,500)        55,368
Interest expense ...............................     10,186           351 (b)     10,537
Interest income ................................        678          --              678
Foreign currency transaction losses ............        397          --              397
Other expense, net .............................         10          --               10
                                                   --------      --------       --------
Income before income taxes and extraordinary
   item ........................................     46,953        (1,851)        45,102
Income tax provision ...........................     19,280          (732)(c)     18,548
                                                   --------      --------       --------
Income before extraordinary item ...............     27,673        (1,119)        26,554
Extraordinary item - loss from extinguishment of
   debt (net of tax) ...........................      2,050                        2,050
                                                   --------      --------       --------
     Net income ................................   $ 25,623      $ (1,119)      $ 24,504
                                                   ========      ========       ========
Net income per share ...........................                                $   1.18(d)
                                                                                ========

------------------

(a) To record estimated incremental general and administrative expenses expected to be incurred as a result of the GenTek Business operating as a stand-alone entity.

(b) To record an increase in interest expense from the amounts allocated in the historical financial statements to reflect the estimated interest expense based on the incurrence of $195 million in debt at an assumed weighted average borrowing rate of 7% and to reflect the amortization of debt issuance cost associated with the new borrowings. A fluctuation of 0.125% in the assumed weighted average borrowing rate would change the pro forma interest expense by $183,000.

(c) To reflect the estimated tax effect of the above-mentioned pro forma adjustments.

(d) Pro forma earnings per share is computed on an estimated 20.7 million shares of GenTek Common Stock to be issued in the Spinoff.

                               THE GENTEK BUSINESS
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS


                                                   YEAR ENDED DECEMBER 31, 1997
                                              --------------------------------------
                                              HISTORICAL   ADJUSTMENTS     PRO FORMA
                                              ----------   -----------     ---------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues ...............................   $368,516      $   --         $368,516
Cost of sales ..............................    251,912          --          251,912
Selling, general and administrative  expense     47,793         2,000 (a)     49,793
                                               --------      --------       --------
Operating profit ...........................     68,811        (2,000)        66,811
Interest expense ...........................      8,855         5,195 (b)     14,050
Interest income ............................      1,475          --            1,475
Foreign currency transaction losses ........        442          --              442
Other expense, net .........................        169          --              169
                                               --------      --------       --------
Income before income taxes .................     60,820        (7,195)        53,625
Income tax provision .......................     26,769        (2,846)(c)     23,923
                                               --------      --------       --------
     Net income ............................   $ 34,051      $ (4,349)      $ 29,702
                                               ========      ========       ========

Net income per share .......................                                $   1.43(d)
                                                                            ========


------------------

(a) To record estimated incremental general and administrative expenses expected to be incurred as a result of the GenTek Business operating as a stand-alone entity.

(b) To record an increase in interest expense from the amounts allocated in the historical financial statements to reflect the estimated interest expense based on the incurrence of $188.5 million in debt at an assumed weighted average borrowing rate of 7% and to reflect the amortization of debt issuance cost associated with the new borrowings. A fluctuation of 0.125% in the assumed weighted average borrowing rate would change the pro forma interest expense by $244,000.

(c) To reflect the estimated tax effect of the above-mentioned pro forma adjustments.

(d) Pro forma earnings per share is computed on an estimated 20.7 million shares of GenTek Common Stock to be issued in the Spinoff.

                                GENTEK BUSINESS:
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

           The GenTek Business' performance products segment accounted for approximately 71% and 72% of GenTek Business' revenues in 1997 and in the first nine months of 1998, respectively. GenTek Business' manufacturing segment accounted for approximately 29% and 28% of GenTek Business' revenues in 1997 and in first nine months of 1998, respectively.

           Since 1997, the GenTek Business has made various strategic acquisitions:

           - It recently entered into an agreement and has launched a tender offer for the acquisition of Defiance in a transaction that values Defiance's equity at approximately $57 million. Defiance is a manufacturer of bearings for the transportation industry and a provider of vehicle testing services, tooling design and pre-production dies and components primarily for the automotive industry.

           - In April 1998, it acquired Reheis, Inc. ("Reheis"), a world-wide leader in the manufacture of the active chemical ingredients in antiperspirants and over-the-counter-antacids.

           -          In July 1997, it acquired Peridot Holdings Inc.
                      ("Peridot"), a leading manufacturer and supplier of sulfuric acid and water treatment chemicals for the industrial, pharmaceutical, water treatment, pulp and paper and electronics markets. Peridot has since been merged into a subsidiary of the GenTek Business.

           -          In February 1998, it acquired Sandco Automotive Ltd.
                      ("Sandco Automotive"), a Canadian manufacturer of stamped-automobile engine components, principally rocker arms and roller followers.

           These businesses, with combined annual revenues of nearly $200 million, have significantly expanded the GenTek Business' portfolio of assets. These acquisitions have been, and the Defiance acquisition is being, funded through existing cash and borrowings under General Chemical Group's credit facility.

RESULTS OF OPERATIONS

           The following table sets forth the statement of operations data of the GenTek Business for the three years ended December 31, 1997, 1996 and 1995, and the nine months ended September 30, 1998 and 1997, and the percentage of the net revenues of the GenTek Business for the relevant period presented.


                                                                                                           NINE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                                   SEPTEMBER 30,
                                        -------------------------------------------------------    --------------------------------
                                               1995                 1996             1997             1997             1998
                                               ----                 ----             ----             ----             ----
                                                                        (DOLLARS IN MILLIONS)
Net revenues .........................  $ 290.2     100%     $ 330.1     100%   $ 368.5   100%   $ 271.7    100%   $ 331.4   100%
Cost of sales ........................    205.4      71        229.2      69      251.9    68      184.4     68      234.9    71
                                        -------     ---      -------     ---    -------   ---    -------    ---    -------   ---
Gross profit .........................     84.8      29        100.9      31      116.6    32       87.3     32       96.5    29
Selling, general and
   administrative expense ............     40.1      14         49.6(2)   15       47.8    13       34.5     13       39.6    12
                                        -------     ---      -------     ---    -------   ---    -------    ---    -------   ---
Operating profit .....................     44.7      15         51.3      16       68.8    19       52.8     19       56.9    17
Interest expense .....................     12.9       4         10.7       3        8.9     2        6.6      2       10.2     3
Interest income ......................      1.9      --          1.4      --        1.5    --        1.1     --         .7    --
Foreign currency transaction
   (gains)/losses.....................      (.7)     --          (.1)     --         .4    --         .3     --         .4    --
Other expense, net ...................       .4      --           .3      --         .3    --        (.1)    --               --
                                        -------     ---      -------     ---    -------   ---    -------    ---    -------   ---
Income before income taxes
   and extraordinary item ............     34.0      12         41.8      13       60.8    16       47.0     17       46.9    14
Income tax provision .................     33.9(1)   12         19.4       6       26.8     7       20.9      8       19.3     6
                                        -------     ---      -------     ---    -------   ---    -------    ---    -------   ---
Income before extraordinary
   item...............................       .1      --         22.3       7       34.0     9       26.1      9       27.6     8
Extraordinary item - loss from
   extinguishment of debt
   (net of tax) ......................       --      --           --      --         --    --         --     --        2.0    --
                                        -------     ---      -------     ---    -------   ---    -------    ---    -------   ---
Net income ...........................  $    .1      --%     $  22.3       7%   $  34.0     9%   $  26.1      9%   $  25.6     8%
                                        =======     ===      =======     ===    =======   ===    =======    ===    =======   ===


--------------------
Note:  Numbers may not add up due to rounding

(1) Includes nonrecurring charge to income tax expense of $17.1 million for all years prior to 1995 related to IRS examinations. See note 3 to the Consolidated Financial Statements.
(2) Includes a one-time charge of $6.8 million ($4.1 million after-tax) due primarily to awards made under a restricted unit plan, which replaced certain prior equity programs.


NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED WITH NINE MONTHS ENDED
      SEPTEMBER 30, 1997

           Net revenues for the nine month period ended September 30, 1998 increased 22% to $331.4 million from $271.7 million for the same period in 1997. This increase was due to higher sales in both the performance products and manufacturing segments. The increase in the manufacturing segment primarily reflects higher volumes. The increase in the performance products segment was due primarily to revenues from Reheis, which was acquired on April 1, 1998, and revenues from Peridot, which was acquired on July 1, 1997.

           Gross profit for the nine month period ended September 30, 1998 increased by 11% to $96.5 million from $87.3 million for the same period in 1997. This increase was primarily related to acquisition-related sales increases and higher manufacturing segment sales.

           Gross profit as a percentage of sales for the nine months ended September 30, 1998 decreased to 29% from 32% for the same period in 1997. This decrease was primarily due to product mix changes and the unfavorable economic climate in Asia.

           Selling, general and administrative expense increased by $5.1 million for the nine-month period ended September 30, 1998 in comparison with the same period in 1997. This increase was due primarily to the acquisitions of Reheis and Peridot.

           Interest expense for the nine month period ended September 30, 1998 was $10.2 million, which was $3.6 million higher than the prior year level as a result of higher outstanding debt balances.

           Net income was $25.6 million for the nine month period ended September 30, 1998 versus $26.1 million for the prior year level. This decrease was due to the foregoing reasons as well as the recording in the second quarter of a $2.0 million extraordinary item related to the early extinguishment of debt recorded during the second quarter of 1998.

      1997 COMPARED WITH 1996

           Net revenues were $368.5 million for 1997 compared with $330.1 million for 1996, representing an increase of 12%. This increase was principally due to higher sales of the performance products segment as the result of the acquisition of Peridot on July 1, 1997, as well as higher manufacturing segment sales due to increased volume and product mix improvements toward higher-value-added automotive engine components.

           Gross profit of $116.6 million for 1997 was $15.7 million, or 16% higher than the prior year level, principally due to the above-mentioned higher sales levels. Gross profit as a percentage of sales was 32%, essentially at the prior year level.

           Selling, general and administrative expense as a percentage of net revenues decreased from 15% in 1996 to 13% in 1997. This decrease was principally due to the recording of a one-time charge in 1996 of $6.8 million related primarily to a new General Chemical Group restricted unit plan which replaced certain prior equity programs.

           The $1.8 million decrease in interest expense for 1997 compared with 1996 was primarily due to lower outstanding debt balances during the first six months of 1997.

           Net income for 1997 was $34.0 million versus $22.3 million for 1996. This increase in net income was driven by the foregoing factors.

      1996 COMPARED WITH 1995

           Net revenues for 1996 were $330.1 million, which was $39.9 million or 14% higher than the 1995 level. Sales of the performance products segment increased due to higher volumes across all product lines. Manufacturing segment sales were higher as a result of volume and product mix improvements towards higher-value-added automotive engine parts.

           Gross profit increased 19% to $100.9 million for 1996 compared with $84.8 million for 1995. Gross profit as a percentage of sales increased to 31% in 1996, an increase of 2% from 1995, primarily due to higher volumes.

           Selling, general and administrative expense as a percentage of net revenues increased from 14% in 1995 to 15% in 1996. This increase was principally due to the recording of a one-time charge in 1996 of $6.8 million related primarily to a new General Chemical Group restricted unit plan which replaced certain prior equity programs.

           The $2.2 million decrease in interest expense for 1996 compared with 1995 was primarily due to lower outstanding debt balances.

           The foreign currency transaction gain for 1996 was $0.1 million compared with a $0.7 million gain in 1995, principally due to the impact of exchange rate fluctuations on a $52.0 million U.S. dollar denominated loan of General Chemical Group which was allocated to the GenTek Business. The impact of these foreign currency transaction gains was non-cash.

           Net income for 1996 was $22.3 million versus $0.1 million for 1995, reflecting the foregoing factors and a nonrecurring charge to income tax expense of $17.1 million recorded in 1995.

LIQUIDITY AND CAPITAL RESOURCES

           Cash and cash equivalents were $5.3 million at September 30, 1998 as compared with $12.1 million at December 31, 1997. During the first nine months of 1998, the GenTek Business generated cash flow from operating activities of $26.1 million, made capital expenditures of $22.2 million and received $74.0 million from its parent, which was used primarily to finance acquisitions.

           Cash and cash equivalents were $12.1 million at December 31, 1997 compared with $16.6 million at December 31, 1996. During 1997 the GenTek Business generated cash flow from operating activities of $55.4 million and received $17.5 million from its parent, which was used to make capital expenditures of $26.2 million, finance acquisitions for $30.1 million and to repay long term debt of $21.1 million.

           The GenTek Business had working capital of $35.0 million at September 30, 1998, compared with $19.0 million at December 31, 1997 and $18.6 million at December 31, 1996. The increase of $16.0 at September 30, 1998 versus December 31, 1997 was principally due to the acquisition of Reheis partially offset by lower cash balances. The $0.4 million increase in working capital at year-end 1997 from year-end 1996 reflects higher accounts receivable and inventory, offset by lower cash balances coupled with higher accounts payable and accrued liabilities.

           Since 1997, the GenTek Business has made various strategic acquisitions. It purchased Peridot in July 1997, Sandco Automotive in February 1998 and Reheis in April 1998. The GenTek Business has entered into a merger agreement for the acquisition of Defiance and has launched a cash tender offer for all of Defiance's equity in a transaction that values Defiance's equity at approximately $57 million. For a description of these businesses, see "The GenTek Business." The GenTek Business has financed these acquisitions through existing cash and borrowings under General Chemical Group's credit facility.

           The GenTek Business' principal source of liquidity has been cash generated from operations. General Chemical Group believes that future operating cash flow will be sufficient to finance operating and capital expenditure requirements. General Chemical Group expects that GenTek will use proceeds of borrowings under the GenTek Financing Facility to finance future acquisitions and investments (other than the proceeds of the initial borrowings which will be used to repay a portion of General Chemical Group's existing borrowings from third parties). In addition, General Chemical Group believes that, as a result of the Spinoff, GenTek may be able to use its stock as acquisition currency. See "The Spinoff--Reasons for the Spinoff" and "GenTek Business--Strategy."

           To reflect the independent status of GenTek and New GCG after the Spinoff, GenTek will have its own separate financing facilities, the proceeds of the initial borrowings of which will be used to repay a portion of General Chemical Group's existing borrowings from third parties. General Chemical Group is currently discussing the terms of these financing facilities with banks and other financial institutions and expects that these facilities will be in place on or about the Spinoff Date.

           At this time, management expects that GenTek will have financing facilities of approximately $535 million and believes that approximately $195 million (or, if the Defiance acquisition is consummated, approximately $235 million) would be funded on or about the Spinoff Date. It is expected that $300 million will be available for borrowings after the Spinoff and the consummation of the Defiance acquisition.

           General Chemical Group has had ongoing discussions with a number of banks and other financial institutions regarding GenTek's capital structure and is continuing to explore financing alternatives to arrive at the most advantageous debt financing structure for GenTek. In addition, the amount and terms of GenTek's indebtedness after the Spinoff will depend on a number of factors that are beyond the control of General Chemical Group, including market conditions -- which have been volatile -- for debt financing at the time of the Spinoff. As a result, no predictions can be made about terms of the financing facilities that GenTek will ultimately obtain.

YEAR 2000 ISSUE

           General Chemical Group has implemented a program to assess, mitigate and remediate the potential impact of the "Year 2000" problem throughout the GenTek and Industrial Chemicals Businesses. A "Year 2000" problem will occur where date-sensitive software uses two digit year date fields, sorting the Year 2000 ("00") before the Year 1999 ("99"). The Year 2000 problem can arise in hardware, software, or any other equipment or process that uses embedded software or other technology. The failure of such systems to properly recognize dates after December 31, 1999 could result in data corruption and processing errors.

           Following the Spinoff, the GenTek and Industrial Chemicals Businesses will continue to share MIS (management information systems) supported functions, including MIS personnel, hardware and software. This sharing will remain in effect through approximately December 31, 2000. During this period, GenTek will provide to New GCG the services related to the mitigation and remediation of the potential impact of Year 2000 problems on the Industrial Chemicals Business.

           General Chemical Group completed its assessment of its Year 2000 compliance status in early 1998 and began work on its remediation program immediately thereafter. General Chemical Group's remediation program has been structured to address its information and non-information technology hardware, software, facilities and equipment (collectively, "Systems"). Based on current estimates, GenTek expects to spend approximately $1.0 million to replace or reprogram existing Systems for both the GenTek and Industrial Chemicals Businesses and complete its Year 2000 compliance program. Management expects all material Systems to be Year 2000 compliant by March 31, 1999 and substantially all Systems to be Year 2000 compliant by December 31, 1999. In the event that GenTek's material Systems are not Year 2000 compliant, GenTek may experience reductions or interruptions in operations which could have a material adverse effect on GenTek's results of operations.

           In addition, General Chemical Group has implemented a program to determine the Year 2000 compliance status of its material vendors, suppliers, service providers and customers, and based on currently available information, GenTek does not anticipate any material impact to GenTek based on the failure of such third parties to be Year 2000 compliant. However, the process of evaluating the Year 2000 compliance status of material third parties is continually ongoing and, therefore, no guaranty or warranty can be made as to such third parties' future compliance status or its potential effect on the GenTek Business. General Chemical Group believes there exists a sufficient number of suppliers of raw materials for the GenTek Business so that if any supplier is unable to deliver raw materials due to Year 2000 problems, alternate sources will be available and that any supply interruption will not be material to the GenTek Business. There can be no assurances, however, that the GenTek Business would be able to obtain all of its supply requirements from such alternate sources in a timely manner or on terms comparable with those of its current suppliers. In addition, the GenTek Business relies heavily in its business on railroads and trucking companies to ship finished product to its customers as well as to transport raw materials to its manufacturing facilities. To the extent that the GenTek Business is unable to ship finished product or transport raw materials as a result of such railroads' or trucking companies' failure to be Year 2000 compliant, the GenTek Business may not be able to arrange alternative and timely means to ship its goods, which could lead to interruptions or slowdowns in its business. GenTek is preparing for the possible use of alternative suppliers and means of transportation, possible adjustment of raw material and product inventory levels and contingencies with respect to potential energy source interruptions, all in an effort to minimize the effects, if any, of Year 2000 related interruptions or slowdowns caused by suppliers and transporters.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

           The GenTek Business does not currently expect to enter into financial instruments for trading purposes. The GenTek Business anticipates periodically entering into interest rate swap agreements to effectively convert all or a portion of GenTek's floating-rate debt to fixed-rate debt in order to reduce the GenTek Business' risk to movements in interest rates. Such agreements would involve the exchange of fixed and floating interest rate payments over the life of the agreement without the exchange of the underlying principal amounts. Accordingly, the impact of fluctuations in interest rates on these interest rate swap agreements is expected to be fully offset by the opposite impact on the related debt. Swap agreements will only be entered into with strong creditworthy parties.

ENVIRONMENTAL MATTERS

           The GenTek Business' various chemical production operations, which have been conducted at a number of facilities for many years, are subject to numerous laws and regulations relating to the protection of human health and the environment in the U.S., Canada and Ireland. General Chemical Group believes that the GenTek Business is in substantial compliance with such laws and regulations. However, as a result of its operations, the GenTek Business is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. Based on information available at this time with respect to potential liability involving these proceedings and inquiries, General Chemical Group believes that any such liability would not have a material adverse effect on the financial position or results of operations of the GenTek Business. However, modifications of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards, or the discovery of additional or unknown environmental contamination could require expenditures which might be material to the results of operations or financial condition of the GenTek Business. See also "The GenTek Business--Environmental Matters."

           The GenTek Business' accruals for environmental liabilities are recorded based on current interpretation of environmental laws and regulations when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Accruals for environmental matters were $16.2 million and $16.3 million at December 31, 1997 and December 31, 1996, respectively. The GenTek Business maintains a comprehensive insurance program, including customary comprehensive general liability insurance for bodily injury and property damage caused by various activities and occurrences and significant excess coverage to insure against catastrophic occurrences. However, it does not maintain any insurance other than as described above for potential liabilities related specifically to remediation of existing or future environmental contamination, if any.

           The GenTek Business has an established program to ensure that its facilities comply with environmental laws and regulations. Expenditures made pursuant to this program for 1997 amounted to $7.2 million (of which approximately $1.6 million represented capital expenditures and approximately $5.6 million related to ongoing operations and the management and remediation of potential environmental contamination from prior operations). Expenditures for 1996 approximated $9.9 million (of which approximately $3.1 million represented capital expenditures and approximately $6.8 million related to ongoing operations and the management and remediation of potential environmental contamination from prior operations). Management expects similar expenditures in 1999 for the GenTek Business to be in the range of $9.0 million to $11.0 million; however, should environmental laws and regulations affecting the GenTek Business' operations become more stringent, the GenTek Business' costs for environmental compliance may increase above such range.

OTHER MATTERS

           In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). The GenTek Business is required to adopt FAS 131 in preparing its financial statements for its

1998 fiscal year. Pursuant to this standard, GenTek will provide the required information including the segment information for its performance products and manufacturing segments.

           In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 requires that all derivative instruments be measured at fair value and recognized in the balance sheet as either assets or liabilities. The GenTek Business is currently evaluating the impact FAS 133 will have on its consolidated financial statements.

                               THE GENTEK BUSINESS

GENERAL

            Following the Spinoff, GenTek will own and operate the GenTek Business, which consists of the performance products and manufacturing segments of General Chemical Group.

      - The GenTek Business' performance products segment provides a broad range of value-added products and services to four principal markets: Pharmaceutical and Personal Care, Environmental, Technology and Chemical Processing. Its principal products include antiperspirant and antacid active ingredients, water treatment chemicals, specialty agrichemicals, advanced lithographic printing plates and related pressroom chemicals, ultra-high-purity electronic chemicals, and a range of chemical intermediates used in photographic, pulp and paper and other applications. The GenTek Business also provides "closed loop" sulfuric acid regeneration services, which significantly reduce the waste streams generated by certain refineries and chemical plants.

      - The GenTek Business' manufacturing segment specializes in the manufacture of stamped and machined rocker arms, roller rocker arms, roller followers and other precision, highly-engineered components for the automotive and industrial markets. The GenTek Business' principal customers of these products are DaimlerChrysler, Ford and General Motors. The manufacturing segment also produces fluid-handling equipment for the automotive service market and for industrial applications. The manufacturing segment is currently undergoing a significant expansion to accommodate new business awarded by U.S. auto manufacturers, as well as pursuing business in markets outside the United States.

            General Chemical Group has recently entered into an agreement and launched a tender offer for the acquisition of Defiance, a manufacturer of bearings for the transportation industry and a provider of vehicle testing services, tooling design and pre-production dies and components primarily for the automotive industry. This acquisition will increase the range of products and services provided by the manufacturing segment and provide for a more complete product offering of valve-train-related components for the automotive industry.

STRATEGY

            The GenTek Business has built a strong customer base and enjoys a significant market share for a majority of its product lines in both the performance products and manufacturing segments. General Chemical Group believes that the GenTek Business' strong market positions result from its competitive strengths: its high-quality products and customer service; its technological, marketing and distribution expertise, its low-cost manufacturing; and its experienced and committed management team. These strengths provide an important foundation for future growth.

            The GenTek Business' strategy is to build on these strengths and create additional shareholder value through a combination of acquisitions, internal growth and operational improvements. These initiatives are discussed in more detail throughout this section:

            PURSUE VALUE-ENHANCING ACQUISITIONS AND INVESTMENTS. The GenTek Business intends to pursue a broad range of value-enhancing transactions, including acquisitions of, or investments in, both related and unrelated businesses. The GenTek Business will target acquisitions and investments that will create value and enhance cash flow through the application of management's unique blend of market focus, restructuring, turnaround and cost reduction capabilities. The GenTek Business may also dispose of selected businesses from time to time that do not meet its targeted return, profitability or strategic objectives. Where GenTek disposes of businesses, it may attempt to structure the sale in a manner that provides it with an equity interest, controlling or otherwise, in the acquiring entity. Cash proceeds are expected to be retained by GenTek and reinvested or used to finance acquisitions.

            Since 1997, General Chemical Group has acquired three strategic businesses and is in the process of acquiring a fourth: Defiance, a manufacturer of automotive components and supplier of automotive testing and tooling development services, with completion of this acquisition expected in February 1999; Reheis, a manufacturer of the active chemical ingredients in antiperspirants and over-the-counter-antacids, acquired in April 1998; Peridot, a manufacturer and supplier of sulfuric acid and water treatment chemicals for the industrial, pharmaceutical, water treatment, pulp and paper and electronics markets, acquired in July 1997; and Sandco, a Canadian manufacturer of stamped-automobile engine components, principally rocker arms and roller followers, acquired in February 1998. These businesses, with combined annual revenues of nearly $200 million, have significantly expanded the GenTek Business' portfolio of assets. GenTek believes that these acquisitions, combined with others to be made in the future, will help expand its market leadership positions and provide new growth opportunities. Consistent with its strategy, the GenTek Business is currently reviewing a number of potential acquisitions and investments. Except with respect to Defiance, however, the GenTek Business currently has no commitments, understandings, or arrangements with respect to any specific acquisitions.

            In implementing its strategy, GenTek expects to capitalize on its relationship with Latona Associates Inc. ("Latona"), a management company, which provides the GenTek Business with strategic management, business and financial advisory services. Similar to the current arrangements with General Chemical Group, Latona will also continue to provide the GenTek Business with a full range of merger and acquisition advisory services, including the identification, structuring and negotiation of suitable acquisitions, divestitures and other value-enhancing corporate transactions. Management believes that Latona's relationships and experience in identifying acquisition opportunities and the extensive knowledge of Latona's personnel with the GenTek Business will be of significant advantage to GenTek in developing and executing its acquisition and growth strategy. See "Certain Relationships and Affiliate Transactions."

            CAPITALIZE ON FAVORABLE MARKET TRENDS. Management expects that the current markets served by the GenTek Business will present a number of attractive growth opportunities. For example, management believes that the GenTek Business' water treatment products will benefit from stricter Federal drinking water requirements, which include higher total organic carbon and solids removal standards. The GenTek Business' sulfuric acid regeneration services, which help refineries produce cleaner burning gasoline, may also benefit from stricter state and Federal gasoline standards. For its personal care and pharmaceutical products, the GenTek Business is looking to capitalize on growth opportunities in Europe where consumer acceptance for antiperspirant products continues to increase. The GenTek Business is also pursuing opportunities to increase its pharmaceutical intermediate business and take advantage of the growing trend by pharmaceutical companies to outsource manufacturing of intermediates and other pharmaceutical components. In the manufacturing segment, over the past several years, the GenTek Business' U.S. market share has significantly increased due to the successful introduction of high-precision, high-volume stamped and machined engine components. The volume gains have been further boosted by changing engine technology, a trend management expects will continue in the future. As a complement to the U.S. business, the GenTek Business is also pursuing international opportunities in the motor vehicle market.

            EXPAND AND DIVERSIFY PRODUCT LINES. The GenTek Business has recently launched a number of new products which it believes will enhance profitability. For example, Al+Clear(R), a new agrichemical product, improves poultry-house sanitation and productivity and, in addition, benefits the environment by aiding in the control of phosphorus runoff into rivers, streams, lakes and other water bodies. With current annual U.S. poultry production today exceeding seven billion broilers, the GenTek Business believes that Al+Clear(R) presents a significant growth opportunity in the poultry market as well as in related markets (such as swine, dairy and egg-laying). In addition, the GenTek Business recently introduced Prisma(TM), a new computer-to-plate ("CTP") printing system, which enables printers to reduce labor and material costs and achieve exceptional print quality. The GenTek Business has increased the purity of many of its electronic grade chemicals and developed and produced a new line of coagulants and coagulant aids for its water treatment chemicals product line. Management believes that these new products, as well as other products being developed, present significant growth opportunities for the GenTek Business.

            CONTINUE TO IMPROVE OPERATING EFFICIENCY. The GenTek Business continually seeks opportunities to reduce operating costs. Ongoing efforts to improve operating efficiency have resulted in average operating profit margins of approximately 17% over the past five years. The GenTek Business is currently evaluating additional cost reduction alternatives, such as cogeneration opportunities, the use of alternative raw materials, and investments in new equipment to further reduce plant costs and increase throughput.

PERFORMANCE PRODUCTS SEGMENT

      PRODUCTS AND SERVICES

            The GenTek Business' performance products segment provides a broad range of value-added products and services to four principal market segments:
Pharmaceutical and Personal Care, Environmental, Technology and Chemical Processing. Its principal products include antiperspirant and antacid active ingredients, water treatment chemicals, specialty agrichemicals, advanced lithographic printing plates and related pressroom chemicals, ultra-high-purity electronic chemicals, and a range of chemical intermediates used in photographic, pulp and paper and other applications. The GenTek Business also provides "closed loop" sulfuric acid regeneration services, which significantly reduce the waste streams generated by certain refineries and chemical plants.

            The GenTek Business' activities in each of its principal market segments are discussed below.

            Pharmaceutical and Personal Care. The GenTek Business is a leading supplier of a broad range of active chemical ingredients used in the manufacture of over-the-counter ("OTC") and prescription pharmaceuticals, nutritional supplements, nutraceuticals, veterinary health products and personal care products. Its product line includes aluminum and zirconium complexes for use in antiperspirants; aluminum hydroxide and magnesium hydroxide blends used in OTC antacids for acid-neutralization; high-purity aluminum hydroxide for use as veterinary and human vaccine adjuvants; potassium chloride used in electrolyte replacement medications and intravenous solutions; sodium nitrite used as a reactant in the production of artificial sweeteners; and pharmaceutical-grade sulfuric acid used in the production of vitamin C tablets.

            The GenTek Business maintains leadership positions in many of its pharmaceutical and personal care products. In antiperspirant actives, for example, the company is considered the industry's technical leader. Recent new product introductions have included nonresidue-forming antiperspirant actives designed for the growing clear stick/gel antiperspirant market and a line of antiperspirant active ingredients designed to appeal to European consumer preferences.

            Environmental. The GenTek Business supplies a broad range of products and services designed to address the important environmental issues confronting the company's customers. These value-added products and services provide cleaner-burning gasoline and cleaner drinking water; restore algae-infested lakes; reduce damaging phosphorous runoff from agricultural operations; and significantly reduce industrial waste streams.

            The GenTek Business' water treatment products consist primarily of aluminum sulfate ("alum"), polymer-based enhanced coagulants, and sodium and ammonia salts and sulfites. With a network of 34 plants strategically located throughout the United States and Canada, the GenTek Business is the largest North American producer of alum, which is used as a flocculent and coagulant in potable water and waste water treatment applications.

            With the assistance of the company's Technical Center in Syracuse, New York, the GenTek Business recently introduced A1+Clear(R), an agrichemical product for the poultry market. When applied to the litter in poultry houses, A1+Clear(R) not only improves sanitation and productivity, but also benefits the environment by aiding in the control of phosphorous runoff. Phosphorous runoff from agricultural activities has been linked to contamination in lakes, rivers, streams and other water bodies.

            In the environmental market, the GenTek Business also provides sulfuric acid regeneration services to the refining and chemical industries, and markets pollution abatement and sulfur recovery services to selected refinery customers. Refineries use sulfuric acid as a catalyst in the production of alkylate, a gasoline blending component with favorable performance and environmental properties. The alkylation process contaminates and dilutes the sulfuric acid. The GenTek Business transports the contaminated acid back to the company's facilities for recycling and redelivers the fresh, recycled acid back to customers. This "closed loop" process offers customers significant savings versus alternative disposal methods and also benefits the environment by significantly reducing refineries' waste streams. Similar regeneration services are provided to manufacturers of ion exchange resins and silicone polymers. The GenTek Business is expanding its pollution abatement services of treating and removing other waste streams generated by refineries, including hydrogen sulfide and sulfur dioxide.

            Technology. In the technology market, the GenTek Business provides CTP technology and bi-metal lithographic printing plates for high-quality commercial printing applications, as well as ultra-high-purity electronic chemicals for the semiconductor industry.

            A GenTek Business subsidiary, Printing Developments Inc. ("PDI"), recently introduced its Prisma(TM) CTP technology which allows printers to transfer computer images directly to digitally imageable printing plates, thereby eliminating intermediate film processing and reducing labor and material costs. PDI's proprietary bi-metal plating system provides sharper color reproduction, greater durability and superior on-press economics relative to the polymer plates offered by other industry participants.

            The GenTek Business' electronic chemicals include ultra-high-purity acids, caustics and etchants for use in the manufacture of semiconductor processing chips. Within the past two years, the GenTek Business completed construction of a new plant that produces ultra-high-purity sulfuric acid with impurities measured in the parts-per-trillion range, and became the exclusive U.S. licensee for the manufacture and sale of Spinetch(TM) etchants, a proprietary product line developed by Merck KgaA of Germany.

            Chemical Processing. The GenTek Business manufactures a broad range of products that serve as chemical intermediates in the production of such everyday products as newspapers, tires, paints, dyes and carpets. The company is a leading producer of alum and polymer-based enhanced coagulants used in paper manufacturing to impart water resistance. The GenTek Business' sodium and ammonia sulfites are commonly used to produce fixing and developing solutions for conventional film and x-ray processing. Sodium nitrite, of which the GenTek Business is one of only two North American producers, is primarily used as a reactant in the manufacture of dyes, pigments and rubber processing chemicals. Additional chemical intermediate products include potassium fluoride and fluoborate derivatives sold into the metal treatment, agrichemical, surfactant and analytical reagent markets. The GenTek Business also produces sulfuric acid, which is used in the manufacturing of titanium pigments, fertilizers, synthetic fibers, steel, petroleum and paper, as well as many other products.

      AVAILABILITY OF RESOURCES

            The performance products segment's competitive cost position and high-quality products are in part attributable to its control of certain raw materials that serve as the feedstocks for many of its products. For its sulfuric acid regeneration business, the GenTek Business has the ability to manufacture sulfur dioxide and sulfuric acid relatively inexpensively. Sulfur dioxide is a major raw material in the manufacture of many of the GenTek Business' sodium salts and sulfites, and sulfuric acid is an important raw material in the manufacture of aluminum sulfate as well as in the manufacture of ultra-high-purity electronic chemicals. Consequently, major raw material purchases are limited primarily to sulfuric acid where it is uneconomical for the GenTek Business to supply itself due to distribution costs, soda ash (for the manufacture of sodium salts, sulfites and nitrites), bauxite and hydrate (for the manufacture of alum), sulfur (for the manufacture of sulfuric acid), and aluminum (for the manufacture of printing plates). The GenTek Business has the ability to purchase these raw materials from a number of suppliers and believes that these raw materials will be available in sufficient supply on a competitive basis for the foreseeable future.

      COMPETITION

            Although the performance products segment generally has significant market shares in the product areas in which it competes, most of its end markets are extremely competitive. The GenTek Business' major competitors are typically segregated by end markets and include international, regional and, in some cases, small independent producers. The GenTek Business' ability to compete effectively depends on its ability to maintain competitive prices and to provide reliable and responsible service to its customers. General Chemical Group believes that, with certain products which have relatively higher freight costs, the proximity of the GenTek Business' production facility to the end market user is a key factor in being price competitive. In general, raising prices has been difficult over the past several years and will likely continue to be so in the near future.

            In the pharmaceuticals and personal care market, the GenTek Business competes primarily with Giulini, Barcroft and Summit, which produce active ingredients used in antacid and antiperspirants production. The GenTek Business' competitors for its environmental market products and services include the refineries that perform their own sulfuric acid regeneration, as well as DuPont, Marsulex, Olin, PVS and Rhodia, which also have sulfuric acid regeneration facilities that are generally located near their major customers. In addition, the GenTek Business competes with Geo Specialty Chemicals, U.S. Aluminates and other small market participants for water treatment services. Competitors in the technology market include Kodak-Polychrome and Fuji, which also provide printing-related products. With regard to electronic chemicals, the GenTek Business' principal competitors are Ashland and Olin. Competitors in the chemical processing market include BASF, Calabrian, U.S. Salt, Kerley, Rhodia and Solvay S.A.

      SALES AND DISTRIBUTION

            The GenTek Business employs over 100 experienced sales, marketing, distribution and customer service personnel in its performance products segment. The sales force is divided into a general group and specialized groups which focus on specific products, end-users and geographic regions, thereby providing the GenTek Business with insight into industry trends and creating opportunities for product development.

            The sales force markets products and services both directly to end-users and indirectly through independent distributors. Generally, sulfuric acid regeneration services are only sold directly to end-users, often pursuant to long-term contracts. In addition, the GenTek Business contracts with an extensive network of independent distributors both in the United States and internationally. Distributors typically promote a full-line or focused range of products to a larger market or to a market focused on specific end-users or regions. The GenTek Business' sales contracts with its end-users and distributors are usually for one- to three-year periods.

      CUSTOMERS; SEASONALITY; BACKLOGS

            The performance products segment does not have any single customer, or a small number of customers, which if lost would have a material adverse effect on the performance products segment or the GenTek Business. The business of the performance products segment is generally not seasonal. Due to the nature of the performance products segment's business, there are no significant backlogs.

MANUFACTURING SEGMENT

            The GenTek Business' manufacturing segment produces stamped and machined metal components for use in automotive and industrial markets as well as fluid transport and handling equipment for the automotive service market and for industrial applications.

      AUTOMOTIVE

            The GenTek Business' stamped and machined engine components improve engine efficiency by reducing engine friction and component mass. These components are used in the increasingly popular single and double overhead cam
(OHC) engines automakers are installing in cars, light trucks and sport utility vehicles (such as Ford Expedition and F-150, Lincoln Navigator and DaimlerChrysler Minivan). The increased use of these OHC engines has resulted in significant volume growth through market share gains, as vehicle manufacturers are able to obtain better fuel economy and higher horsepower using OHC engines. Management believes that this OHC trend is projected to continue. Additionally, the GenTek Business has participated in the automakers' conversion of traditional overhead valve engines to reduced-friction valve train components (using bearings) to obtain some of the efficiency of OHC engines. The manu-facturing segment's products compare favorably with other technologies by providing comparable performance characteristics at a lower delivered cost. This reduced cost is a function of lower raw material cost as well as lower machining cost. In addition, these products have received increased acceptance as automakers strive to reduce vehicle weight and improve performance at a reasonable cost.

            On January 7, 1999, General Chemical Group entered into an agreement for the acquisition of Defiance and expects to consummate this transaction in February 1999. Defiance, headquartered in Cleveland, Ohio, manufactures specialty anti-friction bearings and metal prototype dies and parts and provides testing and tooling development services for the automotive industry. See "GenTek Business: Managements' Discussion and Analysis of Financial Condition and Results of Operations."

            Defiance's bearings are used primarily in the valve trains of automotive and truck engines. In addition, Defiance manufactures production-intent prototype metal parts which are used by its customers for prototype and short production runs of automotive systems.

            Defiance's testing and tooling services group provides computer-aided design, engineering and simulation services for automotive structural and mechanical systems. Defiance provides services on a wide range of systems from single sub-systems, such as chassis, suspensions, seats and seating assemblies, to entire vehicles. Defiance's engineering and simulation services provide customers with finite element modeling, kinematics, crash and variation simulation analyses, experimental dynamics and vehicle development programs, and allows its customers to test their automotive products for durability, stress, noise, vibration and environmental considerations.

      INDUSTRIAL

            GenTek's fluid transport and handling equipment is used in the automotive service industry (by customers such as Jiffy Lube and automotive service bays in tire stores and auto dealerships) as well as in the machine tool industry (primarily for delivering cutting fluids to the cutting surface in metal-cutting equipment manufactured by such companies as Bridgeport, Mori Seiki and Cincinnati Milicron). The GenTek Business' long history and in-depth applications knowledge has resulted in the production of quality products with a solid reputation among end-users and systems integrators. The GenTek Business also produces stamped and machined metal products and components for a wide range of industrial applications, such as machine cranks, hose reels, metal fasteners and components for bulldozer treads.

      SUPPLIERS; CUSTOMERS

            The GenTek Business purchases its major raw materials for its manufacturing segment from a number of suppliers and believes that these raw materials will be available in sufficient supply on a competitive basis for the foreseeable future. In addition, management believes that alternative sources are available to fulfill the manufacturing segment's major raw material requirements.

            The manufacturing segment deals primarily with the automotive industry, including DaimlerChrysler, Ford and General Motors. Automotive manufacturers generally award business to their suppliers by individual engine line, often for multiple-model years, and the loss of any of these engine contracts would not be material to the GenTek Business. However, the loss by GenTek of any one of these customers in its entirety, an economic downturn in the automotive industry as a whole or other events (e.g., labor disruptions) resulting in significantly reduced operations of any of these customers could have a material adverse impact on the operating results or financial condition of the GenTek Business.

      SEASONALITY; BACKLOGS; COMPETITION

            The manufacturing segment's business is generally not seasonal. Due to the nature of the manufacturing segment's business, there are no significant backlogs. The GenTek Business' manufacturing segment competes with other automotive engine component manufacturers based on a number of factors including design and engineering capabilities, quality, delivery terms and price. Competitors include Eaton, Hitchiner, INA and captive OEMs.

ENVIRONMENTAL MATTERS

            The GenTek Business' various chemical manufacturing operations, which have been conducted at a number of facilities for many years, are subject to numerous laws and regulations relating to the protection of human health and the environment in the U.S., Canada and Ireland. GenTek believes that it is in substantial compliance with such laws and regulations. However, as a result of its operations, GenTek is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. These include several currently pending administrative proceedings concerning alleged environmental violations at GenTek's facilities. Based on information available at this time with respect to potential liability involving these facilities, GenTek believes that any such liability will not have a material adverse effect on its financial condition or results of operations. However, modifications of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards, or discovery of any additional or unknown environmental contamination, if any, could require capital expenditures which may be material or otherwise adversely impact GenTek's operations.

            The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA") and similar state statutes have been construed as imposing joint and several liability on present and former owners and operators of contaminated sites and transporters and generators of hazardous substances regardless of fault. General Chemical Group has received written notice from the Environmental Protection Agency (the "EPA") that it has been identified as a potentially responsible party ("PRP") under CERCLA at four Superfund sites. General Chemical Group does not believe that its liability, if any, for these sites will be material to its results of operations or financial condition.

            At any time, GenTek may be involved in proceedings with various regulatory authorities which could require GenTek to pay various fines and penalties due to violations of environmental laws and regulations at its sites, remediate contamination at some of these sites, comply with applicable standards or other requirements, or incur capital expenditures to modify certain pollution control equipment or processes at its sites. Again, although the amount of any liability that could arise with respect to these matters cannot be accurately predicted, GenTek management believes that the ultimate resolution of these matters will have no material adverse effect on GenTek's results of operations or financial condition. See also "--Legal Proceedings" below.

            Avtex Site at Front Royal, Virginia. On March 22, 1990, the EPA issued to General Chemical Group a Notice of Potential Liability pursuant to
Section 107(a) of CERCLA (the "Notice") with respect to a site located in Front Royal, Virginia (the "Avtex Site"), owned at the time by Avtex Fibers Front Royal, Inc., which has filed for bankruptcy. A sulfuric acid plant adjacent to the main Avtex Site was previously owned and operated by the GenTek Business. On September 30, 1998, the EPA issued an administrative order under Section 106 of CERCLA (the "Order"), which requires General Chemical Group, AlliedSignal, Inc. and Avtex to undertake certain removal actions at the acid plant. On October 19, 1998, General Chemical Group delivered to the EPA written notice of its intention to comply with the Order, subject to numerous defenses. The requirements of the Order include preparation of a study to determine the extent of any contamination at the acid plant site. The GenTek Business has provided for the estimated costs of $1.6 million for these activities in its accrual for environmental liabilities relating to the Order. General Chemical Group is working cooperatively with the EPA with respect to compliance with the Order and believes that such compliance will not have a material effect on the GenTek Business' results of operations or financial condition.

EMPLOYEES/LABOR RELATIONS

            As of November 30, 1998, the GenTek Business had approximately 1,750 employees, approximately 750 of whom were full-time salaried employees, 550 were full-time hourly employees (represented by nine different unions) and 450 were hourly employees working in nonunion facilities. Defiance has reported that it has 368 employees, 259 of whom are hourly employees represented by one union.

            The GenTek Business' union contracts have durations which vary from two to four years. Since 1986, the GenTek Business has been involved in numerous labor negotiations, only three of which have resulted in work disruptions. During these disruptions, management operated the plants and supplied customers without interruption until the labor disruptions were settled and new contracts were agreed upon. Certain union contracts will be up for renewal during 1999.

PROPERTIES

            The GenTek Business has offices, storage facilities and manufacturing facilities at numerous locations throughout the United States, Canada and Ireland. GenTek's headquarters are located in Hampton, New Hampshire.

            The locations and uses of certain major properties of the GenTek Business are as follows:

           LOCATION                  SEGMENT                     USE
           --------                  -------                     ---
United States
   Pittsburg, California       Performance Products       Production Facility
   Richmond, California        Performance Products       Production Facility
   North Claymont,             Performance Products       Production Facility, Offices and Warehouse
         Delaware
   Augusta, Georgia            Performance Products       Production Facility
   Berkeley Heights,           Performance Products       Production Facility, Offices and Warehouse
         New Jersey
   Newark, New Jersey          Performance Products       Production Facility
   Hampton,                    Offices (1)                Offices
         New Hampshire
   Parsippany, New Jersey      Offices (1)                Offices
   Solvay, New York            Performance Products       Production Facility
   Toledo, Ohio                Manufacturing              Production Facility
   Marcus Hook,                Performance Products       Production Facility, Offices and Warehouse
         Pennsylvania
   Midlothian, Texas           Performance Products       Production Facility
   Anacortes, Washington       Performance Products       Production Facility
   Racine, Wisconsin           Performance Products       Production Facility and Offices

Canada
   Valleyfield, Quebec         Performance Products       Production Facility
   Waterdown, Ontario          Manufacturing              Production Facility

Ireland
   Dublin                      Performance Products       Production Facility, Offices and Warehouse


---------------------------

(1)  Leased.

            Defiance, which is being acquired by General Chemical Group and will be part of the manufacturing segment of the GenTek Business, is headquartered in Cleveland, Ohio. It operates manufacturing facilities in Defiance and Upper Sandusky, Ohio and St. Clair Shores, Michigan, and leases other production and testing facilities in the Detroit, Michigan area.

LEGAL PROCEEDINGS

            General. The GenTek Business is involved in claims, litigation administrative proceedings and investigations of various types, including the Milwaukee and Delaware Valley litigation discussed below and certain environmental proceedings previously discussed. Although the amount of any liability that could arise with respect to these actions cannot be accurately predicted, the opinion of management based upon currently-available information is that any such liability not covered by insurance will have no material adverse effect on GenTek's results of operations or financial condition.

            Milwaukee Litigation. In March 1993, an outbreak of cryptosporidia occurred in the public water supply of the City of Milwaukee. As a result of that incident, several lawsuits have been filed with the Milwaukee County Circuit Court against one or more of the City of Milwaukee, its Department of Public Works, Sara Lee Corporation ("Sara Lee"), E.D. Wesley Co., Peck Foods Corporation, certain hotels, numerous insurance companies, several municipalities and General Chemical Group. The principal allegations against General Chemical Group are that a water treatment chemical sold to the City of Milwaukee by General Chemical Group should have removed certain bacteria contained in the water supply and failed to do so and that General Chemical Group consulted with the City concerning the water purification.

            One of the suits (Markwiese, et al. v. Peck Foods Corporation, et al. filed in 1993) had been certified, prior to the service of a complaint against General Chemical Group, as a class action in favor of all persons who sustained damage as a result of the wrongful acts of the various defendants. An appeal of this class certification was filed by General Chemical Group and the City of Milwaukee, and in a March 13, 1998 hearing, a new trial judge ruled from the bench that this matter shall not proceed as a class action. If this matter proceeds to trial, it is possible that lawyers for the plaintiffs could appeal this ruling after conclusion of the trial. In addition to the Markwiese action, several other lawsuits have since been filed by the same lead attorneys in the Circuit Court of Milwaukee County against the same basic group of defendants. In total, General Chemical Group believes the total number of individual plaintiffs in all suits filed to date is approximately 700. The unspecified damages sought by these various complaints is alleged to be "far in excess of $1.0 million dollars" for personal injury, economic loss, emotional distress, pain and suffering, medical expenses and punitive damages.

            On September 17, 1998, the court preliminarily approved a class action settlement with Sara Lee, whereby Sara Lee would pay to the plaintiffs $250,000 to cover certain expenses related to the litigation. Final approval of the settlement was granted by the court on December 17, 1998. The remaining parties in the litigation, including General Chemical Group, are continuing in the discovery phase of the litigation.

            General Chemical Group has denied all material allegations of the complaints and will continue to defend these lawsuits vigorously. Management further believes that the GenTek Business' available insurance should provide adequate coverage in the event of an adverse result in this matter, and that this matter will not have a material adverse effect on GenTek's results of operations or financial condition.

            Delaware Valley Litigation. In April 1998, approximately 40 employees (and their respective spouses) of the Sun Company, Inc. refinery in Marcus Hook, Pennsylvania, filed lawsuits in the Court of Common Pleas, Delaware County, Pennsylvania, against General Chemical Group, alleging that sulfur dioxide and sulfur trioxide releases from the GenTek Business' Delaware Valley facility caused various respiratory and pulmonary injuries. Unspecified damages in excess of $50,000 for each plaintiff are sought. General Chemical Group has answered the complaints, and the litigation has entered the discovery phase. The GenTek Business believes that this claim is without merit and will vigorously defend itself in this matter. Management further believes that the GenTek Business' current accruals and available insurance should provide adequate coverage in the event of an adverse result in this matter and that, based on currently-available information, this matter will not have a material adverse effect on GenTek's results of operations or financial condition.

                                GENTEK BUSINESS:
                                   MANAGEMENT


MANAGEMENT

            The following table sets forth the current directors and executive officers of GenTek. The Board of Directors and management of GenTek will be reconstituted before the Spinoff Date. Prior to the Spinoff, General Chemical Group, as GenTek's sole shareholder will elect the Directors of GenTek as of the Spinoff. Following such election, the Board of Directors will designate the executive officers of GenTek as of the Spinoff. The senior management of GenTek will include the executive officers of General Chemical Group currently responsible for the GenTek Business.

            After the identity of the Directors and executive officers of GenTek as of the Spinoff has been determined, GenTek will, in an amendment to this Information Statement and the Form 10 (which includes this Information Statement), set forth the names of, and biographical information for, such persons.

NAME                      AGE               POSITION
----                      ---              --------
Paul M. Meister            46              Director and President
Todd M. DuChene            35              Director, Vice President and Secretary


            Mr. Meister has been the Vice Chairman of the Board of Directors of the General Chemical Group since May 1998 and a Director since 1996. He is the Vice Chairman of the Board of Directors, Executive Vice President, Chief Financial Officer and Treasurer of Fisher Scientific International Inc. Mr. Meister is also a member of the Board of Directors of M&F Worldwide Corporation and Minerals Technologies Inc.

            Mr. DuChene has been the Secretary of General Chemical Group since March 1998. He is also the Vice President, General Counsel and Secretary of Fisher Scientific International Inc.

COMMITTEES OF THE BOARD

            The Board of Directors of GenTek will have two standing committees: an Audit Committee and a Compensation Committee.

            The Audit Committee will consist of ________, ________ and ________, with ________ serving as Chairman. It will be responsible for recommending the firm to be appointed as independent accountants to audit GenTek's financial statements and to perform services related to the audit; reviewing the scope and results of the audit with the independent accountants; reviewing with the management and the independent accountants GenTek's year-end operating results; considering the adequacy of the internal accounting and control procedures of GenTek; reviewing the non-audit services to be performed by the independent accountants, if any; and considering the effect of such performance on the accountants' independence.

            The Compensation Committee will consist of ________, ________ and ________, with ________ serving as Chairman. It will be responsible for review and recommendation regarding compensation arrangements for the Chief Executive Officer and the four other most highly compensated executive officers. A subcommittee of the Compensation Committee, comprised solely of "outside directors" (as such term is used in Section 162(m) of the Code) who are also "Non-Employee Directors" (as such term is defined in Rule 16b-3 of the Exchange
Act), will have exclusive authority to approve any awards of stock or options to directors of GenTek (other than Non-Employee Directors) or other individuals who are "officers" of GenTek for purposes of Section 16 of the Exchange Act under GenTek's Long-Term Incentive Plan (described below) and to administer elements of GenTek's 1998 Annual Performance Incentive Plan (also described below) covered by Section 162(m) of the Code. The subcommittee will also be responsible for determining whether the performance goals under the Annual Plan (as defined herein) have been met. In the remainder of this Information Statement, references to the Compensation Committee shall be deemed to be references to the subcommittee in all cases where Section 162(m) of the Code or Section 16 of the Exchange Act would require that action be taken by the subcommittee rather than the full Compensation Committee.

                                GENTEK BUSINESS:
                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

            The Non-Employee Directors of GenTek will be entitled to receive cash and other compensation pursuant to the plans described below.

            Cash Compensation. Non-Employee Directors of GenTek will receive compensation of $_______ per year, with no additional fees for attendance at the company's Board or committee meetings. Employee Directors will not be paid any fees or additional compensation for service as members of GenTek's Board or any of its committees. All Directors are reimbursed for expenses incurred in connection with attending GenTek's Board and committee meetings.

            Restricted Unit Plan for Non-Employee Directors. Prior to the Spinoff, GenTek will adopt, effective as of the Spinoff, a Restricted Unit Plan for Non-Employee Directors, pursuant to which each Non-Employee Director of GenTek (other than _________ and __________), upon becoming a Director of GenTek, will receive a one-time grant of ______ restricted units under the Restricted Unit Plan for Non-Employee Directors evidencing a right to receive shares of GenTek Common Stock, subject to certain restrictions. GenTek will maintain a memorandum account for each Director who received the grant of restricted units and credit to such account the amount of any cash dividends and shares of stock of any subsidiary distributed on the shares of GenTek Common Stock ("Dividend Equivalents") underlying such Director's restricted units from the date of grant until the payment date described below. No shares of GenTek Common Stock will be issued at the time restricted units are granted, and GenTek will not be required to set aside a fund for any such grant or for amounts credited to the memorandum account. Pursuant to the terms of the Plan neither the restricted units nor the memorandum account may be sold, assigned, pledged or otherwise disposed of. ___ percent of the restricted units and the related Dividend Equivalents will vest for each year of service as a Director of GenTek. Vested restricted units and the related Dividend Equivalents will not be payable until the Director ceases to be a member of GenTek's Board. At that time, the Director will receive one share of GenTek Common Stock for each vested restricted unit, provided that a Director may elect, prior to the date on which restricted units vest, to have payment deferred to a later date. Any restricted units and related Dividend Equivalents that have not vested at the time the Director ceases to be a Director of GenTek will be canceled unless service has terminated because of death or disability, in which event all such restricted units and related Dividend Equivalents will vest immediately. When payment of restricted units is made, Non-Employee Directors (other than ___________ and ___________) will also receive cash and securities equal to the related Dividend Equivalents, together with interest on the cash based upon the average quoted rate for ten-year U.S. Treasury Notes. In the event of a stock dividend, stock split, recapitalization, merger, liquidation or similar event, the Board, in its sole discretion, may make equitable adjustments in outstanding awards and the number of shares of GenTek Common Stock reserved for issuance under the plan.

EXECUTIVE COMPENSATION

            In general, compensation for executive officers and other key employees of GenTek will consist of base salary, annual bonus awards (a portion of which may be payable in restricted stock) and long-term incentive awards of options or restricted stock that may be made from time to time under the GenTek Inc. Long-Term Incentive Plan (described below).

     ANNUAL PERFORMANCE INCENTIVE PLAN

            Prior to the consummation of the Spinoff, the Board of GenTek will adopt, and General Chemical Group, as sole shareholder of GenTek will approve, effective upon the consummation of the Spinoff, a GenTek Inc. Annual Performance Incentive Plan (the "GenTek Annual Plan"), pursuant to which executive officers and key employees of GenTek and its subsidiaries will be eligible to receive annual or other periodic bonuses. The GenTek Annual Plan will be administered by the GenTek Compensation Committee. Non-Employee Directors will not be eligible for awards under the GenTek Annual Plan.

            Each year GenTek will establish target incentive bonuses for participants in the GenTek Annual Plan. Bonuses will be payable under the GenTek Annual Plan for a year if GenTek meets the performance objectives for such year selected for a participant or group of participants by the Compensation Committee. The performance objectives may be based upon either company-wide or operating unit performance in the following areas: earnings per share, revenues, operating cash flow, operating earnings, working capital to sales ratio and return on capital.

            In addition, notwithstanding the foregoing, the Compensation Committee will have the right, in its discretion, to pay to any participant an annual bonus based on individual performance or any other criteria that the Committee deems appropriate and, in connection with the hiring of any person or otherwise, the Compensation Committee may provide for a minimum bonus amount in any calendar year, regardless of whether performance objectives are attained.

            The GenTek Annual Plan is expected to vest broad powers in the Compensation Committee to administer and interpret the Plan. The Compensation Committee's powers are expected to include authority, within the limitations set forth in the Annual Plan, to select the persons to be granted awards, to determine the time when awards will be granted, to determine and certify whether objectives and conditions for earning awards have been met, to determine whether payment of an award will be made at the end of an award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated. The GenTek Annual Plan is also expected to generally vest broad powers in the Compensation Committee to amend and terminate the GenTek Annual Plan.

     LONG-TERM INCENTIVE PLAN

            Prior to the consummation of the Spinoff, the Board of Directors of GenTek will adopt and General Chemical Group, as sole stockholder of GenTek will approve, effective upon the consummation of the Spinoff, the GenTek Inc. Long-Term Incentive Plan (the "LTIP"). The LTIP provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options; (ii) stock appreciation rights ("SARs"); (iii) restricted stock and restricted units; (iv) incentive stock and incentive units; and (v) deferred stock units (each, an "Award").

            The LTIP will also provide for the grant of conversion and replacement of General Chemical Group equity-related incentive awards held by employees of GenTek in connection with the Spinoff. See General Chemical Group Stock Option and Restricted Unit Conversion.

            LTIP awards may be granted to key employees, including executive officers of GenTek, its subsidiaries and affiliates, but may not be granted to any director who is not also an employee of

GenTek, its subsidiaries or affiliates. The number of employees participating in
the LTIP will vary from year to year. Initially,           shares of GenTek
Common Stock will be authorized to be issued under the LTIP.

            If shares subject to an option under the LTIP cease to be subject to such option, or if shares awarded under the LTIP are forfeited or if an award otherwise terminates without a payment being made to the participant in the form of GenTek Common Stock, such shares will again be available for future award under the LTIP. In the event of certain changes in GenTek's capital structure affecting GenTek Common Stock, the Compensation Committee may make appropriate adjustments in the number of shares that may be awarded and in the number of shares covered by options and other awards then outstanding under the LTIP, and, where applicable, the exercise price of outstanding awards under the LTIP. The LTIP will be administered by the Compensation Committee.

     STOCK OPTIONS

            The Compensation Committee may grant options to purchase shares of GenTek Common Stock that are either "qualified," which includes those awards that satisfy the requirements of Section 422 of the Code for incentive stock options, or "nonqualified," which includes those awards that are not intended to satisfy the requirements of Section 422 of the Code. Under the terms of the LTIP, the exercise price of the options will, unless the Compensation Committee determines otherwise, not be less than GenTek Common Stock's fair market value at the time of grant. The exercise price of the option is payable in cash or its equivalent or, as permitted by the Compensation Committee, by exchanging shares of GenTek Common Stock owned by the participant, or by a combination of the foregoing.

            The options will generally have a term of ten years, unless the Compensation Committee specifies a shorter term, and, unless the Compensation Committee otherwise determines, will become exercisable in four equal annual installments commencing on the first anniversary of the date of grant. If an option holder ceases employment with GenTek as a result of the holder's (i) death, (ii) disability, (iii) early retirement with the consent of the Compensation Committee or (iv) normal retirement, the holder (or his or her beneficiary or legal representative) may exercise any option, regardless of whether then exercisable, for a period of one year (or such greater or lesser period as determined by the Compensation Committee at or after grant), but in no event after the date the option otherwise expires. If an option holder's employment is terminated for any other reason, all of his or her options will immediately terminate, regardless of whether then exercisable (unless determined otherwise by the Compensation Committee). The Compensation Committee may provide that a participant who delivers shares of GenTek Common Stock to exercise an option when the market value of the GenTek Common Stock exceeds the exercise price of the option will be automatically granted new options for the number of shares delivered to exercise the option ("reload options"). Reload options will be subject to the same terms and conditions as the related option except that the exercise price will be the fair market value on the date the reload option is granted and such reload options will not be exercisable for six months.

     STOCK APPRECIATION RIGHTS

            The LTIP authorizes the Compensation Committee to grant SARs in tandem with a stock option, in addition to a stock option, or freestanding and unrelated to a stock option. SARs entitle the participant to receive the excess of the fair market value of a stated number of shares of GenTek Common Stock on the date of exercise over the base price of the SAR. The base price may not be less than 100% of the fair market value of the GenTek Common Stock on the date the SAR is granted. The Committee shall determine when an SAR is exercisable, the method of exercise, and whether settlement of the SAR is to be made in cash, shares of GenTek Common Stock or a combination of the foregoing.

     RESTRICTED STOCK AND RESTRICTED UNITS

            The LTIP authorizes the Compensation Committee to grant Awards in the form of restricted stock and restricted units. For purposes of the LTIP, restricted stock is an Award of GenTek Common Stock and a restricted unit is a contractual right to receive GenTek Common Stock (or cash based on fair market value of GenTek Common Stock). Such awards will be subject to such terms and conditions, if any, as the Compensation Committee deems appropriate. Unless otherwise determined by the Compensation Committee, participants will be entitled to receive either currently or at a future date, dividends or other distributions paid with respect to restricted stock and, if and to the extent determined by the Compensation Committee, either will be credited with or receive, currently an amount equal to dividends paid with respect to the corresponding number of shares covered by restricted units. Restricted stock and restricted units become vested and nonforfeitable and the restricted period will lapse pro rata on each of the first four anniversaries of the date of grant unless the Compensation Committee determines otherwise. If a participant's employment terminates because of death, disability, early retirement (with the Compensation Committee's consent) or normal retirement, during the period in which the transfer of shares is restricted, the restricted stock or restricted units will become vested and nonforfeitable as to that percentage of the shares based upon the days worked as a percentage of total days in the restricted period (or such greater percentage as the Compensation Committee may determine). Unless nonforfeitable on the date of termination or otherwise determined by the Compensation Committee, a restricted stock or restricted unit award will be forfeited on termination of employment.

     INCENTIVE STOCK AND INCENTIVE UNITS

            The LTIP allows for the grant of Awards in the form of incentive stock and incentive units. For purposes of the LTIP, incentive stock is an Award of GenTek Common Stock and an incentive unit is a contractual right to receive GenTek Common Stock (or cash based on fair market value of GenTek Common Stock). Such awards will be contingent upon the attainment, in whole or in part, of certain performance objectives over a period to be determined by the Compensation Committee. With regard to a particular performance period, the Compensation Committee will have the discretion, subject to the LTIP's terms, to determine the terms and conditions of such Awards, including the performance objectives to be achieved during such period and the determination of whether and to what degree such objectives have been attained. Unless otherwise determined by the Compensation Committee, participants will be entitled to receive, either currently or at a future date, all dividends and other distributions paid with respect to the incentive stock and, if and to the extent determined by the Compensation Committee, either to be credited with or receive currently an amount equal to dividends paid with respect to the corresponding number of shares covered by the incentive units. If a participant's employment terminates because of death, disability, early retirement (with the Compensation Committee's consent) or normal retirement during the measurement period, an Award of incentive stock or incentive units will become vested and nonforfeitable as to that percentage of the award that would have been earned based on the attainment of performance objectives for the days worked as a percentage of total days in the performance period (or such greater percentage as the Compensation Committee may determine). Unless the Compensation Committee determines otherwise, any incentive stock or incentive unit award will be forfeited on termination of employment.

     DEFERRED STOCK

          An Award of deferred stock confers upon a participant the right to receive shares of GenTek Common Stock at the end of a specified deferral period. On such date or dates established by the Compensation Committee and subject to such terms and conditions as determined by the Compensation Committee, a participant may be permitted to defer receipt of all or a portion of his or her annual salary and/or annual incentive bonus ("Deferred Annual Amount") and receive the equivalent amount in elective units based on the fair market value of GenTek Common Stock on the date of grant. To the extent determined by the Compensation Committee, a participant may also receive supplemental stock units for a percentage of the Deferred Annual Amount. Deferred stock units carry no voting rights until the shares have been issued. The Compensation Committee will determine whether any dividend equivalents attributable to deferred units are to be paid currently or credited to the participant's account and deemed reinvested in deferred stock units. Deferred stock units and dividend equivalents with respect thereto are fully vested at all times. Unless the Compensation Committee provides otherwise, supplemental stock units and dividend equivalents with respect thereto will become fully vested on the fourth anniversary of the date the corresponding deferred amount would have been paid and free standing stock units and dividend equivalents with respect thereto will become fully vested on the third anniversary of the corresponding GenTek Common Stock in lieu of cash Award.

          If there is a "Change in Control", all Awards that are not then vested will become vested and any restrictions or limitations will lapse. For these purposes, a "Change in Control" shall mean the occurrence of any of the following events: (1) the members of the Board at the beginning of any consecutive twenty-four calendar month period (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority of the Board, provided that any director whose election, or nomination for election by GenTek's stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such twenty-four calendar month period, other than as a result of a proxy contest, or any agreement arising out of an actual or threatened proxy contest, will be treated as an Incumbent Director; or (2) any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act), but excluding GenTek, any subsidiary of GenTek or any employee benefit plan of GenTek or any subsidiary of GenTek is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of GenTek representing 20% or more of the combined voting power of GenTek's then outstanding securities; or (3) the stockholders of GenTek approve a definitive agreement (A) for the merger or other business combination of GenTek with or into another corporation, a majority of the directors of which were not directors of GenTek immediately prior to the merger and in which the stockholders of GenTek immediately prior to the effective date of such merger own a percentage of the voting power in such corporation that is less than one-half of the percentage of the voting power they owned in GenTek immediately prior to such transaction or (B) for the sale or other disposition of all or substantially all of the assets of GenTek to any other entity; provided, in each case, that such transaction has been consummated; or (4) the purchase of GenTek Common Stock pursuant to any tender or exchange offer made by any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than GenTek, any subsidiary of GenTek, or an employee benefit plan of GenTek or any subsidiary of GenTek, for 20% or more of the Stock of GenTek. Notwithstanding the foregoing, a "Change in Control" will not be deemed to occur in the event GenTek files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

          The Board or the Compensation Committee may amend, suspend or terminate the LTIP.

     OTHER BENEFIT PLANS AND ARRANGEMENTS

          The GenTek Business' employees will continue to participate in the General Chemical Corporation Salaried Employees Pension Plan (the "Pension Plan") -- of which GenTek will continue to be the sponsor following the Spinoff -- on the same terms and conditions as before the Spinoff, as well as in the other benefit plans and arrangements that GenTek will establish pursuant to the Employee Benefits Agreement. For further information on the Employee Benefit Agreement to be entered into by GenTek and New GCG on the Spinoff Date, see the section "Arrangements Between GenTek and New GCG Relating to the Spinoff -- Employee Benefits Agreement."

          A participating employee's annual retirement benefit is determined by the employee's credited service under the Pension Plan and average annual earnings during the five years of the final ten years of service credited under the Pension Plan for which such employees' earnings were highest. Annual earnings include principally salary, overtime and short-term incentive compensation. The Pension Plan provides that a participating employee's right to receive benefits under the Pension Plan becomes fully vested after five years of service. Under the Pension Plan, benefits are adjusted by a portion of the social security benefits received by participants.

          In addition, it is anticipated that GenTek's key executives will participate in an unfunded nonqualified excess benefit plan which pays benefits which would otherwise accrue in accordance with the provisions of the Pension Plan, but which are not payable under the Pension Plan by reason of certain benefit limitations imposed by the Code.

          The table below indicates the estimated maximum annual retirement benefit a hypothetical participant would be entitled to receive under the Pension Plan and the excess benefit plan (without regard to benefit limitations imposed by the Code) before any deduction for social security benefits if the retirement occurred December 31, 1997, at the age of 65, after the indicated number of years of credited service and if average annual earnings equaled the amounts indicated.

                                                              YEARS OF CREDITED SERVICE(2)
                                           -----------------------------------------------------------------------
AVERAGE ANNUAL EARNINGS(1)                 15 YEARS         20 YEARS       25 YEARS       30 YEARS        35 YEARS
--------------------------                 ---------        --------       --------       --------        --------
$   200,000..........................      $  60,000        $ 80,000       $100,000       $100,000        $105,000
    250,000..........................         75,000         100,000        125,000        125,000         131,250
    300,000..........................         90,000         120,000        150,000        150,000         157,500
    400,000..........................        120,000         160,000        200,000        200,000         210,000
    500,000..........................        150,000         200,000        250,000        250,000         262,500
    600,000..........................        180,000         240,000        300,000        300,000         315,000
    700,000..........................        210,000         280,000        350,000        350,000         367,500
    800,000..........................        240,000         320,000        400,000        400,000         420,000
    900,000..........................        270,000         360,000        450,000        450,000         472,500
  1,000,000..........................        300,000         400,000        500,000        500,000         525,000

(1) Compensation qualifying as annual earnings under the Pension Plan approximate the amounts set forth as Salary and Bonus in the Summary Compensation table for the individuals listed on such table.

(2) The number of years of credited service under the Pension Plan for ________is approximately __, __ and __, respectively.


SUMMARY COMPENSATION TABLE

           After the identity of the executive officers of GenTek has been determined, GenTek will, in an amendment to this Information Statement and the Form 10 (which includes this Information Statement), provide the information contemplated by the following table.

           The following summary compensation table sets forth information concerning compensation awarded to, earned by, or paid to GenTek's Chief Executive Officer and its four highest compensated executive officers who were serving as executive officers at the end of fiscal year 1998 (collectively, the "Named Executive Officers") for services rendered to General Chemical Group in fiscal year 1998. The compensation was paid by General Chemical Group and all stock compensation was in the form of General Chemical Group common stock or options to purchase General Chemical Group common stock.

                                                                                           LONG TERM
                                                ANNUAL COMPENSATION                   COMPENSATION AWARDS
                                        ----------------------------------         --------------------------
                                                                                                   ALL OTHER
    NAME AND                            FISCAL        SALARY         BONUS         OPTIONS       COMPENSATION
PRINCIPAL POSITION                       YEAR          ($)            ($)            (#)              ($)
------------------                      ------        ------         -----         -------       ------------


OPTION GRANTS IN LAST FISCAL YEAR

           After the identity of the executive officers of GenTek has been determined, GenTek will, in an amendment to this Information Statement and the Form 10 (which includes this Information Statement), provide the information contemplated by the following table.

           The following table sets forth information concerning individual grants of stock options by General Chemical Group to Named Executive Officers during fiscal year 1998 for the purchase of General Chemical Group Common Stock. For a discussion of the treatment of General Chemical Group stock option plans in connection with the Spinoff with respect to the executive officers of GenTek, see "--Executive Compensation" above.


                                                                INDIVIDUAL GRANTS
                                                -----------------------------------------
                                                % OF TOTAL                                    POTENTIAL REALIZABLE
                                NUMBER OF         OPTIONS                                      VALUED AT ASSUMED
                                SECURITIES      GRANTED TO                                   ANNUAL RATES OF STOCK
                                UNDERLYING       EMPLOYEES     EXERCISE OR                     PRICE APPRECIATION
                                 OPTIONS         IN FISCAL      BASE PRICE     EXPIRATION        FOR OPTION TERM
NAME                           GRANTED (#)       YEAR (%)         ($/SH)          DATE           5% ($) 10% ($)
----                           -----------      ---------      -----------     ----------    ---------------------


GENERAL CHEMICAL GROUP STOCK OPTION AND RESTRICTED UNIT CONVERSION

           Pursuant to the Employee Benefits Agreement, effective on the Spinoff Date, holders of outstanding options to purchase General Chemical Group common stock and holders of restricted stock units will have their interests adjusted as described below.

           Stock Options. Employees of GenTek who hold General Chemical Group stock options will have such General Chemical Group stock options entirely converted into GenTek stock options under the GenTek LTIP. The number of shares covered by such a converted stock option award, and the exercise price per share, will be determined in a manner that preserves (i) the difference between the exercise price and value of the shares covered by the General Chemical Group stock option and (ii) the ratio of the exercise price per share to the fair market value of the share covered by the option. Employees of New GCG who hold General Chemical Group stock options will retain their options, which shall be adjusted in the manner described above. All other terms of such converted or adjusted options will remain unchanged.

           Restricted Units. Each restricted unit, whether held by employees of GenTek or New GCG, will, following the Spinoff Date, represent a similar award with respect to a share of each of GenTek and New GCG.

                         BENEFICIAL OWNERSHIP OF GENTEK
                     AND GENERAL CHEMICAL GROUP COMMON STOCK

           The table below sets forth, to the best knowledge and belief of GenTek and General Chemical Group as of March 1, 1998, certain information regarding the beneficial ownership of shares of Common Stock of General Chemical Group by each person who beneficially owns more than 5% of such shares. After the identity of the Directors and executive officers of GenTek as of the Spinoff has been deter mined, GenTek will, in an amendment to this Information Statement and the Form 10 (which includes this Information Statement), provide certain information regarding the beneficial ownership of shares of Common Stock of GenTek as of the Spinoff by such Directors and executive officers. See "GenTek
Business: Management."

            The ownership information presented below: (a) reflects the distribution ratio of one share of GenTek Common Stock for every share of Common Stock of General Chemical Group and one share of GenTek Class B Common Stock for every share of Class B Common Stock of General Chemical Group; and (b) assumes no change in record ownership of Common Stock of General Chemical Group since March 1, 1998, except as described in note (5) to the following table.


                                                                                              BENEFICIAL OWNERSHIP OF
                                          BENEFICIAL OWNERSHIP OF GENTEK                       GENERAL CHEMICAL GROUP
                               --------------------------------------------  ------------------------------------------------------
                                                       CLASS B                                       CLASS B
NAME OF                          COMMON   PERCENT OF   COMMON    PERCENT OF    COMMON   PERCENT OF   COMMON     PERCENT OF
BENEFICIAL OWNER                 STOCK     CLASS (1)  STOCK (2)    CLASS       STOCK     CLASS (1)  STOCK (2)      CLASS
----------------               ---------  ----------  ---------  ----------  ---------  ----------  ---------   -----------

Paul M. Montrone(3)
(4)(5)(6)...................   9,811,421      47.4%   9,758,421       100%   9,811,421      47.4%   9,758,421       100%
1996 and February
1998 GRATs(4)(6)............   7,283,344      35.2    7,283,344       74.6   7,283,344      35.2    7,283,344       74.6
C.A. Delaney Capital
Management Ltd.(7)..........   1,032,152    5.0(13)      --           --     1,032,152     5.0(13)     --            --
J.P. Morgan & Co.
Incorporated(8).............    947,000     4.6(13)      --           --      947,000      4.6(13)     --            --
Franklin Resources,
Inc.(9).....................    887,600     4.3(13)      --           --      887,600      4.3(13)     --            --
Thomas Horstmann &
Bryant, Inc.(10)............    690,100     3.3(13)      --           --      690,100      3.3(13)     --            --
Equitable Life
Assurance Society(11).......    650,000     3.1(13)      --           --      650,000      3.1(13)     --            --
Network Fund III,
Ltd. (12)...................    600,000     2.9(13)      --           --      600,000      2.9(13)     --            --

----------
(1) The percentage ownership of Common Stock of each company has been calculated assuming the conversion of all outstanding shares of Class B Common Stock into Common Stock. The percent age ownership of Common Stock has been calculated assuming 20,692,744 shares of Common Stock are issued and outstanding.

(2) Holders of Class B Common Stock of each company may convert each such share of Class B Common Stock at any time and from time to time into one fully-paid and non-assessable share of Common Stock of that company. See "Description of Capital Stock of GenTek."

(3) Includes the shares owned by the 1996 GRAT, the February 1998 GRAT and the December 1998 GRAT. By virtue of his position as co-trustee of the December 1998 GRAT and his relationship with the trustee of the 1996 GRAT and the February 1998 GRAT, as well as his status as the settlor and annuity beneficiary of such GRATs, Mr. Montrone may be deemed beneficial owner of all the shares held by such GRATs. The shares of Class B Stock beneficially owned by Mr. Montrone represent 88.6% of the combined voting power of the outstanding shares of voting stock of each of GenTek and General Chemical Group. The address for Mr. Montrone is c/o The General Chemical Group Inc., Liberty Lane, Hampton, New Hampshire 03842.

(4) A grantor retained annuity trust formed in 1996 (the "1996 GRAT") owns 3,283,344 shares of Class B Common Stock. A grantor retained annuity trust formed in February 1998 (the "February 1998 GRAT") owns 4,000,000 shares of Class B Common Stock. Mr. Paul Montrone was the settlor, and is the annuity beneficiary, of both the 1996 GRAT and the February 1998 GRAT. Sandra G. Montrone, the wife of Mr. Montrone, is the sole trustee of the 1996 GRAT and the sole trustee with investment and voting discretion of the February 1998 GRAT. Wilmington Trust Company is the administrative trustee of the February 1998 GRAT. The address for the 1996 GRAT and the February 1998 GRAT is c/o Sandra G. Montrone, as trustee, Liberty Lane, Hampton, New Hampshire 03842.

     By virtue of her position as sole trustee, Ms. Montrone may be deemed the beneficial owner of all shares held by the 1996 GRAT and the February 1998 GRAT. In April 1996, General Chemical Group entered into a Stockholder Agreement with the 1996 GRAT pursuant to which the 1996 GRAT granted to the company a right of first refusal with respect to any transfer of shares of Common Stock by the 1996 GRAT through March 1, 2001. In exchange, General Chemical Group agreed to register for sale under the Securities Act at any time beginning on March 1, 1997 and ending on March 1, 2001 shares of Common Stock which the 1996 GRAT may from time to time distribute to Mr. Montrone or his assignees, although Mr. Montrone would not be obligated to sell any such shares of Common Stock of General Chemical Group. Prior to the Spinoff, GenTek will enter into a substantially identical agreement with respect to the Common Stock of GenTek distributed to the 1996 GRAT in the Spinoff.

(5) A grantor retained annuity trust, formed in December 1998 (the "December 1998 GRAT"), of which Mr. and Ms. Montrone are co-trustees, owns 2,000,000 shares of Class B Common Stock. Wilmington Trust Company is the administrative trustee of the December 1998 GRAT. By virtue of their position as co-trustees, each of Mr. and Ms. Montrone may be deemed beneficial owner of all shares held by the December 1998 GRAT.


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
(6) Does not include 100,000 shares of Common Stock held by a charitable foundation, of which Mr. Montrone is a Director and Ms. Montrone is a Director and officer. By virtue of their positions with the charitable foundation, Mr. and Ms. Montrone may be deemed to be beneficial owners of the shares of Common Stock held by the charitable foundation. Mr. and Ms. Montrone disclaim any beneficial ownership of the 100,000 shares of Common Stock held by the charitable foundation.

(7) The information presented herein is based solely upon a Schedule 13G filing made with the SEC by C.A. Delaney Capital Management Ltd. ("Delaney Capital") on February 13, 1998. According to such filing, Delaney Capital possesses sole voting and dispositive over 1,032,152 of the above shares. Also according to such filing, the registered holders of such shares are Spectrum United Canadian Growth Fund and Private Clients, for which Delaney Capital acts as the investment manager. The address of Delaney Capital is BCE Place, Canada Trust Tower, 161 Bay Street, P.O. Box 713, Suite 5100, Toronto, Ontario, Canada M5J 251.

(8) The information presented herein is based solely upon a Schedule 13G/A filing made with the SEC by J.P. Morgan & Co. Incorporated ("J.P. Morgan") on February 13, 1998. According to such filing, J.P. Morgan possesses sole voting power over 871,200 of the above shares and sole dispositive power of 947,000 of the above shares. The address of J.P. Morgan is 60 Wall Street, New York, NY 10260.

(9) The information presented herein is based solely upon a Schedule 13G filing made with the SEC by Franklin Resources, Inc. ("Franklin") on February 4, 1998. According to such filing, Franklin filed such Schedule 13G on behalf of the following group of individuals: (i) Franklin itself (parent holding company); (ii) Mr. Charles B. Johnson (principal shareholder of parent holding company); (iii) Mr. Rupert H. Johnson, Jr. (principal shareholder of parent holding company); and (iv) Franklin Mutual Advisors, Inc. (investment advisor). According to the Schedule 13G filing, Franklin Mutual Advisors, Inc. possesses sole voting power over 887,600 of the above shares and sole dispositive power over 887,600 of the above shares. Neither Franklin nor Messrs. Charles or Rupert Johnson possess sole voting or sole dispositive power over any of the above shares. The address of Franklin, Mr. Charles B. Johnson and Mr. Rupert H. Johnson, Jr. is 777 Mariners Island Boulevard, 6th Floor, San Mateo, CA 94404. The address of Franklin Mutual Advisers, Inc. is 51 John F. Kennedy Parkway, Short Hills, NJ 07078.

(10) The information presented herein is based solely upon a Schedule 13G filing made with the SEC by Thomas Horstmann Bryant, Inc. ("Horstmann") on March 13, 1998. According to such filing, Horstmann as sole voting power over 436,900 of the above shares, shared voting power over 10,000 of the above shares and sole dispositive power over 690,100 of the above shares. The address of Horstmann is Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663.

(11) The information presented herein is based solely upon a Schedule 13D filing made with the SEC by Equitable Life Assurance Society ("Equitable") on May 2, 1997. According to such filing, Equitable possesses sole voting and sole dispositive power over all of such shares. The address of Equitable is City Place House, 55 Basinghall Street, London EC2V 5DR, England.

(12) The information presented herein is based solely upon a Schedule 13D filing made with the SEC on May 2, 1997 by Network Fund III, Ltd. ("Network") on behalf of itself and Mr. John W. Gildea,


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
     a director of General Chemical Group. According to such filing, Network is a mutual fund managed by Gildea Management Company, of which Mr. Gildea is the Chairman of the Board of Directors, Chief Executive Officer and sole stockholder. Also, according to such filing, Network possesses sole voting power over 500,000 shares of such shares and sole dispositive power over 500,000 of such shares while Mr. Gildea possesses sole voting and sole dispositive power over all 600,000 shares. The address of Mr. Gildea is c/o Gildea Management Co., 115 East Putnam Avenue, Greenwich, CT 06830. The address for Network is P.O. Box 219, Butterfield House, Grand Cayman, Cayman Islands, BWI.

(13) The percentage ownership of Common Stock has been calculated assuming the conversion of all outstanding shares of Class B Common Stock into Common Stock. Prior to such conversion, the percentage ownership of Common Stock for each of Delaney Capital, J.P. Morgan, Franklin, Horstmann, Equitable and Network is 9.4%, 8.7%, 8.1%, 6.3%, 5.9% and 5.5%, respectively.


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
                CERTAIN RELATIONSHIPS AND AFFILIATE TRANSACTIONS


AGREEMENTS WITH LATONA

           Mr. Paul M. Montrone, the controlling stockholder and Chairman of the Board of General Chemical Group, also controls Latona, a management company. In addition, Mr. Paul M. Meister, a director of General Chemical Group and GenTek, is a Managing Director of Latona. Since 1995, Latona has been providing General Chemical Group with strategic management, business and financial advisory services, including guidance and advice related to financings, security offerings, recapitalizations and restructurings, tax, corporate secretarial, employee benefit services and other administrative services. Following the Spinoff, Latona will continue to provide such services to each of GenTek and New GCG.

           General Chemical Group paid Latona $5.8 million of fees for such services in 1998. In 1998 General Chemical Group also paid Latona $500,000 for additional services provided in connection with the acquisition of Reheis and will pay Latona $600,000 for additional services provided in connection with the acquisition of Defiance. General Chemical Group will pay Latona $______ for additional services provided for the Spinoff. After the Spinoff, GenTek and New GCG will pay Latona an annual fee of $_____ and $_____, respectively, payable quarterly in advance, adjusted annually after 1999 for increases in the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index. In addition, each company will agree to pay Latona additional fees in connection with any acquisition or business combination for which Latona advises it, comparable to those received by investment banking firms for such services (subject to the approval of a majority of such company's independent directors).

           Latona's agreements with GenTek and General Chemical Group will be substantially similar to Latona's current agreement with General Chemical Group. Both GenTek's and New GCG's agreement extends through _______. The agreements may be terminated by GenTek or New GCG (as the case may be) or Latona if the other party ceases, or threatens to cease, to carry on its business, or commits a material breach of the agreement which is not remedied within 30 days of notice of such breach. Each of GenTek and New GCG may terminate its agreement if Mr. Montrone ceases to hold, directly or indirectly, shares of its capital stock constituting at least 20% of the aggregate voting power of its capital stock.

           The terms of the agreement between each of GenTek and New GCG and Latona will not be the result of arm's length negotiations. While there can be no assurance that the amount of fees to be paid by each of GenTek and New GCG to Latona will not exceed the amount that these companies would have to pay to obtain from unaffiliated third parties the services to be provided by Latona, each of GenTek and New GCG believes that the employees of Latona have extensive knowledge concerning its respective business which would be impractical for a third party to obtain. As a result, GenTek and New GCG have not compared the fee payable to Latona with fees that might be charged by third parties for similar services. Proposals regarding amendments to, waivers of, extensions of or other changes in the terms of the agreement with Latona, as well as any transactions perceived to involve potential conflicts of interest, will be dealt with on a case-by-case basis, taking into account relevant factors including the requirements of the NYSE and prevailing corporate practices.


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
STOCKHOLDER AGREEMENTS

           Mr. Montrone, who will hold or control (including through trusts of which he is the settlor and a co-trustee or of which he is the settlor and his wife is the sole trustee with investment and voting discretion) all of the Class B Common Stock and approximately 47.4% of the outstanding shares of Common Stock of each of GenTek and New GCG (assuming conversion of all outstanding Class B Common Stock into Common Stock) upon completion of the Spinoff, may from time to time acquire shares of Common Stock or warrants, options or rights to acquire shares of Common Stock of each company in the open market or in private transactions. General Chemical Group has agreed not to interfere with any such acquisitions. Prior to the Spinoff, GenTek will enter into a substantially identical agreement with Mr. Montrone. See "Beneficial Ownership of GenTek and General Chemical Group Common Stock."

           In April 1996, General Chemical Group entered into a Stockholders Agreement with the 1996 GRAT, of which Ms. Montrone is the sole trustee. Pursuant to this Stockholders Agreement, New GCG will have a right of first refusal on any transfer of shares of Common Stock of New GCG by the 1996 GRAT through March 1, 2001. In exchange, General Chemical Group has to register for sale under the Securities Act, at any time beginning on March 1, 1997 and ending on March 1, 2001, shares of Common Stock of General Chemical Group which the 1996 GRAT may from time to time distribute to Mr. Montrone or his assignees, although Mr. Montrone would not be obligated to sell any such shares of Common Stock. Prior to the Spinoff, GenTek will enter into a substantially identical agreement with respect to Common Stock of GenTek distributed to the 1996 GRAT in the Spinoff.

           See "Beneficial Ownership of GenTek and General Chemical Group Common Stock" and "Special Factors--Control by and Relationship with Principal Stockholder; Potential Conflicts of Interest."


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
                              ARRANGEMENTS BETWEEN
                               GENTEK AND NEW GCG
                             RELATING TO THE SPINOFF

           After the Spinoff, GenTek and New GCG will not own any securities in each other and will be separate, stand-alone public companies.

           The general terms and conditions of the Spinoff will be set forth in a Separation Agreement between General Chemical Group and GenTek (the "Separation Agreement"). In addition, General Chemical Group and GenTek expect to enter into the agreements described in this section to facilitate the separation of the GenTek and Industrial Chemicals Businesses and an orderly transition in establishing GenTek and New GCG as separate, stand-alone companies. The agreements summarized below have been filed as exhibits to the Form 10 filed under the Exchange Act. The following summarizes the material terms of such agreements but is qualified by reference to the filed agreements.

SEPARATION AGREEMENT

           The Separation Agreement provides for, among other things, the principal corporate transactions required to effect the Spinoff, the conditions that must be satisfied prior to the Spinoff Date and the allocation between GenTek and New GCG of certain assets and liabilities. The Separation Agreement also contemplates the execution by the parties of the following additional agreements that address particular matters related to the Spinoff: Employee Benefits Agreement; Transition Support Agreement; Sublease Agreements; Tax Sharing Agreement; and License Agreement.

           Reorganization. The Separation Agreement will set forth the corporate transactions to be accomplished at or before the Spinoff to separate the GenTek Business from the Industrial Chemicals Business. Following a series of pre-Spinoff intra-group transactions, the GenTek Business will be held by General Chemical Group through GenTek and the Industrial Chemicals Business will be held by General Chemical Group through New Hampshire Oak and General Chemical Industrial Products Inc.

           Distribution. On or before the Spinoff Date, General Chemical Group will deliver to the Distribution Agent a certificate or certificates representing all of the shares of GenTek Common Stock, and will instruct the Distribution Agent to distribute to each holder of record of Common Stock of General Chemical Group on the Record Date a certificate or certificates representing one share of GenTek Common Stock for each share of Common Stock of General Chemical Group so held. In addition, shares of Class B Common Stock of GenTek will be distributed, at a ratio of one-for-one, to the holders of record of Class B Common Stock of General Chemical Group on the Record Date.

           Satisfaction of Conditions; Termination. The Board of Directors of General Chemical Group has the sole discretion to establish and change the Record Date, the Spinoff Date and any appropriate procedures in connection with the Spinoff. The Board of Directors of General Chemical Group may amend, modify or abandon the Spinoff at any time prior to the Spinoff Date. The Spinoff will not occur unless the following conditions have been satisfied: (i) all necessary regulatory approvals have been received; (ii) the Form 10 has become effective under the Exchange Act; (iii) the persons mentioned under "GenTek Business:
Management" as members of the Board of Directors of GenTek have been elected as directors, and the GenTek Articles of Incorporation and Bylaws are in effect;
(iv) the necessary changes to the composition of the Board of Directors of General Chemical Group have been made so that


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
the composition of the Board of Directors of New GCG shall, after the Spinoff, be as described in the section entitled "Summary"; (v) GenTek's Common Stock has been approved for listing on the NYSE, subject to official notice of issuance;
(vi) the IRS private letter ruling concerning the tax-free nature of the Spinoff has been issued and has not been subsequently withdrawn or modified; (vii) GenTek and New GCG have entered into new financing facilities, and the proceeds of borrowings under those facilities have been applied to repay debt of General Chemical Group; (viii) the Board of Directors of General Chemical Group has received a report of an independent appraiser confirming that General Chemical Group's surplus is sufficient to permit, without violation of Section 170 of the Delaware General Corporation Law, the distribution of GenTek Common Stock and Class B Common Stock; and (ix) no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Spinoff shall be in effect.

           Separation of Assets and Liabilities. The Separation Agreement provides that the following will become exclusively the assets of GenTek at or prior to the Spinoff: (i) the capital stock of Reheis, Defiance (assuming consummation of its pending acquisition), Toledo Technologies Inc., Balcrank Products Inc. and PDI; (ii) the capital stock of General Chemical Corporation; and (iii) any assets that are not used principally in the Industrial Chemicals Business (collectively, the "GenTek Assets"). Pursuant to the Separation Agreement, New GCG will hold exclusively the following assets: (i) the capital stock of New Hampshire Oak, General Chemical Industrial Products Inc. and General Chemical Canada Ltd.; (ii) all of General Chemical Corporation's 51% interest in General Chemical (Soda Ash) Partners ("GCSAP"), and all rights of the Managing Partner of such partnership; and (iii) all assets used principally in the Industrial Chemicals Business (collectively, the "Industrial Assets").

           The Separation Agreement further provides that, as of the Spinoff, all liabilities of the GenTek Business will become exclusively the liabilities of GenTek (collectively, the "GenTek Liabilities"), including all liabilities:
(i) of GenTek arising under the Separation Agreement or any other agreements with New GCG relating to the Spinoff; (ii) incurred in the conduct or operation of GenTek Business or the ownership or use of GenTek Assets, whether arising before, at or after the Spinoff; (iii) arising under or in connection with the Form 10, but only to the extent such liabilities relate to statements in, or omissions from, the Form 10 regarding GenTek or the GenTek Business; (iv) set forth on the balance sheet of the GenTek Business as of the Spinoff; and (v) undertaken by General Chemical Group in connection with its purchase of Defiance, Reheis, Peridot and Sandco Automotive. All liabilities of General Chemical Group, other than the GenTek Liabilities (collectively, the "Industrial Liabilities"), will remain exclusively the liabilities of New GCG, including all liabilities: (i) of New GCG arising under the Separation Agreement or any other agreements with GenTek relating to the Spinoff; (ii) incurred in the conduct or operation of Industrial Chemicals Business or the ownership or use of Industrial Assets; (iii) arising under or in connection with the Form 10, except for liabilities relating to information or statements in, or omissions from, the Form 10 regarding GenTek or the GenTek Business; (iv) set forth on the balance sheet of the Industrial Chemicals Business as of the Spinoff; and (v) of General Chemical Group relating to any business formerly owned or operated by it or arising out of the sale thereof.

           Payments Received. From and after the Spinoff Date, both GenTek and New GCG will promptly transfer to the other, from time to time, any property received that is an asset of the other. Funds received by one upon the payment of accounts receivable that belong to the other will be paid promptly to the other party.


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
           Intellectual Property. After the Spinoff, New GCG will have the rights to and interest in the copyrights, trademarks, trade secrets and other intellectual property (the "Intellectual Property") of General Chemical Group used prior to the Spinoff primarily in the Industrial Chemicals Business, and GenTek will have the rights to and interest in all other Intellectual Property of General Chemical Group. As of the Spinoff, each of GenTek and New GCG will license to the other party, on a non-exclusive basis, those items of Intellectual Property that it owns and the other party needs to use for the continued operations of its business, subject to certain limitations set forth in the Separation Agreement and the Transition Support Agreement. The ownership and use of the General Chemical name and logo will be subject to the License Agreement described below under "--License Agreement."

           Amendments; Further Assurances. The Separation Agreement may only be amended or rights thereunder waived by an instrument signed by the party to be charged with the amendment or waiver. GenTek and New GCG will use their reasonable efforts to (i) execute and deliver such further instruments and documents and take such actions as the other party may reasonably request in order to effectuate the purposes of the Separation Agreement and their other agreements relating to the Spinoff, and (ii) take all actions and do all things reasonably necessary under applicable laws and agreements or otherwise to consummate and make effective the transactions contemplated by the Separation Agreement and their other agreements relating to the Spinoff.

           No Representations or Warranties. Except as stated in the Separation Agreement or other agreements entered into for the Spinoff, no party to such agreements or any other agreement or document contemplated by the Separation Agreement or any other agreements entered into for the Spinoff has or shall be deemed to have made any representation or warranty as to (i) the assets, businesses or liabilities retained, transferred or assumed as contemplated thereby, (ii) any consents or approvals required in connection with the transfer or assumption by such party of any asset or liability contemplated by the Separation Agreement, (iii) the value of or freedom from any lien, claim, equity or other encumbrance of, or any other matter concerning, any assets of such party, or (iv) the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of any party. Except as may expressly be set forth in the Separation Agreement or other agreements entered into for the Spinoff, all such assets were, or are being, transferred, or are being retained, on an "as is," "where is" basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee a title that is free and clear of any lien, claim or other encumbrance.

           Guaranteed Liabilities. GenTek will use all reasonable efforts (excluding payment of money) to obtain as promptly as practicable after the Spinoff Date the release of New GCG from its obligations regarding the GenTek Liabilities on which New GCG is an obligor by reason of any guarantee or contractual commitment (the "Guaranteed GenTek Liabilities"). New GCG will use all reasonable efforts (excluding the payment of money) to obtain as promptly as practicable after the Spinoff Date the release of GenTek from its obligations with respect to the Industrial Liabilities on which GenTek is an obligor by reason of any guarantee or contractual commitment (the "Guaranteed Industrial Liabilities"). Unless otherwise agreed from time to time, GenTek and New GCG will not extend the term of any Guaranteed GenTek Liabilities or Guaranteed Industrial Liabilities, as the case may be, or modify any such guaranteed liability in any way that would increase the liability guaranteed thereunder unless the guarantee of New GCG or GenTek, as the case may be, is released as to any extended or released liability of obligations under such guaranteed liabilities or the other party otherwise consents in writing. If GenTek or New GCG, is required to pay any Guaranteed Industrial Liabilities or Guaranteed GenTek


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
Liabilities, as the case may be, GenTek or New GCG (as the case may be) will be entitled to all the rights of the payee in any property of the other party pledged as security for such guaranteed liabilities.

           Cross Indemnification. At and after the Spinoff, New GCG will indemnify, defend and hold harmless GenTek and its directors, officers, employees and agents (the "GenTek Indemnitees") from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any and all actions or threatened actions) (collectively, the "Indemnifiable Losses") incurred or suffered by any of the GenTek Indemnitees and arising out of, or due to the failure of New GCG to pay, perform or otherwise discharge, any of the Industrial Liabilities. At and after the Spinoff, GenTek will indemnify, defend and hold harmless New GCG and its directors, officers, employees and agents (the "Industrial Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the Industrial Indemnitees and arising out of, or due to the failure of GenTek to pay, perform or otherwise discharge, any of the GenTek Liabilities. In circumstances in which the indemnity is unavailable or insufficient, for any reason, to hold harmless an indemnified party in respect of any Indemnifiable Losses, each indemnifying party, in order to provide for just and equitable contribution, will contribute to the amount paid or payable by such indemnified party as a result of such Indemnifiable Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such Indemnifiable Losses, as well as any other relevant equitable considerations. In addition, New GCG will agree to use its efforts to maintain directors' and officers' liability insurance coverage at least equal to General Chemical Group's current directors' and officers' liability insurance coverage for a period of five years for directors and officers of General Chemical Group who will become directors and officers of GenTek as of the Spinoff Date for their acts as directors and officers of General Chemical Group for periods prior to the Spinoff Date.

           Non-Competition. GenTek will covenant that, prior to the fifth anniversary of the Spinoff Date, it will not, directly or indirectly, engage in or conduct any activity or operation that competes with the Industrial Chemicals Business as conducted on the Spinoff Date. Similarly, New GCG will covenant that, prior to the fifth anniversary of the Spinoff Date, it will not, directly or indirectly, engage in or conduct any activity or operation that competes with the GenTek Business as conducted on the Spinoff Date.

           Expenses of the Spinoff. The Separation Agreement will provide that all costs and expenses incurred in the consummation of the Spinoff and the transactions contemplated thereby will be borne by New GCG.

EMPLOYEE BENEFITS AGREEMENT

           In connection with the Spinoff, New GCG and GenTek will enter into an employee benefits agreement (the "Employee Benefits Agreement") that will separate the assets and liabilities under General Chemical's employee benefit plans and other employment-related liabilities between New GCG and GenTek. As a general matter, New GCG and GenTek will each (i) continue to employ their respective employees and (ii) assume the liabilities existing at the time of the Spinoff for their respective employees and former employees. The Employee Benefits Agreement also will provide for the treatment of certain retirement plans, investment and savings programs, medical and life insurance benefits, retiree medical and life insurance benefits and stock awards.


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
           GenTek will, effective as of the date of the Spinoff, establish or maintain pension plans, health and welfare plans, a savings (401(k)) plan, and executive compensation plans to mirror the plans that General Chemical Group or its subsidiaries currently sponsor for their employees. The Employee Benefits Agreement will provide for the separation of the amounts necessary to fund the projected benefit obligations under the General Chemical Group pension plans of GenTek's current and former employees, on the one hand, and New GCG's current and former employees, on the other hand, determined on an equitable basis in accordance with the actuarial assumptions used by the applicable General Chemical Group pension plan with respect to its last completed actuarial report. Similar principles will apply with respect to any employee benefit plan maintained outside of the United States.

           GenTek will establish the LTIP pursuant to which stock options, stock appreciation rights, and other equity-related incentive awards, as well as cash performance awards, may be granted. Outstanding General Chemical Group equity-related awards held by current or former employees of GenTek will be converted into similar awards with respect to GenTek stock, based on formulas that preserve the inherent value of such awards at the time of the Spinoff (except that restricted units will be split between GenTek and New GCG). Replacement awards generally will have the same other terms and conditions as the original awards.

TRANSITION SUPPORT AGREEMENT

           Pursuant to the Transition Support Agreement, for a period of up to twelve months following the Spinoff, GenTek will agree to provide New GCG with tax, legal, accounting, treasury, purchasing services, human resources, insurance management and claims administration, and certain other administrative services, and New GCG will agree to provide GenTek with certain services as agreed upon by GenTek and General Chemical Group prior to the Spinoff. GenTek and New GCG will charge each other for such services on a shared-cost basis consistent with current methods of allocating internal costs. In addition, after the Spinoff, the GenTek and Industrial Chemicals Businesses will continue to operate using primarily shared MIS and related functions, including MIS personnel, hardware and software systems at least through December 31, 2000. As a result, during that period, GenTek will provide MIS services and the services of related functions to New GCG for an arm's length fee. See also "GenTek Business Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issue" and "New General Chemical Group: The Industrial Chemicals Business."

           Upon not less than 60 days prior written notice, either GenTek or New GCG may direct the other to discontinue any services provided under the Transition Support Agreement, except with respect to MIS and related functions. The Transition Support Agreement may be terminated by either party for a material uncured breach by the other party, the insolvency of the other party, or the change of control of the other party. The agreement will also provide that generally neither party will be liable to the other party for any costs, losses, damages or claims related to services provided by it under the Transition Services Agreement, other than for fraud or wilful misconduct.

SUBLEASE AGREEMENT

           As of the Spinoff, New GCG will use a portion of the office space located in Parsippany, New Jersey pursuant to an agreement (the "Sublease Agreement") for the sublease by General Chemical Corporation (a subsidiary of GenTek after the Spinoff) to General Chemical Industrial Products Inc. The


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
sublease payments will reflect a pro rata allocation, based upon the square footage of the subleased premises, of General Chemical Corporation's overall rental and other occupancy costs. The Sublease Agreement will also provide for customary maintenance and ancillary services.

TAX SHARING AGREEMENT

           Prior to the Spinoff, General Chemical Group and GenTek will enter into a tax sharing agreement (the "Tax Sharing Agreement") which will provide, among other things, that (i) except for taxes described in clauses (ii) and
(iii) below, GenTek will be responsible for, and will indemnify and hold New GCG and its subsidiaries harmless from and against, all taxes of the affiliated group filing consolidated Federal income tax returns of which General Chemical Group is the common parent, and of any consolidated, combined or unitary state, local or foreign tax group that includes GenTek or any of its subsidiaries, to the extent that such taxes are attributable to periods ending on or before the Spinoff Date; (ii) New GCG and GenTek generally will each be responsible for, and will hold one another harmless from and against, 50% of any taxes attributable to the Spinoff or the Reorganization, including any taxes resulting from the application of section 355(e) of the Code to the Spinoff or the Reorganization, except that each of GenTek and New GCG will be responsible for, and will indemnify and hold the other harmless from and against, 100% of such taxes if such taxes are attributable to an act of such company or any of its subsidiaries; (iii) GenTek will make a payment to New GCG equal to its share of current taxes (including estimated taxes) of the affiliated group filing consolidated Federal income tax returns of which General Chemical Group is the common parent, and of any consolidated, combined or unitary state, local or foreign tax group that includes GenTek or any of its subsidiaries, for all periods ending on or before the Spinoff Date, to the extent not already paid under the existing General Chemical Group tax sharing agreement; and (iv) all separate company taxes will be borne by the company that is responsible for such taxes under local law. The Tax Sharing Agreement will also establish, as between GenTek and New GCG, procedures for the conduct and settlement of certain tax audits and related proceedings and the determination of the amount of the tax sharing payments described above. The Tax Sharing Agreement will not be binding on the IRS or any other taxing authority and will not affect the several liability of GenTek and New GCG and their respective subsidiaries to the IRS for Federal income taxes of the General Chemical Group consolidated group relating to periods beginning prior to the Spinoff Date.

           The Tax Sharing Agreement will also restrict the ability of GenTek and New GCG to take certain actions which could adversely affect the tax-free nature of the Spinoff and the Reorganization, including as a result of the recognition of gain under section 355(e) of the Code. In particular, the Tax Sharing Agreement will provide that GenTek and New GCG generally will be prohibited from entering into any transaction or series of transactions, on or prior to the second anniversary of the date of the Spinoff, pursuant to which one or more persons would acquire, directly or indirectly, a 50% or greater interest, by vote or value, in GenTek or New GCG, respectively. The Tax Sharing Agreement will provide that each of GenTek and New GCG may enjoin the other company from engaging in any such restricted action.

LICENSE AGREEMENT

           General Chemical Corporation, a wholly-owned subsidiary of GenTek after the Spinoff, will enter into a license agreement (the "License Agreement") with New GCG regarding the General Chemical name and logo (the "Licensed Property"). General Chemical Corporation, which owns the Licensed Property, will grant to New GCG, for a one-time up-front fee, a perpetual license to use the Licensed Property in connection with the soda ash and calcium chloride activities and operations of the Industrial Chemicals Business, including as the trading name of New GCG and with respect to General Chemical Industrial Products Inc.'s functions as the Managing Partner of GCSAP. General Chemical Corporation has the right to terminate the license under certain circumstances.

PURCHASES OF SODA ASH AND CALCIUM CHLORIDE

           The GenTek Business currently is, and after the Spinoff will continue to be, an end user of soda ash. After the Spinoff, GenTek expects to continue to purchase soda ash and calcium chloride from the Industrial Chemicals Business to meet its own supply needs as well as to fill out orders of certain customers who purchase soda ash or calcium chloride together with other products of the GenTek Business. In connection with the Spinoff, the parties will enter into a supply agreement for such purchases of soda ash and calcium chloride.

           Currently, General Chemical Corporation, which will be a subsidiary of GenTek after the Spinoff, is party to contracts to end users and distributors of soda ash and calcium chloride. In connection with the pre-Spinoff reorganization, General Chemical Corporation will use reasonable efforts to assign all of its soda ash and calcium chloride sales contracts to General Chemical Industrial Products Inc., except for contracts with distributors that also cover products of the GenTek Business. Any contracts that are not assigned to General Chemical Industrial Products Inc. prior to the Spinoff will remain with General Chemical Corporation. General Chemical Industrial Products Inc. will provide soda ash and calcium chloride to GenTek to enable it to satisfy any such unassigned contracts, on terms substantially similar to those provided in the unassigned contracts. Once these contracts with end users and distributors expire, it is anticipated that, if acceptable to these customers, New GCG will enter into new contracts with them directly.

                                 SPECIAL FACTORS

           In addition to the other information in this Information Statement, the following factors should be carefully considered in evaluating GenTek and the GenTek Business.

CYCLICALITY

           The results of operations of each of the GenTek Business' performance products segment and manufacturing segment are subject to fluctuations based on general economic conditions. During prior recessionary periods, or general economic downturns, in the U.S. or worldwide, the performance products and manufacturing industries have been adversely affected. There can be no assurance that any future recessionary period or general economic downturn would not materially and adversely affect GenTek's operating results or financial condition.

COMPETITION

           Although the GenTek Business' performance products segment generally has leading market share positions in the end markets in which it competes, most of these end markets are highly competitive. Therefore, raising prices has been difficult over the past several years and will likely continue to be so in the near future. The major competitors of the GenTek Business' performance products segment are typically segregated by end markets and include several large multinational competitors, such as BASF, Solvay S.A. and Rhodia, as well as some regional and small independent producers. See "The GenTek Business--Performance Products Segment."

           The GenTek Business' manufacturing segment competes with other automotive engine component manufacturers based on a number of factors, including design and engineering capabilities, quality, delivery terms and price. Competitors include Eaton, Hitchiner, INA and captive OEMs. See "The GenTek Business--Manufacturing Segment."

ENVIRONMENTAL CONSIDERATIONS

           The GenTek Business' various chemical manufacturing operations, which have been conducted at a number of facilities for many years, are subject to numerous laws and regulations relating to the protection of human health and the environment in the U.S., Canada and Ireland. The GenTek Business believes that it is in substantial compliance with such laws and regulations. However, due to the nature of its operations, the GenTek Business is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. Based on information available at this time with respect to potential liability involving these proceedings and inquiries, GenTek believes that any such liability would not have a material adverse effect on its financial position or results of operations. However, modifications of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards, or the discovery of additional or unknown environmental contamination could require expenditures which might be material to GenTek's results of operations or financial condition.

           Additionally, CERCLA and similar state Superfund statutes have been construed as imposing joint and several liability on present and former owners and operators of contaminated sites and transporters and generators of hazardous substances for remediation of contaminated properties


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
regardless of fault. General Chemical Group has received written notice from the EPA that it has been identified as a PRP under CERCLA at four Superfund sites. General Chemical Group does not believe that its liability, if any, arising therefrom will be material to its results of operations or financial condition. See "GenTek Business: Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental Matters" and "The GenTek Business--Environmental Matters."

OPERATING HAZARDS

           The GenTek Business' revenues are dependent on the continued operation of its various manufacturing facilities. In particular, the operation of chemical manufacturing plants involves many risks, including the breakdown, failure or substandard performance of equipment, natural disasters, the need to comply with directives of government agencies and dependence on the ability of railroads and other shippers to transport raw materials and finished products in a timely manner. The occurrence of material operational problems, including but not limited to these events, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility or for certain facilities, the GenTek Business as a whole, during the period of such operational difficulties.

           In particular, the GenTek Business' operations are also subject to various hazards incident to the production of chemicals, including the use, handling, processing, storage and transportation of certain hazardous materials. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage and suspension of operations.

LABOR RELATIONS

           As of November 30, 1998, approximately 550 of GenTek Business' 1,750 employees were represented by nine different unions. As a result, the GenTek Business has been involved in work stoppages, strikes or other labor disruptions. Since 1986, the GenTek Business has been involved in numerous labor negotiations, only three of which have resulted in work disruptions. Certain union contracts of the GenTek Business will be up for renewal during 1999. Although GenTek believes that it will be able to negotiate new labor agreements on satisfactory terms, there can be no assurance that the negotiation process will not involve material disruptions to its business. See "The GenTek Business--Employees; Labor Relations."

YEAR 2000

           General Chemical has implemented a program to assess, mitigate and remediate the potential impact of the "Year 2000" problem throughout the GenTek Business. General Chemical Group completed its assessment of its Year 2000 compliance status in early 1998 and began work on its remediation program immediately thereafter. General Chemical Group's remediation program has been structured to address its Systems. In the event that GenTek's material Systems are not Year 2000 compliant, GenTek may experience reductions or interruptions in operations which could have a material adverse effect on GenTek's results of operations. See "GenTek Business: Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue."

           In addition, General Chemical Group has implemented a program to determine the Year 2000 compliance status of its material vendors, suppliers, service providers and customers, and based on currently available information, GenTek does not anticipate any material impact to GenTek based on the failure of such third parties to be Year 2000 compliant. However, the process of evaluating the Year 2000 compliance status of material third parties is continually ongoing and, therefore, no guaranty or warranty can be made as to such third parties' future compliance status and its potential effect on the GenTek Business. GenTek believes there exists a sufficient number of suppliers of raw material for its business so that if any supplier is unable to deliver raw materials due to Year 2000 problems, alternate sources will be available and that any supply interruption will not be material to the GenTek Business. There can be no assurances, however, that GenTek would be able to obtain all of its supply requirements from such alternate sources in a timely way or on terms comparable with those of its current suppliers. In addition, GenTek relies heavily in its business on railroads and trucking companies to ship finished product to its customers as well as to transport raw materials to its manufacturing facilities. To the extent the GenTek Business is unable to ship finished product or transport raw materials as a result of such railroads' or trucking companies' failure to be Year 2000 compliant, the GenTek Business may not be able to arrange alternative and timely means to ship its goods, which could lead to interruptions or slowdowns in its business. GenTek is preparing for the possible use of alternative suppliers and means of transportation, possible adjustment of raw material and product inventory levels and contingencies with respect to potential energy source interruptions, all in an effort to minimize the effects, if any, of Year 2000 related interruptions or slowdowns caused by suppliers and transporters.

RISKS ASSOCIATED WITH ACQUISITIONS

           GenTek intends to pursue value-enhancing acquisitions to increase its cash flow, expand its product portfolio and leverage its low-cost manufacturing position. The GenTek Business will devote substantial time and resources to acquisition-related activities. Identifying appropriate acquisition candidates and negotiating and consummating acquisitions can be a lengthy and costly process. GenTek cannot predict whether or when suitable acquisition candidates will become available, the likelihood that any acquisition will be completed or whether the acquisitions will be consummated on terms favorable to GenTek. If GenTek is able to identify and consummate acquisitions, the integration of such acquisitions may be a difficult, costly and lengthy process; GenTek may encounter substantial unanticipated costs or other problems associated with such integration. Although management believes that GenTek is qualified to pursue an acquisition-driven growth strategy (as evidenced by its recent acquisitions), the risks associated with acquisitions could have a material adverse effect on GenTek's business, financial condition or operating results. See "The GenTek Business--Strategy."

LEVERAGE AND DEBT SERVICE REQUIREMENTS

           After giving pro forma effect to the Spinoff and an initial borrowing under the GenTek Financing Facility, GenTek's long-term debt is expected to be approximately $195 million (or, if the acquisition of Defiance had been completed, approximately $235 million). While GenTek believes that future operating cash flow, together with financing arrangements, will be sufficient to finance current operating requirements, it is possible that GenTek's leverage and debt service requirements will make it more vulnerable to economic downturns. GenTek's indebtedness may restrict its ability to obtain additional financing in the future. Also, GenTek may be more leveraged than certain of its competitors which may put it at a competitive disadvantage. In addition, GenTek expects that the GenTek Financing Facility will have covenants that will impose operating and financial restrictions on GenTek. These covenants could adversely affect GenTek's ability to finance its future operations, potential acquisitions or capital needs or to engage in business activities that may be in its interest. See "GenTek Business:

Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

NO OPERATING HISTORY AS INDEPENDENT ENTITY

           The GenTek Business has never operated as a separate, stand-alone entity and has historically shared with the Industrial Chemicals Business various financial, administrative and managerial expertise relevant to operating as an independent public company. The Industrial Chemicals Business will have no obligation to support the GenTek Business after the Spinoff, except to the extent described in "Arrangements Between GenTek and New GCG Relating to the Spinoff." After the Spinoff, the GenTek Business will maintain its own lines of credit and banking relationships and be responsible for its own financial reporting and control functions. There can be no assurance that, as a separate, stand-alone company, the GenTek Business' results and profits will be comparable to those before the Spinoff. See "Arrangements Between GenTek and New GCG Relating to the Spinoff."

FEDERAL INCOME TAX CONSEQUENCES OF CHANGES IN CONTROL FOLLOWING THE SPINOFF

           If the Spinoff is considered part of a plan or a series of related transactions pursuant to which one or more persons acquire, directly or indirectly, a 50% or greater interest, by vote or value, in either New GCG or GenTek, New GCG and, possibly, GenTek will recognize gain under section 355(e) of the Code. The amount of such gain would be substantial and would result in significant tax liabilities to New GCG and/or GenTek. As a result of such possible adverse tax consequences, following the Spinoff, New GCG and GenTek may be restricted in their ability to effect certain acquisitions, stock issuances and other transactions that would result in a change of control of either of them.

ABSENCE OF A PUBLIC TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

           There currently is no public trading market for the Common Stock of GenTek. Although GenTek Common Stock is expected to be approved for listing (subject to notice of issuance) on the NYSE under the symbol ___, there can be no predictions, estimates or assurances about the trading price of the GenTek Common Stock after the Spinoff. The combined trading prices of the New GCG Common Stock and the GenTek Common Stock may be less than, equal to or greater than the trading price of Common Stock of General Chemical Group prior to the Spinoff. In addition, until the GenTek Common Stock is fully distributed, an orderly trading market develops and the market has fully evaluated the separate operations of New GCG and GenTek, the trading price of GenTek Common Stock, as well as that of New GCG Common Stock, may fluctuate significantly.

           In addition, recently the stock market has experienced extreme price and volume fluctuations which have affected the market price for many companies in similar industries. These broad market fluctuations may adversely affect the market price of GenTek Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

           Sales of substantial amounts of GenTek Common Stock in the public market, in addition to those currently outstanding, could adversely affect the market price of such Common Stock. Mr. Montrone will hold or control (including through trusts of which he is the settlor and a co-trustee or of which he is the settlor and his wife is the sole trustee with investment and voting discretion)


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50,000 shares of Common Stock and 9,758,421 shares of the Class B Common Stock.
Although shares of Class B Common Stock are subject to significant restrictions on transfer, their holders can convert them into Common Stock, on a one-for-one basis, at any time. If such stockholders sell or otherwise dispose of a substantial amount of the Common Stock in the public market, the prevailing market price for the Common Stock could be adversely affected.

CONTROL BY AND RELATIONSHIP WITH PRINCIPAL STOCKHOLDER; POTENTIAL CONFLICTS OF INTEREST

           Holders of GenTek Common Stock are entitled to one vote per share and holders of Class B Common Stock of GenTek are entitled to ten votes per share. Upon completion of the Spinoff, Paul M. Montrone, Chairman of the Board of Directors of GenTek, will beneficially own 100% of the outstanding Class B Common Stock and 47.4% of the total number of outstanding Common Stock and Class B Common Stock of GenTek. These holdings represent 88.6% of the combined voting power of the outstanding shares of Common Stock and Class B Common Stock of GenTek. Therefore, Mr. Montrone alone will have sufficient voting power (without the consent of any other stockholder) to elect the entire Board of Directors of GenTek and, in general, to determine the outcome of any corporate transactions or other matters submitted to the stockholders for approval, including mergers and sales of assets, and to prevent, or cause, a change of control of GenTek. Mr. Montrone's control of GenTek will deter non-negotiated tender offers or other efforts to obtain control of GenTek, thereby depriving shareholders of opportunities to sell shares at prices higher than those prevailing in the market. See "Beneficial Ownership of GenTek and General Chemical Group Common Stock," "Certain Relationships and Affiliate Transactions" and "Description of Capital Stock of GenTek."

                     DESCRIPTION OF CAPITAL STOCK OF GENTEK

           As of the Spinoff, the authorized, issued and outstanding capital stock of GenTek will be substantially identical to those of General Chemical Group. The following section describes the capital stock of GenTek as of the Spinoff Date. The terms and conditions of the capital stock of GenTek will be identical to those of General Chemical Group.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

           As of the Spinoff, the authorized capital stock of GenTek will consist of ________ shares of Common Stock, ________ shares of Class B Common Stock and ________ shares of undesignated preferred stock issuable in series by the Board of Directors (the "Preferred Stock"). As of the Spinoff, ________ shares of Common Stock and ________ shares of Class B Common Stock will be issued and outstanding, and no shares of Preferred Stock will be issued or outstanding. As of the Spinoff, all outstanding shares of Common Stock and Class B Common Stock will be fully paid and nonassessable. The following summary description of the capital stock of GenTek is qualified in its entirety by reference to its Amended and Restated Certificate of Incorporation (the "Certificate"), and its Bylaws, as amended (the "Bylaws"), copies of which are filed as exhibits to the Form 10.

COMMON STOCK AND CLASS B COMMON STOCK

           Except for the disparity in voting power, the conversion provisions and the transfer restrictions, shares of Common Stock and Class B Common Stock are substantially identical, including their participation in dividends and in liquidating distributions.

           Voting. Each share of Common Stock entitles the holder of record to one vote and each share of Class B Common Stock entitles the holder to ten votes at each annual or special meeting of stockholders, in the case of any written consent of stockholders, and for all other purposes. The holders of Common Stock and Class B Common Stock will vote as a single class on all matters submitted to a vote of the stockholders, except as otherwise provided by law. Neither the holders of Common Stock nor the holders of Class B Common Stock have cumulative voting or preemptive rights. GenTek may, as a condition to counting the votes cast by any holder of Class B Common Stock at any annual or special meeting of stockholders, in the case of any written consent of stockholders, or for any other purpose, require such holder to furnish such affidavits or other proof as it may reasonably request to establish that the Class B Common Stock held by such holder has not, by virtue of the provisions of the Certificate, been automatically converted into Common Stock, as discussed below.

           Dividends. The holders of Common Stock and Class B Common Stock will be entitled to receive dividends and other distributions as may be declared thereon by the Board of Directors out of assets or funds legally available therefor, subject to the rights of the holders of any series of Preferred Stock and any other provision of the Certificate. The Certificate provides that if at any time a cash dividend or other distribution in cash or other property is paid on either the Common Stock or the Class B Common Stock, an equivalent dividend or other distribution in cash or other property will also be made with respect to the Class B Common Stock or Common Stock, as the case may be. The Certificate provides that if dividends are declared that are payable in shares of Common Stock or Class B Common Stock, such dividends shall be payable at the same rate on both classes of stock, provided that the dividends payable in shares of Common Stock shall be payable only to holders of Common Stock


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and the dividends payable in shares of Class B Common Stock shall be payable only to holders of Class B Common Stock. The Certificate provides that shares of Common Stock or Class B Common Stock may not be split up, subdivided, combined or reclassified, unless at the same time the shares of the other class are also split up, subdivided, combined or reclassified in a manner which maintains the same proportionate equity ownership between the holders of Common Stock and Class B Common Stock as existed immediately prior to the transaction.

           Liquidation. In the event of any liquidation, dissolution or winding up, the holders of Common Stock and the holders of Class B Common Stock will be entitled to receive the assets and funds available for distribution after payments to creditors and to the holders of any Preferred Stock that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

           Equal Per Share Consideration Upon Merger. In the event of any corporate merger, consolidation, purchase or acquisition of property or stock or other reorganization in which any consideration is to be received by the holders of Common Stock or Class B Common Stock, the holders of Common Stock and Class B Common Stock will be entitled to receive an equal amount of consideration for each share tendered in such merger, consolidation, purchase or acquisition or other reorganization.

           Transfer Restrictions of Class B Common Stock. The Certificate provides that no person holding record or beneficial ownership of shares of Class B Common Stock (a "Class B Holder") may transfer shares of Class B Stock, except to a Permitted Transferee. A Permitted Transferee generally means an affiliate of the Class B Holder. In certain circumstances, changes in ownership or control of a Class B Holder will result in the automatic conversion of such holder's Class B Common Stock into Common Stock. The Certificate also provides that GenTek may require as a condition to registering the transfer of any shares of its Class B Common Stock the furnishing of such affidavits and other proof as GenTek reasonably may request to establish that such proposed transferee is a Permitted Transferee. In addition, upon any purported transfer of shares of Class B Common Stock not permitted under the Certificate, all shares of Class B Common Stock purported to be so transferred will be deemed to be converted into shares of Common Stock, and stock certificates formerly representing such shares of Class B Common Stock will thereafter represent an identical number of shares of Common Stock.

           Conversion Rights of Class B Holders. Class B Holders may convert each share of such Class B Common Stock at any time and from time to time into one fully paid and nonassessable share of Common Stock. The Certificate requires that GenTek reserve sufficient shares of Common Stock for issuance in connection with such conversion rights.

           All outstanding shares of Class B Common Stock automatically convert into shares of Common Stock on a share-for-share basis if the total number of shares of issued and outstanding Class B Stock is less than 10% of the total of all shares of Common Stock and Class B Common Stock then issued and outstanding. Upon any such conversion, stock certificates formerly representing shares of Class B Common Stock will thereafter represent an identical number of shares of Common Stock.


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UNDESIGNATED PREFERRED STOCK

           The Board of Directors is authorized to issue up to 10,000,000 shares of Preferred Stock in classes or series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Certificate. Any such Preferred Stock may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

           The purpose of authorizing the Board of Directors to issue Preferred Stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding stock of the company.



                                       83
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                      CERTAIN PROVISIONS OF CERTIFICATE OF
                       INCORPORATION AND BYLAWS OF GENTEK

GENERAL

           The Certificate and Bylaws of GenTek are substantially identical to the Amended and Restated Certificate and the Bylaws, as amended, of General Chemical Group.

           A number of provisions of the Certificate and Bylaws deal with matters of corporate governance and the rights of stockholders. Certain of these provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Common Stock of each company, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the staggered nature of the Board of Directors, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of the company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the Common Stock. The Board of Directors believes that these provisions are appropriate to protect the interests of the company and all of its stockholders. The Board of Directors has no present plans to adopt any other measures or devices which may be deemed to have an "anti-takeover effect".

MEETINGS OF STOCKHOLDERS

           The Certificate and Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board of Directors, the President or a majority of directors, unless otherwise required by law. The Certificate and Bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the Bylaws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

INDEMNIFICATION AND LIMITATION OF LIABILITY

           The Bylaws provide that directors and officers shall be, and at the discretion of the Board of Directors, nonofficer employees may be, indemnified by the company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the company and further permits the advancing of expenses incurred in defending claims. The Bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any Bylaw, agreement, vote of stockholders or otherwise. The Certificate contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or



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obtained an improper personal benefit. This provision does not alter a director's liability under the Federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

AMENDMENT OF THE CERTIFICATE

            The Certificate provides that an amendment thereof must first be approved by a majority of the members of the Board of Directors and (with certain exceptions) thereafter approved by the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock, voting together as a single class; provided, however, that the affirmative vote of 80% of the total votes eligible to be cast by the holders of voting stock, voting together as a single class, is required to amend provisions relating to the limitation of liability of directors and amendments to the Certificate.

AMENDMENT OF BYLAWS

           The Certificate provides that the company's Bylaws may be adopted, amended or repealed by the Board of Directors and any Bylaws adopted by the directors may be altered, amended or repealed by the Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a two-thirds of the directors then in office. Such action by the stockholders requires the affirmative vote of at least eighty percent of the total votes eligible to be cast by holders of voting stock.

STATUTORY BUSINESS COMBINATION PROVISION

           Although the Certificate and the Bylaws contain provisions with the anti-takeover effects mentioned above, the Certificate includes an election not to be governed by Section 203 of the Delaware General Corporation Law ("Section 203"), which prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation.

DIVIDENDS

           After the Spinoff, the Board of Directors of GenTek will be responsible for deciding if a dividend will be paid and the amount of the dividend. The payment and level of cash dividends, if any, declared by GenTek to holders of its Common Stock and Class B Common Stock after the Spinoff, will be subject to the discretion of its Board of Directors. Dividend decisions will be based on a number of factors, including the operating results and financial requirements of GenTek.

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         THE SECTIONS "THE INDUSTRIAL CHEMICALS BUSINESS: UNAUDITED PRO FORMA
FINANCIAL STATEMENTS" AND "NEW GENERAL CHEMICAL GROUP: THE INDUSTRIAL CHEMICALS BUSINESS", ON PAGES ___ THROUGH ___, SET FORTH CERTAIN INFORMATION ABOUT NEW GENERAL CHEMICAL GROUP AND THE INDUSTRIAL CHEMICALS BUSINESS AFTER THE SPINOFF.


                       THE INDUSTRIAL CHEMICALS BUSINESS:
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma consolidated balance sheet and statement of operations have been derived from, and should be read in conjunction with, General Chemical Group's Consolidated Financial Statements and notes thereto included in the "F-pages" of this Information Statement.

      The pro forma consolidated balance sheet has been prepared assuming that the Spinoff and all related transactions, including the initial borrowing under the New GCG Financing Facility and the repayment of General Chemical Group's existing borrowings from third parties, had occurred at September 30, 1998. The pro forma consolidated statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 have been prepared assuming the Spinoff and related transactions had occurred as of January 1, 1997.

      The pro forma adjustments, as described in the notes to the pro forma balance sheet and statement of operations, are based on currently available information and certain adjustments that General Chemical Group believes are reasonable. This pro forma financial information does not purport to represent what the financial position or results of operations of the Industrial Chemicals Business would actually have been had the Spinoff in fact occurred on such date or as of the beginning of such period or to be indicative of the Industrial Chemicals Business financial position or results of operation for any future date or period.

                        THE INDUSTRIAL CHEMICALS BUSINESS
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET



                                                                          SEPTEMBER 30, 1998
                                            --------------------------------------------------------------------------------------
                                                                                                                        INDUSTRIAL
                                                                                                                         CHEMICALS
                                               GCG          GENTEK       HISTORICAL     AS ADJUSTED                       BUSINESS
                                            HISTORICAL    BUSINESS (a)  ELIMINATIONS(f)  HISTORICAL    ADJUSTMENTS       PRO FORMA
                                            ----------    ------------  --------------- -----------    ------------      ----------
                                                                           (IN THOUSANDS)
Current assets:
    Cash and cash equivalents ...........   $  47,444     $  (5,326)        $     --      $  42,118      $159,000 (b)     $  20,882
                                                                                                          173,426 (c)
                                                                                                         (348,544)(d)
                                                                                                           (2,700)(d)
                                                                                                           (2,418)(e)


   Receivables, net .....................     125,950       (66,383)                         59,567                          59,567
   Inventories ..........................      58,775       (38,083)                         20,692                          20,692
   Deferred income taxes ................      11,323        (6,792)                          4,531                           4,531
   Other current assets .................       5,907        (2,486)                          3,421                           3,421
                                            ---------      --------         --------      ---------      ---------        ---------
      Total current assets ..............     249,399      (119,070)              --        130,329        (21,236)         109,093
Property, plant and equipment, net ......     344,871      (202,568)                        142,303                         142,303
                                                                                                             6,000 (b)
Other assets ............................      97,609       (85,021)           4,893         17,481         (2,343)(d)       21,138
                                            ---------      --------         --------     ---------      ---------         ---------
           Total assets .................   $ 691,879     $(406,659)        $  4,893      $ 290,113      $ (17,579)       $ 272,534
                                            =========     =========         ========      =========      =========        =========

Current liabilities:
   Accounts payable .....................   $  58,797     $ (35,365)        $     --      $  23,432      $                $  23,432
   Accrued liabilities ..................      73,300       (45,873)                         27,427                          27,427
   Income taxes payable .................       9,058        (2,800)                          6,258                           6,258
   Current portion of long-term debt ....      51,044            --                          51,044        (51,044)(d)           --
                                            ---------     ---------         --------      ---------      ---------        ---------
       Total current liabilities ........     192,199       (84,038)                        108,161        (51,044)          57,117
Long-term debt ..........................     304,044        (6,544)              --        297,500        165,000 (b)
                                                                                                          (297,500)(d)      165,000
Other liabilities .......................     219,017      (143,322)           4,893        80,588             --            80,588
                                            ---------     ---------         ---------     ---------      ---------        ---------
    Total liabilities ...................     715,260      (233,904)           4,893        486,249       (183,544)         302,705
Minority interest .......................      44,524            --                          44,524                          44,524
Stockholders' equity (deficit) .........     (67,905)      (172,755)                       (240,660)       173,426 (c)      (74,695)
                                           ---------     ---------          --------      ---------
                                                                                                            (5,043)(d)
                                                                                                            (2,418)(e)
    Total liabilities and equity                                                                         ---------        ---------
    (deficit) ...........................   $ 691,879     $(406,659)        $  4,893      $ 290,113      $  17,579        $ 272,534
                                            =========     =========         ========     =========       =========        =========

----------
(a) To adjust the historic financial statements for the impact of the distribution of the GenTek Business to stockholders.

(b) To record the incurrence of an estimated $165 million of new debt the proceeds of which will be used to repay existing indebtedness. In addition, to record $6.0 million of fees to obtain the new borrowings.

(c) To record the receipt of $173.4 million from the GenTek Business which will be used to repay existing indebtedness.

(d) To record the retirement of existing indebtedness and extraordinary loss related to the early extinguishment.

(e) To record estimated costs to be incurred prior to the Spinoff which are directly attributable to the Spinoff and related transactions ($4.0 million, $2.4 million net of tax).

(f)      To record the historical consolidating elimination entries.

                        THE INDUSTRIAL CHEMICALS BUSINESS
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS



                                                                   NINE MONTHS ENDED SEPTEMBER 30, 1998
                                          ---------------------------------------------------------------------------------------
                                                                                                                       INDUSTRIAL
                                                                                                                       CHEMICALS
                                             GCG         GENTEK       HISTORICAL       AS ADJUSTED                     BUSINESS
                                          HISTORICAL   BUSINESS (a)  ELIMINATION (b)    HISTORICAL    ADJUSTMENTS      PRO FORMA
                                          ----------   ------------  ---------------   -----------    -----------     -----------
                                                                              (IN THOUSANDS)

  Net revenues .......................     $525,030     $(331,452)       $ 4,024         $197,602     $     --        $197,602
  Cost of sales ......................      383,558      (234,935)         4,024          152,647           --         152,647
  Selling, general and administrative
    expense...........................       51,821       (39,649)                         12,172          750 (c)      12,922
                                           --------     ---------        -------         --------     --------        --------
  Operating profit ...................       89,651       (56,868)             0           32,783         (750)         32,033
  Interest expense ...................       19,426       (10,186)                          9,240        4,035 (d)      13,275
  Interest income ....................        1,246          (678)                            568                          568
  Foreign currency transaction (gains)
    losses............................          529          (397)                            132           --             132
  Other expense, net .................          187           (10)            --              177           --             177
                                           --------     ---------        -------         --------     --------        --------
  Income before minority interest and
    income taxes......................       70,755       (46,953)             0           23,802       (4,785)         19,017
  Minority interest ..................       11,766            --             --           11,766           --          11,766
                                           --------     ---------        -------         --------     --------        --------
  Income before income taxes and
    extraordinary income .............       58,989       (46,953)             0           12,036       (4,785)          7,251
  Income tax provision ...............       22,676       (19,280)            --            3,396       (1,892) (e)      1,504
                                           --------     ---------        -------         --------     --------        --------
  Income before extraordinary item ...       36,313       (27,673)             0            8,640       (2,893)          5,747
  Extraordinary item - loss from
    extinguishment of debt (net of tax)       3,661        (2,050)                          1,611           --           1,611
                                           --------     ---------        -------         --------     --------        --------
     Net income ......................     $ 32,652     $ (25,623)       $     0         $  7,029     $ (2,893)       $  4,136
                                           ========     =========        =======         ========     ========        ========

  Earnings per common share:
     Basic ...........................     $   1.55                                                                   $    .20
                                           ========                                                                   ========
     Diluted .........................     $   1.49                                                                   $    .19
                                           ========                                                                   ========

-----------
(a) To adjust the historical financial statements for the impact of the Spinoff of the GenTek Business to stockholders.

(b)      To eliminate the historical consolidating elimination entries.

(c) To record estimated incremental general and administrative expenses expected to be incurred as a result of the Spinoff.

(d) To record the estimated change in interest expense based upon an estimated $165 million of debt expected to be outstanding at the date of the Spinoff, at an assumed borrowing rate of 10% and reflect the amortization of debt issuance costs associated with the new borrowings. A fluctuation in the assumed borrowing rate of 0.125% would change pro forma interest expense by $155,000.

(e)      To reflect the estimated tax effect of the pro forma adjustments.

                        THE INDUSTRIAL CHEMICALS BUSINESS
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS



                                                                     YEAR ENDED DECEMBER 31, 1997
                                          ------------------------------------------------------------------------------------
                                                                                                                    INDUSTRIAL
                                                                                                                    CHEMICALS
                                              GCG        GENTEK        HISTORICAL     AS ADJUSTED                   BUSINESS
                                          HISTORICAL   BUSINESS (a)   ELIMINATION(b)   HISTORICAL     ADJUSTMENTS   PRO FORMA
                                          ----------   ------------   --------------  -----------     -----------   ----------
                                                                             (IN THOUSANDS)
  Net revenues .......................     $652,977     $(368,516)       $ 5,239       $ 289,700       $     --      $289,700
  Cost of sales ......................      451,442      (251,912)         5,239         204,769             --       204,769
  Selling, general and administrative
    expense...........................       64,443       (47,793)                        16,650          1,000 (c)    17,650
                                           --------     ---------        -------       ---------       --------      --------
  Operating profit ...................      137,092       (68,811)             0          68,281         (1,000)       67,281
  Interest expense ...................       21,602        (8,855)                        12,747          4,953 (d)    17,700
  Interest income ....................        2,504        (1,475)                         1,029             --         1,029
  Foreign currency transaction (gains)
    losses............................          627          (442)                           185             --           185
  Other expense, net .................          454          (169)                           285             --           285
                                           --------     ---------        -------       ---------       --------      --------
  Income before minority interest and
    income taxes......................      116,913       (60,820)             0          56,093         (5,953)       50,140
  Minority interest ..................       24,253            --             --          24,253             --        24,253
                                           --------     ---------        -------       ---------       --------      --------
  Income before income taxes .........       92,660       (60,820)             0          31,840         (5,953)       25,887
  Income tax provision ...............       36,345       (26,769)                         9,576         (2,354)(e)     7,222
                                           --------     ---------        -------       ---------       --------      --------
       Net income ....................     $ 56,315     $ (34,051)       $     0       $  22,264       $ (3,599)     $ 18,665
                                           ========     =========        =======       =========       ========      ========

  Earnings per common share:
     Basic ...........................     $   2.63                                                                  $    .87
                                           ========                                                                  ========
     Diluted .........................     $   2.50                                                                  $    .83
                                           ========                                                                  ========

---------------
(a) To adjust the historical financial statements for the impact of the Spinoff of the GenTek Business to stockholders.

(b)      To eliminate the historical consolidating elimination entries.

(c) To record estimated incremental general and administrative expenses expected to be incurred as a result of the Spinoff.

(d) To record the estimated change in interest expense based upon an estimated $165 million of debt expected to be outstanding at the date of the Spinoff, at an assumed borrowing rate of 10% and reflect the amortization of debt issuance costs associated with the new borrowings. A fluctuation in the assumed borrowing rate of 0.125% would change pro forma interest expense by $206,000.

(e)      To reflect the estimated tax effect of the pro forma adjustments.

                           NEW GENERAL CHEMICAL GROUP:
                        THE INDUSTRIAL CHEMICALS BUSINESS

OVERVIEW

      Following the Spinoff, New GCG will own and operate the Industrial Chemicals Business, a leading North American supplier of soda ash and calcium chloride to a broad range of industrial and municipal customers. The primary end markets for soda ash include glass production, sodium-based chemicals, detergents, pulp and paper and water treatment. Calcium chloride is mainly used for dust control and roadbed stabilization during the summer and melting ice during the winter.

      The Industrial Chemicals Business produces natural soda ash by refining mined trona deposits at its plant in Green River, Wyoming. The Green River basin, where all but one of the U.S. producers of natural soda ash are located, contains the largest known, economically recoverable trona deposits in the world. The Industrial Chemicals Business' Green River facilities, including the plants and leases for mining trona ore, are owned and operated through GCSAP, a partnership in which New GCG has a 51% partnership interest and of which it is the Managing Partner. See--"General Chemical (Soda Ash) Partners" below.

      The Industrial Chemicals Business also produces synthetic soda ash and calcium chloride using the Solvay process at its plant in Amherstburg, Ontario. The Solvay process produces low density light soda ash, which is preferred in certain detergent and chemical processes. This production process, which is energy and labor intensive, is considerably more costly than refining natural soda ash. The Amherstburg plant remains profitable due to its operating efficiency, the successful marketing of the co-product calcium chloride and its proximity to major Canadian and eastern U.S. markets.

      The Industrial Chemicals Business has an estimated 23% share of the North American soda ash market, achieved principally as a result of the superior operating efficiency of its facilities, the production of soda ash at the Green River basin, its superior distribution capabilities resulting from its extensive storage and distribution networks, experienced sales force and extensive network of specialty distributors, and the favorable freight rates of its Amherstburg operation to the Canadian and eastern U.S. soda ash markets.

      The Industrial Chemicals Business has never operated as a separate, stand-alone entity and has historically shared with the GenTek Business various financial, administrative and managerial expertise relevant to operating as an independent public company. The GenTek Business will have no obligation to support the Industrial Business after the Spinoff, except to the extent described in "Arrangements Between GenTek and New GCG Relating to the Spinoff." After the Spinoff, the GenTek Business will maintain its own relationships and be responsible for its own financial reporting and control functions. There can be no assurance that, as a separate, stand-alone company, the Industrial Chemicals Business' results and profits will be comparable to those before the Spinoff.

STRATEGY

      The Industrial Chemicals Business' primary business strategy is to enhance its market position and improve its profitability by continued efforts to:

      REDUCE COSTS AND IMPROVE OPERATING EFFICIENCY. The Industrial Chemicals Business continually seeks opportunities to reduce operating costs. Since taking control in 1986, management has renegotiated energy, raw material and labor contracts and has invested capital to improve productivity, capacity and quality. Over this time period, production per employee has approximately doubled.

      CAPITALIZE ON FIRMER SODA ASH MARKETS. The U.S. soda ash industry, with significant export volume, has been negatively impacted by recent economic downturns in Asia and Latin America, two primary growth markets. Since the United States is the world's low-cost producer of soda ash, New GCG expects that as the economies in these regions recover, export sales of soda ash will serve as a foundation for improved profitability. In addition, New GCG expects growth in export volumes to occur as the older, uneconomical international synthetic soda ash plants continue being shut down.

      BENEFIT FROM STRATEGIC PARTNERS. The Industrial Chemicals Business' partners in GCSAP are subsidiaries of ACI International Limited and TOSOH Corporation ("TOSOH"). ACI International Limited, itself a major producer of container glass and a customer of GCSAP, was recently acquired by Owens-Illinois, Inc. ("Owens-Illinois"), a worldwide producer of packaging materials. The Industrial Chemicals Business expects significant increased sales to Owens-Illinois as a result of this acquisition. Owens-Illinois is one of the largest single purchasers of soda ash in the world with annual domestic and international requirements of approximately two million tons. TOSOH is a leading Japanese chemical company whose operations previously included a 300,000-ton synthetic soda ash facility in Nanyo, Japan. In 1997, TOSOH closed its synthetic soda ash facility and began purchasing soda ash primarily through American Natural Soda Ash Corp. ("ANSAC"), an export cooperative formed by U.S. soda ash producers.

      INCREASE END USES AND ACCESS NEW MARKETS. Management has undertaken a number of initiatives to improve the Industrial Chemicals Business' product lines. The Industrial Chemicals Business has developed technology to assist customers in switching from caustic soda to soda ash and diversified its product lines by adding specialty product grades, such as food-grade soda ash and calcium chloride. The Industrial Chemicals Business has introduced new products such as Corguard(TM) and Cal-Dry(TM), two calcium chloride-based products now being marketed for freeze-proofing and related winter applications and petroleum refining, respectively. In addition, major growth opportunities for calcium chloride include roadbed stabilization and dust control markets in Latin America and distillate-drying and oil field services applications in the domestic, Middle East and African markets.

      PURSUE STRATEGIC ACQUISITIONS AND JOINT VENTURES. The Industrial Chemicals Business believes that selective strategic acquisition and joint venture opportunities are available to increase its profitability and enhance its leadership position. The Industrial Chemicals Business intends to study strategic acquisitions and alliances that will complement its existing business by adding other industrial chemicals to its product lines, improve its profitability through economies of scale and synergies, and facilitate its penetration of new business and geographic areas.

MARKETS FOR SODA ASH AND CALCIUM CHLORIDE

      The Industrial Chemicals Business' product lines consist of soda ash and calcium chloride. Soda ash is used for glass production, sodium-based chemicals, detergents, pulp and paper, water treatment and numerous other applications. Calcium chloride is used for dust control and roadbed stabilization during the summer, melting ice during the winter and industrial applications in markets such as newsprint recycling, oil field services, cement and food processing.

  SODA ASH

      Total industry production of soda ash in the U.S. and Canada during 1998 was approximately 11.7 million tons with U.S. producers estimated to have exported about 4.0 million tons. The total annual world market for soda ash currently is estimated at 34 million tons. Almost all of the soda ash produced outside the United States is synthetic soda ash, which involves significantly higher production costs than the natural process used in the United States.

      The following table sets forth the 1998 end-market breakdown, by volume, for soda ash produced in the United States(1):

         Glass production.....................................    31%
         Chemicals............................................    17
         Detergents...........................................     7
         Pulp and paper, water treatment and other............    10
         Exports..............................................    35

         ----------
         (1)  Developed from industry sources.

      Glass Production. Approximately one-half of the domestic soda ash industry demand is attributable to glass production. The glass production market is comprised of manufacturers of bottles and other containers, commercial, residential and automobile windows, mirrors, fiberglass, television tubes, lighting ware, tableware, glassware and laboratory ware.

      Within the glass sector, container glass is the major end use and comprises the majority of current demand. Historically, domestic consumption of soda ash in the glass container industry has been adversely affected by the increasing use of cullet (broken, recycled glass) and competition from aluminum containers and plastic containers made of polyethylene terephthalate ("PET") and polyethylene napathalate ("PEN"). Although management believes that the use of plastic containers and cullet will continue to negatively impact the growth in demand for soda ash, this trend has slowed over the last several years. The Industrial Chemicals Business believes that, since the rate of recycling has leveled off, there should be reduced growth in use of cullet. As most of the conversions from glass to plastic containers has taken place, management expects that the market erosion of glass versus plastic will decelerate. Although there is a risk that additional alternative packaging technologies may emerge and thereby take further market share from glass containers, management believes that the continued growth of specialty uses for glass containers will substantially offset any such decline. For example, the continued growth of microbrew specialty beers should provide additional opportunities for producers of glass containers.

      Chemicals. Sales of soda ash into the sodium-based chemicals market represent approximately one-fourth of domestic consumption. The chemical industry uses soda ash as a source of sodium ions and as a fluxing agent where it is mainly used in the production of sodium bicarbonate, sodium phosphates, sodium silicates and chrome chemicals. Many of these products ultimately find use in high growth, specialty applications in the beverage, coatings, food and personal care sectors.

      Detergents. In the detergent market, soda ash is used as a component of powdered detergents. This market represents approximately one-eighth of domestic soda ash consumption. Soda ash is often the prime alkali used to make phosphates and silicates for dry detergent applications. Due to product reformulation by select customers, the Industrial Chemicals Business has seen an increasing demand for the low-density (or "light" soda ash) product that is only produced in North America by the Industrial Chemicals Business at its Amherstburg plant. Light soda ash is preferred in some markets such as detergents due to its lower bulk density, higher absorptivity rates and faster rates of reaction.

      Pulp and Paper and Water Treatment. Additional markets for soda ash include pulp and paper and water treatment. In the pulp and paper market, soda ash supplies the sodium ion required in the pulping of wood fiber. In the water treatment market, soda ash can be used to control pH levels and also provides the sodium ion needed for water softening. In this market, soda ash competes with caustic soda, which is manufactured as a co-product with chlorine. Due to strong demand for chlorine in recent years, caustic soda has been oversupplied and its prices have fallen. In the past year, however, chlorine demand has begun to slow, which in the past has resulted in higher caustic soda prices.

         Exports. Because in the U.S. soda ash is produced naturally, the U.S. producers have significantly lower costs than non-U.S. producers who produce soda ash using the synthetic process. This production cost differential is great enough that U.S. producers can compete effectively with synthetically produced overseas products, despite the freight costs for the U.S. produced soda ash.

      Due to the low-cost position of the U.S. soda ash producers, U.S. exports of soda ash have more than doubled since 1987, increasing from 2.2 million tons in 1987 to 4.6 million tons in 1997 before declining to approximately 4.0 million tons in 1998 due principally to the Asian economic crisis. The Industrial Chemicals Business expects, however, that in the future U.S. producers will continue to capitalize on both the growth in world markets and the closure of older, uneconomical synthetic soda ash plants outside of North America. In this regard, since 1993, nine producers have announced the closure of fourteen plants outside of North America with an aggregate capacity of 2.9 million tons of soda ash.

      In spite of the breadth of export markets, U.S. producers' shipments into the Western European market during 1998 totaled only 0.3 million tons, after peaking at more than 0.6 million tons in 1992, while total Western European demand for soda ash is estimated at 7.0 million tons annually. The lower exports are attributable to the stronger U.S. dollar, more aggressive pricing by local producers and the leveling of provisional antidumping duties by the European Commission against five of the six U.S. soda ash producers, including General Chemical Group. The provisional antidumping duties were removed in November 1997, which should permit U.S. producers to be more competitive in shipping soda ash into Western Europe.

      GCSAP, along with the other five U.S. producers of natural soda ash, is a member of ANSAC, a soda ash export cooperative organized in 1984 pursuant to an exemption from U.S. antitrust laws provided under the Webb-Pommerene Act. Through ANSAC, the six U.S. producers export soda ash to all parts of the world except Canada and Western Europe. Each individual member's allocation of ANSAC volume is based on the member's total nameplate capacity, with any member's expansion phased-in over a multi-year period for allocation purposes. ANSAC is the exclusive distributor of the soda ash exports of its members; however, members can distribute soda ash directly to their affiliates in other countries, but only for those affiliates' own consumption. Certain countries, however, have from time to time considered limiting or prohibiting sales of products through export cooperatives such as

ANSAC on grounds that they are anti-competitive, though management is not aware of any pending or threatened activity in this regard that would be material to the results of operations or financial condition of New GCG.

  CALCIUM CHLORIDE

      In addition to soda ash, the Industrial Chemicals Business produces calcium chloride which is sold predominantly into the highway and road maintenance and the oil field services markets. Calcium chloride, a co-product of the synthetic soda ash process utilized by the Industrial Chemicals Business' Amherstburg plant, is used primarily on Canada's extensive network of unpaved roads for dust control and roadbed stabilization during the summer and on U.S. highways and roads for melting ice during the winter. Other applications include retail ice control, concrete additives, water treatment, newsprint recycling and food processing.

      The Industrial Chemicals Business' major growth opportunities in calcium chloride include roadbed stabilization and dust control markets in Latin America and distillate-drying and oil field services applications in both the domestic and export markets and road stabilization in the U.S. For example, the Industrial Chemicals Business began shipments of calcium chloride to the Middle East in 1998 and management expects to realize additional growth in its Middle East oil field-related business in the coming years.

SODA ASH PRICING AND CAPACITY UTILIZATION

      The Industrial Chemicals Business' principal product is soda ash, and the profitability of its operations is affected by the market price of soda ash more than any other factor. The price of soda ash has fluctuated in recent years and is affected by numerous factors beyond General Chemical Group's control, such as increases in industry capacity, decreases in demand for soda ash in either the U.S. or the export market (or its end-use products such as glass, sodium-based chemicals and detergents) and the change in price and/or availability of substitute products. U.S. domestic demand for soda ash has been subject to fluctuations based on, among other factors, general economic conditions, particularly due to the use of soda ash for glass production by the cyclical construction and automotive industries. Historically, the price of soda ash has fluctuated based on the rate of industry capacity utilization by U.S. producers. In general, over time, profitability increases and decreases with concomitant increases and decreases in the industry utilization rate. For the past ten years, estimated realizable capacity utilization has ranged from a high of 99% in 1989 to a low of 86% in 1998.

      General Chemical Group believes that export growth, the closure of additional synthetic soda ash facilities outside North America, new customer applications for soda ash and customer utilization of soda ash in place of caustic soda (soda ash can be used as a substitute for caustic soda in pulp and paper and certain other chemical applications) will increase demand for U.S. soda ash thus increasing industry utilization rates and soda ash prices, although there can be no assurances that this will take place.

  CAPACITY UTILIZATION

      The soda ash industry was destabilized in 1982, when a new producer entered the market by starting up a 1.0 million-ton-per-year plant at a time when the economy was depressed, glass manufacturers were consolidating facilities and the export market was still being developed. This combination of events resulted in industry soda ash prices decreasing from an average of $91 per ton in 1981 to $65 per ton in 1986.

      From 1986 to 1991, industry soda ash prices recovered to $84 per ton, mainly due to the surge in exports. From 1991, soda ash prices declined to a low of $70 per ton in 1994 because of a number of capacity expansions before again increasing to $83 per ton in 1996 on the continued growth of exports. Since 1996, industry soda ash prices have fallen to an estimated $73 per ton, primarily due to expansions totaling 1.2 million tons brought onstream in late 1996, including a 700,000 ton expansion by FMC Corporation and a 300,000 ton expansion by Solvay Minerals combined with the reduced export demand resulting from the Asian crisis. For 1999, General Chemical Group expects industry soda ash prices to approximate $67 per ton.

      The following chart indicates the average industry price of soda ash per ton and U.S. capacity utilized during the period from 1981 to 1998.

                                           AVERAGE
                                            PRICE              U.S. CAPACITY
YEAR                                      PER TON(1)           UTILIZATION(2)
---------------------------------         ----------           --------------
1981.............................             $91                   84%
1982.............................              88                   74
1983.............................              77                   80
1984.............................              67                   80
1985.............................              68                   80
1986.............................              65                   84
1987.............................              67                   89
1988.............................              67                   97
1989.............................              77                   99
1990.............................              83                   97
1991.............................              84                   95
1992.............................              81                   92
1993.............................              74                   86
1994.............................              70                   89
1995.............................              74                   94
1996.............................              83                   89
1997.............................              77                   93
1998 (estimated).................              73                   86

-------------
(1) Based on data from the U.S. Geological Survey (not adjusted for inflation), FOB production facility.

(2) Based on announced capacity (as reported by the U.S. Geological Survey) adjusted to 95% which management believes better approximates onstream capacity.

  CAPACITY EXPANSIONS

       Since 1982, no new natural soda ash plants have been built in North America. During this period, capacity expansion in the United States has been achieved by expansion of existing facilities and improved operating efficiencies with such new natural soda ash capacity generally being offset by the closure of older, uneconomical synthetic soda ash plants outside the United States. Recently, however, American Soda, LLP, a joint venture between American Alkalia and the Williams Company, has announced its intention to solution mine nahcolite reserves in White River, Colorado, for processing into soda ash and sodium bicarbonate. The reported capacity of soda ash production at this facility will be up to 1.0 million tons per year. While there can be no assurance that this plant will not proceed, its construction is contingent upon obtaining all of the necessary regulatory approvals and permits and mineral leases.

      Regarding existing soda ash producers, at the end of 1998, Oriental Chemical completed an 800,000 ton expansion of its Green River facility. Upon completion of the expansion, due to current soda ash market conditions Oriental Chemical "mothballed" 900,000 tons of previously constructed capacity at the facility. Separately, management believes that in the future, Oriental Chemical may also close its 350,000 ton synthetic soda ash facility in Korea, although there can be no assurances that this will take place. In addition, Solvay Minerals announced the delay of its previously planned 400,000 ton U.S. expansion, originally scheduled for completion in late 1998, until the fourth quarter of 2001.

COMPETITION

         The U.S. and Canadian soda ash industry is comprised of the companies listed below. General Chemical Group, FMC Corporation, Oriental Chemical Co. and Solvay Minerals all have joint venture partners.


                                                           1998
                                                          ANNUAL
                                                         NAMEPLATE
                                                         CAPACITY
OWNER/MANAGING PARTNER                LOCATION           IN TONS                       PARTNER(S)
-----------------------------------   --------           ---------       ----------------------------------------
General Chemical Group.............   Wyoming             2,800          ACI (25%)(1), TOSOH (24%)
                                      Amherstburg           500
                                                         ------
                                                          3,300
FMC Corporation....................   Wyoming             3,550          Sumitomo (10%), Nippon Sheet Glass (10%)

Oriental Chemical Co. (2)..........   Wyoming             2,200          Union Pacific Resources Corp. (49%)

Solvay Minerals, Inc...............   Wyoming             2,300          Asahi Glass (20%)

IMC Global(3)......................   California          1,500

Tg Soda Ash, Inc.(4)...............   Wyoming             1,300
                                                         ------
  Total U.S. and Canadian                                14,150
                                                         ======
      Capacity.....................

------------
(1)      Acquired by Owens-Illinois in April 1998.

(2) Excludes 900,000 tons of mothballed capacity. See "--Capacity Expansion" above.

(3) Currently held by IMC Global through its wholly-owned subsidiary, North American Chemical Company. In December 1998, IMC Global announced that it intends to sell 60% of North American Chemical Company to Mincorp LLC.

(4) Currently, 100% owned by Elf Aquitaine S.A. In January 1999, FMC Corporation announced that it had signed a letter of intent for the purchase of Tg Soda Ash, Inc.

         Due to the low-cost position of soda ash production at the Green River basin and increasing worldwide demand for soda ash, both international customers and producers have been making substantial investments in the Green River facilities. In May 1992 , Solvay Minerals, a subsidiary of Solvay S.A., the world's largest producer of soda ash with synthetic capacity in excess of 5.0 million tons, purchased an 80% interest in the 2.0 million-ton Green River facility previously owned by Tenneco Inc. In 1995, Sumitomo Corporation and Nippon Sheet Glass collectively purchased a 20% stake in the FMC Corporation's facility. Finally, in 1996, Oriental Chemical Co., a diversified Korean chemical producer, purchased Rhone-Poulenc's 51% interest in its soda ash facility.

      More recently, in December 1998, Mincorp LLC, a holding company formed by Citigroup Venture Capital, agreed to purchase 60% of North American Chemical Company, which operates a soda ash production facility in California, from IMC Global. Citigroup Venture Capital also owns Brunner Mond, a United Kingdom manufacturer of soda ash. In January 1999, FMC Corporation, the largest Wyoming producer of soda ash, announced that it has signed a letter of intent to purchase another Wyoming producer, Tg Soda Ash, Inc.

      Regarding calcium chloride, the Industrial Chemicals Business, with 450,000 tons of capacity, is the largest producer of calcium chloride in Canada. Its major competitors are Dow Chemical, Ambar and Tetra Technologies in the U.S., and Dow Chemical and local producers in Canada. In the United States, the Industrial Chemicals Business is the third largest distributor of calcium chloride behind Dow Chemical and Tetra Technologies. It is estimated that Dow Chemical has 700,000 tons of capacity. The next largest U.S. producer is Tetra Technologies, which operates four plants with estimated total capacity of 350,000 tons. In addition, Ambar Inc., an oil services company, purchased an existing salt evaporation facility in Michigan for conversion to calcium chloride production. During 1997, the facility came onstream with announced capacity of 250,000 tons, although the Industrial Chemicals Business believes actual production may be less, and some portion of this production will be used by Ambar for internal consumption in its oil service business in the Gulf Coast region. General Chemical Group believes its long standing reputation and service, strategic location, size and extent of its storage and distribution facilities and use of its sales force and specialty distributors will allow it to maintain its leading market share positions in the highway and road maintenance market, although no assurances can be given that this will occur.

PROPERTIES

  PRODUCTION FACILITIES

      The Industrial Chemicals Business produces soda ash at two facilities:
GCSAP's plant in Green River, Wyoming, which produces natural soda ash; and its 100%-owned plant in Amherstburg, Ontario, which produces synthetic soda ash.

         Annual nameplate capacity at the Green River plant totals 2.8 million tons and at the Amherstburg plant totals 500,000 tons of soda ash. The Amherstburg plant also produces calcium chloride, with an annual nameplate capacity of 450,000 tons. Since 1986, the Industrial Chemicals Business has instituted operating improvements at the Green River facility that have substantially increased the efficiency at the plant, with production per employee approximately doubling since 1985. Production improvements have included the complete elimination of labor-intensive conventional mining techniques through the purchase of bore mining equipment. Additional significant cost savings have also been realized through reductions in utility and transportation costs. In its ongoing effort to boost production and operating efficiency, the Industrial Chemicals Business commenced a capital program in 1996 to improve the "on stream" reliability of the Green River facility. The capital program was completed in 1998, increasing capacity from 2.4 million tons to 2.8 million tons.

      The Industrial Chemicals Business' plant in Amherstburg produces soda ash and calcium chloride using the synthetic process, also known as the Solvay process. The production of synthetic soda ash, which is energy and labor intensive, is significantly more costly than refining natural soda ash. The higher-cost synthetic process is utilized outside the U.S. due to the lack of economically recoverable trona deposits in the rest of the world. All other North American synthetic soda ash operations have been shut down in the face of competition from lower-cost natural soda ash operations. Management believes that the Amherstburg plant is one of the world's most efficient synthetic soda ash plants. It remains profitable due to its operating efficiency, the successful marketing of the coproduct calcium chloride and its proximity to major Canadian and eastern U.S. soda ash markets.

      In February 1993, the Industrial Chemicals Business' commitment to quality was recognized as Green River became the first U.S. soda ash facility to be awarded ISO 9002 certification by the International Standards Organization. Management believes that ISO 9002 certification, an internationally recognized standard of quality in manufacturing, will become increasingly important to future market penetration in Western Europe. In 1997, the Green River plant became the first soda ash facility to receive QS-9000 certification, a more rigorous quality program than ISO 9002 which is geared toward the automotive industry. The Amherstburg facility was awarded ISO 9002 certification in May, 1994.

      General Chemical Group's headquarters are, and following the Spinoff will continue to be, located in Hampton, New Hampshire. The locations and uses of certain major properties of the Industrial Chemicals Business are as follows:

                              LOCATION                            USE
                       --------------------------    -------------------------------------------
United States.......   Parsippany, New Jersey (1)    Offices
                       Green River, Wyoming          Trona Mine and Manufacturing Facility

Canada..............   Amherstburg, Ontario          Manufacturing Facility and Undeveloped Lots
                       Brooks, Ontario               Calcium Chloride Brine Wells
                       Mississauga, Ontario (1)      Offices

----------
(1)  Leased.

  RESERVES AND CONTROL OF RESOURCES

      The Industrial Chemicals Business mines trona ore under leases with the United States government, the State of Wyoming and the Union Pacific Resources Corporation. The Industrial Chemicals Business' trona reserves and mines are located in the Green River, Wyoming area. In the Green River basin, the Green River formation was deposited in a lake that began in the early Eocene geologic period (approximately 35 million years ago) as a large body of fresh water, shrank in size and became saline, expanded and then became fresh water again. In general, the sediments deposited during the saline phase of this lake, which included the trona deposits, are called the Wilkins Peak Member, and the overlying and underlying fresh water deposits are called the Laney Shale Member and Tipton Shale Member, respectively.

      The Wilkins Peak Member contains at least 42 beds of trona in an area of about 1,300 square miles, at depths ranging from about 400 feet to 3,500 feet. The major beds, those that are known to exceed 4 feet in thickness and to underlie at least 100 square miles, are numbered 1 through 25, beginning with the bottommost beds. One bed, No. 17, is currently being mined at the Industrial Chemicals Business' Green River facility at a depth of about 1,600 feet. The underground mine is accessible by one service and personnel shaft, one production shaft and three ventilation shafts. The trona deposits are mined through continuous mining and bore mining techniques which use machines to rip the ore from the seam. Both methods use the room and pillar technique mine plan.

      Surface operations include facilities for crushing, calcining, dissolving, classifying, clarifying, crystallizing, drying (conversion of monohydrate to anhydrous), storing and loading.

      The Industrial Chemicals Business' estimated proven reserves within bed No. 17, which it is currently mining, consist of approximately 85 million tons of extractable ore. At the 1998 operating rate of 2.3 million tons of soda ash per year (4.2 million tons of trona ore), there is approximately a 21-year supply within bed No. 17. For the three years ended December 31, 1997, annual production of trona ore averaged approximately 4.2 million tons. In addition, the Industrial Chemicals Business' estimated recoverable reserves contain three other major minable trona beds containing approximately 324 million tons of extractable ore. These beds, which may require significant capital to access, will provide more than 79 years of added reserves based on current operating rates.

         At the Industrial Chemicals Business' synthetic soda ash plant in Amherstburg, Ontario, Canada, the Industrial Chemicals Business uses salt and limestone as its raw materials. Based on current production levels the Industrial Chemicals Business has approximately 28 years of salt reserves. Limestone reserves owned by the Industrial Chemicals Business total approximately 15 years, with an option on an additional six years of reserves. However, the Industrial Chemicals Business is not currently utilizing its limestone reserves and is instead purchasing all of its limestone requirements under a long-term contract with a major limestone producer due to the economic benefit of using purchased limestone.

GENERAL CHEMICAL (SODA ASH) PARTNERS

      Since 1986, the Green River plant has been owned by GCSAP, a partnership of which General Chemical Group, through its subsidiary, has been the managing partner and owned a 51% equity interest. In connection with the Spinoff, General Chemical Group will substitute General Chemical Industrial Products Inc. as the managing partner of GCSAP and the holder of its 51% interest in the partnership. The Andover Group, Inc., a wholly owned subsidiary of ACI International Limited, owns a 25% equity interest, and TOSOH Wyoming, Inc., a subsidiary of TOSOH, owns a 24% equity interest. ACI International Limited, a major world producer of container glass and a customer of GCSAP, was acquired in April 1998 by Owens-Illinois, a worldwide producer of packaging materials. Management believes that Owens-Illinois and ACI International Limited as a combined entity will be one of the largest single purchasers of soda ash with annual domestic and international requirements of approximately 2.0 million tons. TOSOH is a leading Japanese chemical company whose operations previously included a 300,000 ton synthetic soda ash facility in Nanyo, Japan. In 1997, TOSOH closed its synthetic soda ash facility and began purchasing soda ash primarily through ANSAC.

      There are no material restrictions on the distribution of funds from GCSAP to General Chemical Group or New GCG and available cash is distributed quarterly to the three partners in accordance with their ownership percentages. The partnership-related agreements include prohibitions against the transfer by the current partners of their equity interests (either directly or through the sale of the subsidiary holding the partnership interest) or withdrawal from the partnership without the consent of the other partners. These provisions also provide put and call options in respect of any proposed sale to protect the other partners.

      In its capacity as managing partner of GCSAP, General Chemical Industrial Products Inc. will manage the day-to-day aspects of marketing and distributing soda ash produced by GCSAP, will provide overall operational management for GCSAP and will provide customer support and coordinate customer relations for GCSAP. All major GCSAP operational decisions require approval by General Chemical Industrial Products Inc.

         GCSAP has an operating committee of four persons, two designated by New General Chemical Group (currently through General Chemical Corporation and, from the Spinoff, through General Chemical Industrial Products Inc.), and one designated by each of ACI International and TOSOH. Since GCSAP's formation in 1986, the making of certain decisions by GCSAP has required the approval of a majority of the members of the operating committee, such as significant capital expenditures, significant product sales contracts, material dispositions of assets, material borrowings and certain personnel matters. In addition, the operating committee must unanimously approve GCSAP's annual business plan, guarantees of debt by GCSAP, agreements with any partner or admitting partners to GCSAP, acquisitions of businesses by GCSAP and significant changes to the conduct of the business and operations of GCSAP. Historically, the recommendations of General Chemical Group, as managing partner, with respect to the foregoing matters have been accepted by GCSAP's operating committee.

CUSTOMERS; SEASONALITY; BACKLOGS

       The Industrial Chemicals Business does not have any single customer accounting for over 10% of its sales. However, a few customers account for a significant portion of soda ash sales by the Industrial Chemicals Business, such as Church & Dwight, which has a joint venture with GCSAP relating to the refining of trona in Green River, the Owens-Illinois group, which now includes ACI International Limited, a 25% partner in GCSAP, and Ball & Foster, a major glass producer. In addition, the GenTek Business, an end-user of soda ash, has historically relied on the Industrial Chemicals Business for its soda ash needs. New GCG and GenTek intend to enter into a supply agreement for purchases of certain soda ash requirements by GenTek from New GCG after the Spinoff. See "Arrangements Between GenTek and New GCG Relating to the Spinoff--Purchase of Soda Ash and Calcium Chloride."

      The Industrial Chemicals Business sells calcium chloride to a broad range of industrial and municipal customers.

      Sales of soda ash are generally not seasonal, except for sales to the glass container industry, which increase significantly in the summer due to stronger beverage demand. Sales of calcium chloride are concentrated in late spring and summer for dust control.

      Due to the nature of the Industrial Chemicals Business, there are no significant backlogs.

LIQUIDITY AND CAPITAL RESOURCES

      To date, the Industrial Chemicals Business' primary sources of liquidity and capital resources have been cash generated from operations and borrowings under General Chemical Group's credit facility. Following the Spinoff, the Industrial Chemicals Business' liquidity needs will arise primarily from its working capital requirements, capital expenditures and debt service obligations. The Industrial Chemicals Business will rely on cash from operations and, to the extent necessary, on borrowings under its financing facilities to meet liquidity requirements. General Chemical Group believes that future operating cash flow, together with its financing arrangements, will be sufficient to meet the liquidity needs of the Industrial Chemicals Business.

         To reflect the independent status of GenTek and New GCG after the Spinoff, each of GenTek and New GCG will have its own separate financing facilities, the proceeds of the initial borrowings of which will be used in part to repay General Chemical Group's existing borrowings from third parties. General Chemical Group expects that, after the Spinoff, New GCG will have financing facilities of about $205 million, of which approximately $165 million would be funded on or about the Spinoff Date and approximately $40 million would be available for future borrowings.

         General Chemical Group has had ongoing discussions with a number of banks and other financial institutions regarding its capital structure and is continuing to explore financing alternatives to arrive at the most advantageous debt financing structures for New GCG. In addition, the amount and terms of New GCG's indebtedness after the Spinoff will depend on a number of factors that are beyond the control of the company, including market conditions -- which have been volatile -- for debt financing at the time of the Spinoff. As a result, no predictions can be made about the terms of the financing facilities that New GCG will ultimately obtain.

         After the Spinoff, New GCG will be highly leveraged and its leverage will be substantial in relation to its shareholders' equity. New GCG's leverage and debt service requirements will make it more vulnerable to economic downturns. In addition, New GCG's level of debt poses risks that it might not be able to obtain additional financing in the future and that it may be more highly leveraged than certain of its competitors which may put it at a competitive disadvantage. As previously noted, the Industrial Financing Facility is expected to impose operating and financial restrictions on the company. These covenants could adversely affect New GCG's ability to finance its future operations, potential acquisitions or capital needs or to engage in business activities that may be in its interest.

ENVIRONMENTAL MATTERS

         The Industrial Chemicals Business' various mining and production operations, which have been conducted primarily at the Green River and Amherstburg facilities for many years, are subject to numerous laws and regulations relating to the protection of human health and the environment in the U.S. and Canada. General Chemical Group believes that it is in substantial compliance with such laws and regulations. However, as a result of its operations, the Industrial Chemicals Business is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. To date, none of such proceedings or inquiries has had a material adverse effect on the Industrial Chemicals Business' results of operations or financial condition. In addition, based on information available at this time, General Chemical Group believes that no pending proceeding or inquiry would have a material adverse effect on its financial position or results of operations. However, modifications of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards, or discovery of any additional or unknown environmental contamination, if any, could require capital expenditures which may be material or otherwise adversely impact New GCG's results of operations or financial condition operations.

         The Industrial Chemicals Business has an established program to ensure that its facilities comply with environmental laws and regulations. Expenditures made pursuant to this program for 1997 amounted to about $4.0 million (of which approximately $2.8 million represented capital expenditures and approximately $1.2 million related to ongoing operations and the management and remediation of potential environmental contamination from prior operations). Expenditures for 1996 amounted to about $2.1 million (of which approximately $0.7 million represented capital expenditures and approximately $1.4 million related to ongoing operations and the management and remediation of potential environmental contamination from prior operations). Management expects similar expenditures in 1999; however, should environmental laws and regulations affecting the GenTek Business' operations become more stringent, the GenTek Business' costs for environmental compliance may increase above such range.

         After the Spinoff, New GCG, as the former parent of GenTek and the GenTek Business, may under certain circumstances be found liable for obligations of GenTek related to the use or transport of hazardous substances or environmental contamination at facilities of the GenTek Business for periods prior to the Spinoff. Although GenTek has agreed to indemnify and hold harmless New GCG with respect to all such liabilities and to bear all of New GCG's expenses for defending any claims relating to these matters, New GCG's results of operations or financial condition could be materially adversely affected in a material manner in the event GenTek is unable or unwilling to perform its indemnification obligations. See "Arrangements Between GenTek and New GCG Relating to the Spinoff."

EMPLOYEES/LABOR RELATIONS

         As of November 30, 1998, the Industrial Chemicals Business had approximately 1,050 employees, 310 of whom were full-time salaried employees, 725 were full-time hourly employees and 13 were hourly employees working in nonunion facilities.

         The Industrial Chemicals Business' three union contracts, covering employees at the Green River, Wyoming and Amherstburg, Ontario facilities, have durations of three years. Since 1986, the Industrial Chemicals Business has been involved in 12 labor negotiations, only one of which has resulted in work disruption. During that disruption, management operated the plants and supplied customers without interruption until the labor disruption was settled and a new contract was agreed upon. In this respect, the three contracts will be up for renewal during 1999. General Chemical Group believes that it will be able to negotiate new labor agreements on satisfactory terms, although there can be no assurance that it will be able to do so or that the negotiation process will not involve material disruptions to its business.

LEGAL PROCEEDINGS

         The Industrial Chemicals Business is involved in claims, litigation, administrative proceedings and investigations of various types in several jurisdictions. Although the amount of any liability which could arise with respect to these actions cannot be accurately predicted, the opinion of General Chemical Group based upon currently available information is that any such liability not covered by insurance would have no material adverse effect on New GCG.

YEAR 2000

      Following the Spinoff, the GenTek and Industrial Chemicals Businesses will continue to share MIS (management information systems) functions, including MIS personnel, hardware and software, through December 31, 2000. During this period, GenTek will provide to New GCG the services related to the remediation of the Year 2000 problem for the Industrial Chemicals Business. A "Year 2000" problem will occur where date-sensitive software uses two digit year date fields, sorting the Year 2000 ("00") before the Year 1999 ("99"). The Year 2000 problem can arise in hardware, software, or any other equipment or process that uses embedded software or other technology. The failure of such systems to properly recognize dates after December 31, 1999 could result in data corruption and processing errors.

      General Chemical Group completed its assessment of its Year 2000 compliance status in early 1998 and began work on its remediation program immediately thereafter. GenTek, which will be principally responsible for overseeing the MIS functions of the Industrial Chemicals Business through 2000, intends to continue General Chemical's Year 2000 remediation program for both the GenTek and the Industrial Chemicals Businesses and is expected to effect all conversion efforts needed to prevent the potential impact of Year 2000 problems. New GCG intends to work with GenTek on the separation of MIS functions of the GenTek and Industrial Chemicals Businesses after resolution of Year 2000 problems. New GCG anticipates that it will recruit its own MIS staff during 2001 and that by approximately December 31, 2001 a separation of its MIS functions will be completed.

      General Chemical Group's remediation program has been structured to address its Systems. Based on current estimates, it is expected that approximately $1.0 million will be spent to replace or reprogram existing Systems and complete the Year 2000 compliance program for the MIS serving both the GenTek and Industrial Chemicals Businesses. Management has indicated that it expects all material Systems to be Year 2000 compliant by March 31, 1999 and substantially all Systems to be Year 2000 compliant by December 31, 1999. In the event that material Systems are not Year 2000 compliant, New GCG may experience reductions or interruptions in operations which could have a material adverse effect on New GCG's results of operations.

      In addition, New GCG will work with GenTek to determine the Year 2000 compliance status of material vendors, suppliers, service providers and customers. Based on currently available information, New GCG does not anticipate any material impact to New GCG based on the failure of such third parties to be Year 2000 compliant. However, the process of evaluating the Year 2000 compliance status of material third parties is continually ongoing and, therefore, no guaranty or warranty can be made as to such third parties' future compliance status or its potential effect on the Industrial Chemicals Business. New GCG believes there exists a sufficient number of suppliers of raw material for its business so that if any supplier is unable to deliver raw materials due to Year 2000 problems, alternate sources will be available and that any supply interruption will not be material to the Industrial Chemicals Business. There can be no assurances, however, that New GCG would be able to obtain all of its supply requirements from such alternate sources in a timely manner or on terms comparable with those of its current suppliers. In addition, New GCG relies heavily in its business on railroads and trucking companies to ship finished product to its customers as well as to transport raw materials to its manufacturing facilities. To the extent that the Industrial Chemicals Business is unable to ship finished product or transport raw materials as a result of such railroads' or trucking companies' failure to be Year 2000 compliant, the Industrial Chemicals Business may not be able to arrange alternative and timely means to ship its goods, which could lead to interruptions or slowdowns in its business. New GCG is preparing for the possible use of alternative suppliers and means of transportation, possible adjustment of raw material and product inventory levels and contingencies with respect to potential energy source interruptions, all in an effort to minimize the effects, if any, of Year 2000 related interruptions or slowdowns caused by suppliers and transporters.

FORWARD LOOKING STATEMENTS

      This Information Statement includes forward-looking statements and information about New GCG and the Industrial Chemicals Business that are based on the beliefs, plans, expectations and assumptions of General Chemical Group and on information currently available to it. The words "may," "should," "expect," "anticipate," "intend," "plan," "continue," "believe," "seek," "estimate" and similar expressions used in this Information Statement are intended to identify forward-looking statements. The forward-looking statements in this Information Statement involve certain risks, uncertainties and assumptions. Many of these factors are beyond the ability of General Chemical Group to control or predict. As a result, the future actions, financial condition, results of operations and stock price of New GCG could differ materially from those expressed in any forward-looking statements.

      The following factors, among others, in some cases have affected and in the future could affect the actions, financial condition, results of operations and stock price of the Industrial Chemicals Business: (i) the degree of leverage of New GCG and the financial and operating restrictions imposed by its debt facilities; (ii) the cyclicality of soda ash prices and the rate of industry capacity utilization; (iii) increases or decreases in soda ash consumption in major end use markets (e.g., glass, detergent and chemicals), including as a result of changes in demand for glass containers due to changes in the popularity of aluminum containers and containers made from PET, PEN or other plastic materials; (iv) soda ash capacity expansions in the U.S. or internationally, including as a result of the startup of any significant new production facilities in the U.S.; (v) increases in the cost of energy or raw materials used in the manufacture of the Industrial Chemicals Business' products; (vi) susceptibility of the Industrial Chemicals Business to general economic conditions, both in North America and globally; (vii) discovery of any unknown environmental contamination at the company's facilities, and possible modification of existing laws and regulations relating to the protection of human health and the environment, and the adoption of new laws and regulations in the future; (viii) weather conditions, including the extent of precipitation in the Industrial Chemicals Business' principal geographic markets for calcium chloride; (ix) U.S. dollar exchange rates; and (x) the ability of GenTek to assess, mitigate and remediate the potential impact of the "Year 2000" problem for Industrial Chemicals Business systems.

                    ANNUAL MEETING AND SHAREHOLDER PROPOSALS

      GenTek's first annual shareholders' meeting is expected to be held in Delaware in _______ in May of each year. If a shareholder wishes to have a proposal considered at the 2000 meeting and included in the Proxy Statement for that meeting, the proposal must be received by GenTek in writing on or before ________, 2000.

                              AVAILABLE INFORMATION

      GenTek has filed the Form 10 with the SEC concerning the shares of GenTek Common Stock being received by General Chemical Group shareholders in the Spinoff. This Information Statement does not contain all of the information set forth in the Form 10 and the exhibits and schedules thereto. With respect to each contract, agreement or other document filed as an exhibit to the Form 10, reference is made to such exhibit for a more complete description of the matter involved, and each statement made in this document concerning the contents of any such contract, agreement or other document shall be deemed qualified in its entirety by such reference.

      The Form 10 and the exhibits and schedules thereto filed by each of GenTek and New GCG may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

      Following the Spinoff, GenTek will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the SEC. GenTek will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its shareholders in connection with its annual meetings of shareholders.

                             INDEX TO DEFINED TERMS

                                                                            PAGE
                                                                             NO.
                                                                            ----

1996 GRAT..................................................................
ANSAC......................................................................
Avtex Site.................................................................
Award......................................................................
Bylaws.....................................................................
CERCLA.....................................................................
Certificate................................................................
Code.......................................................................
CTP........................................................................
December 1998 GRAT.........................................................
Defiance...................................................................
Distribution Agent.........................................................
Employee Benefits Agreement................................................
EPA........................................................................
Exchange Act...............................................................
FAS 131....................................................................
FAS 133....................................................................
February 1998 GRAT.........................................................
Form 10....................................................................
GCSAP......................................................................
General Chemical Corporation...............................................
General Chemical Group.....................................................
GenTek.....................................................................
GenTek Annual Plan.........................................................
GenTek Assets..............................................................
GenTek Business............................................................
GenTek Financing Facility..................................................
GenTek Indemnities.........................................................
GenTek Liabilities.........................................................
Guaranteed GenTek Liabilities..............................................
Guaranteed Industrial Liabilities..........................................
Indemnifiable Losses.......................................................
Industrial Indemnities.....................................................
Information Statement......................................................
Industrial Assets..........................................................
Industrial Chemicals Business..............................................
Industrial Financing Facility..............................................
Industrial Liabilities.....................................................
Intellectual Property......................................................
Latona.....................................................................
IRS........................................................................
LTIP.......................................................................
New GCG....................................................................

                                                                            PAGE
                                                                             NO.
                                                                            ----

New General Chemical Group.................................................
New Hampshire Oak..........................................................
Non-Employee Directors.....................................................
NYSE.......................................................................
OTC........................................................................
Owens-Illinois.............................................................
PDI........................................................................
Pension Plan...............................................................
Performance Assets.........................................................
Performance Balance Sheet..................................................
Performance Liabilities....................................................
Peridot....................................................................
Preferred Stock............................................................
PRP........................................................................
Record Date................................................................
Reheis.....................................................................
Reorganization.............................................................
Sandco Automotive..........................................................
SARs.......................................................................
SEC........................................................................
Securities Act.............................................................
Separation Agreement.......................................................
Spinoff....................................................................
Spinoff Date...............................................................
Sublease Agreements........................................................
Systems....................................................................
Tax Sharing Agreement......................................................
Toledo.....................................................................
TOSOH......................................................................

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                 PAGE
                                                                                                 ----
THE GENTEK BUSINESS

Independent Auditors' Report...................................................................  F-2
Combined Statements of Operations for the three years ended December 31, 1997..................  F-3
Combined Balance Sheets at December 31, 1997 and 1996..........................................  F-4
Combined Statements of Cash Flows for the three years ended December 31, 1997..................  F-5
Combined Statements of Divisional Equity for the three years ended
     December 31, 1997.........................................................................  F-6
Notes to Combined Financial Statements.........................................................  F-7-21
Combined Statements of Operations for the nine months ended September 30, 1998 and 1997 (unaudited)......................................................................  F-22
Combined Balance Sheets at September 30, 1998  (unaudited) and
     December 31, 1997.........................................................................  F-23
Combined Statements of Cash Flows for the nine months ended September 30,
     1998 and 1997 (unaudited).................................................................  F-24
Notes to Combined Financial Statements (unaudited).............................................  F-25-28

THE GENERAL CHEMICAL GROUP INC.

Independent Auditors' Report...................................................................  F-29
Consolidated Statements of Operations for the three years ended December 31, 1997..............  F-30
Consolidated Balance Sheets at December 31, 1997 and 1996......................................  F-31
Consolidated Statements of Cash Flows for the three years ended December 31, 1997..............  F-32
Consolidated Statements of Changes in Equity (Deficit) for the three years ended
     December 31, 1997.........................................................................  F-33
Notes to Consolidated Financial Statements.....................................................  F-34-53
Consolidated Statements of Operations for the nine months ended September 30,
     1998 and 1997 (unaudited).................................................................  F-54
Consolidated Balance Sheets at September 30, 1998  (unaudited) and
     December 31, 1997.........................................................................  F-55
Consolidated Statements of Cash Flows for the nine months ended September 30,
     1998 and 1997 (unaudited).................................................................  F-56
Notes to Consolidated Financial Statements (unaudited).........................................  F-57-60

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of THE GENERAL CHEMICAL GROUP INC.

         We have audited the accompanying combined balance sheets of the GenTek Business of The General Chemical Group Inc. as of December 31, 1996 and 1997, and the related combined statements of operations, changes in divisional equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the GenTek Business of The General Chemical Group Inc. at December 31, 1996 and 1997, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.






Deloitte & Touche LLP



Parsippany, New Jersey
January 19, 1999

                                 GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
                        COMBINED STATEMENTS OF OPERATIONS

                                                  YEARS ENDED DECEMBER 31,
                                           -------------------------------------
                                              1995          1996          1997
                                           ---------     ---------     ---------
                                                       (IN THOUSANDS)
Net revenues ..........................    $ 290,185     $ 330,120     $ 368,516
Cost of sales .........................      205,363       229,237       251,912
Selling, general and administrative
    expense ...........................       40,121        49,591        47,793
                                           ---------     ---------     ---------
Operating profit ......................       44,701        51,292        68,811
Interest expense ......................       12,927        10,747         8,855
Interest income .......................        1,922         1,404         1,475
Foreign currency transaction (gains)
    losses ............................         (699)          (83)          442
Other (income) expense, net ...........          423           263           169
                                           ---------     ---------     ---------
Income before income taxes ............       33,972        41,769        60,820
Income tax provision ..................       33,836        19,441        26,769
                                           ---------     ---------     ---------
    Net income ........................    $     136     $  22,328     $  34,051
                                           =========     =========     =========


        See the accompanying notes to the combined financial statements.

                                 GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
                             COMBINED BALANCE SHEETS

                                     ASSETS

                                                                        DECEMBER 31,
                                                                    --------------------
                                                                      1996        1997
                                                                    --------    --------
                                                                       (IN THOUSANDS)
Current assets:
  Cash and cash equivalents ....................................    $ 16,576    $ 12,075
  Receivables, net .............................................      40,682      49,803
  Inventories ..................................................      21,181      25,328
  Deferred income taxes ........................................       6,334       9,850
  Other current assets .........................................         118         153
                                                                    --------    --------
     Total current assets ......................................      84,891      97,209
Property, plant and equipment, net .............................     107,334     160,154
Other assets ...................................................      19,258      36,446
                                                                    --------    --------
     Total assets ..............................................    $211,483    $293,809
                                                                    ========    ========

                             LIABILITIES AND EQUITY

Current liabilities:
  Accounts payable .............................................    $ 27,608    $ 32,116
  Accrued liabilities ..........................................      37,510      43,459
  Income taxes payable .........................................       1,222       2,662
                                                                    --------    --------
     Total current liabilities .................................      66,340      78,237
Other liabilities ..............................................     123,560     142,429
                                                                    --------    --------
     Total liabilities .........................................     189,900     220,666
                                                                    --------    --------
Divisional equity ..............................................      21,583      73,143
                                                                    --------    --------
     Total liabilities and equity ..............................    $211,483    $293,809
                                                                    ========    ========


        See the accompanying notes to the combined financial statements.

                                 GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
                        COMBINED STATEMENTS OF CASH FLOWS


                                                           YEARS ENDED DECEMBER 31,
                                                      ----------------------------------
                                                        1995         1996         1997
                                                      --------     --------     --------
                                                                (IN THOUSANDS)
Cash flows from operating activities:
  Net income .....................................    $    136     $ 22,328     $ 34,051
  Adjustments to reconcile net income
     to net cash provided by operating activities:
     Depreciation and amortization ...............      13,125       14,099       16,296
     Net loss on disposition of long-term assets .         812          673          431
     (Increase) in receivables ...................      (2,564)      (2,412)      (4,835)
     (Increase) decrease in inventories ..........         229       (2,441)      (1,597)
     Increase (decrease) in accounts payable .....       1,667         (216)       1,944
     (Decrease) in accrued liabilities ...........      (2,530)     (13,972)      (1,291)
     Increase in income taxes payable ............         638          459        1,440
     Increase in other liabilities and assets, net      13,250       11,279        8,965
                                                      --------     --------     --------
       Net cash provided by operating activities .      24,763       29,797       55,404
                                                      --------     --------     --------
Cash flows from investing activities:
  Capital expenditures ...........................     (24,842)     (19,231)     (26,203)
  Proceeds from sales or disposals of long-term
     assets ......................................         350           43           63
  Payments from related parties ..................          --       14,000           --
  Acquisition of business, net of cash
     acquired (Note 2)* ..........................          --           --      (30,130)
                                                      --------     --------     --------
       Net cash used for investing activities ....     (24,492)      (5,188)     (56,270)
                                                      --------     --------     --------
Cash flows from financing activities:
  Proceeds from long-term debt ...................       4,200           --           --
  Repayment of long-term debt ....................      (5,455)     (18,495)     (21,144)
  Net transaction with The General Chemical
     Group Inc. ..................................        (146)       6,906       17,509
                                                      --------     --------     --------
       Net cash used for financing activities ....      (1,401)     (11,589)      (3,635)
                                                      --------     --------     --------
Increase (decrease) in cash and cash
  equivalents ....................................      (1,130)      13,020       (4,501)
Cash and cash equivalents at beginning of period .       4,686        3,556       16,576
                                                      --------     --------     --------
Cash and cash equivalents at end of period .......    $  3,556     $ 16,576     $ 12,075
                                                      ========     ========     ========

* Purchase of business, net of cash acquired:
  Working capital, other than cash ...............                              $  3,110
  Plant, property and equipment ..................                               (43,007)
  Other assets ...................................                               (19,593)
  Noncurrent liabilities .........................                                29,360
                                                                                --------
     Net cash used to acquire business ...........                              $(30,130)
                                                                                ========

        See the accompanying notes to the combined financial statements.

                                 GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
               COMBINED STATEMENTS OF CHANGES IN DIVISIONAL EQUITY
                   FOR THE THREE YEARS ENDED DECEMBER 31, 1997


                                        YEARS ENDED DECEMBER 31,
                                   ----------------------------------
                                     1995         1996         1997
                                   --------     --------     --------
Balance at beginning of year ..    $ (7,641)    $ (7,651)    $ 21,583
Net income ....................         136       22,328       34,051
Transfers (to) from The General
  Chemical Group Inc. .........        (146)       6,906       17,509
                                   --------     --------     --------
Balance at end of year ........    $ (7,651)    $ 21,583     $ 73,143
                                   ========     ========     ========


        See the accompanying notes to the combined financial statements.

                                 GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

         The GenTek Business (the "GenTek Business" or the "Company") within The General Chemical Group Inc. ("GCG" or "General Chemical Group") is a diversified manufacturing company predominantly engaged in the production of inorganic chemicals and automotive engine parts, with manufacturing facilities located in the United States and Canada. Through its Performance Products Segment, the Company is a leading producer of sodium and ammonia salts, sulfites, nitrites, aluminum-based chemical products, printing plates and refinery and chemical regeneration services to a broad range of industrial and municipal customers. The Performance Products Segment accounted for approximately 71 percent of the Company's consolidated 1997 net revenues. Through its Manufacturing Segment, the Company manufactures precision and highly engineered stamped and machined metal products, principally automotive engine parts as well as fluid-handling equipment, manual controls and trailer hitches for the automotive market, which combined accounted for approximately 29 percent of the Company's consolidated 1997 net revenues.

         GCG anticipates that its board of directors will approve a plan to distribute to General Chemical Group Stockholders all of the outstanding stock of its GenTek Business ("GenTek Inc." or "GenTek") in a spin-off transaction (the "Distribution"). The Distribution, which is subject to the approval of the Board of Directors and the receipt of a ruling from the Internal Revenue Service that the Distribution is not taxable to General Chemical Group or its stockholders, is expected to occur in the first quarter of 1999 and will result in GenTek operating as an independent entity with publicly traded common stock. General Chemical Group will have no ownership interest in GenTek subsequent to the Distribution.

         For the purpose of governing certain ongoing relationships between General Chemical Group and GenTek after the Distribution and to provide mechanisms for an orderly transition, General Chemical Group and GenTek have entered or will enter into various agreements. Management believes that the agreements will be fair to each of the parties and comparable to those which would have been reached in arm's length negotiations with unaffiliated parties.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The accompanying combined financial statements reflect the results of operations, financial position, changes in divisional net equity and cash flows of the GenTek Business that will be transferred from GCG to GenTek Inc. The combined financial statements have been prepared using the historical basis of assets and liabilities and the historical results of operations directly attributable to the GenTek Business as if it were organized as a separate legal entity. All intercompany balances and transactions

                                GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
            NOTES TO THE COMBINED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)



between the GenTek Business operations have been eliminated. The financial information included herein does not necessarily reflect the combined results of operations, financial position, changes in divisional net equity and cash flows of the GenTek Business in the future or on a historical basis had the GenTek Business been a separate stand-alone entity for the periods presented.

         The combined financial statements include an allocation of certain assets, liabilities and general corporate expenses from GCG. In the opinion of management, general corporate administrative expenses have been allocated to the GenTek Business on a reasonable and consistent basis using management's estimate of services provided to the GenTek Business by GCG. However, such allocations are not necessarily indicative of the level of expenses which might have been incurred had the GenTek Business been operating as a stand-alone entity during the periods presented or expected to be incurred after the spin-off.

         The GenTek Business participates in GCG's centralized cash management and financing program, and the accompanying financial statements include an allocation of net interest expense from GCG. To the extent the GenTek Business has experienced temporary cash needs for working capital purposes, capital expenditures or acquisitions, such funds have historically been provided by GCG. The net effect of these transactions are reflected in divisional net equity. Net interest expense has been allocated assuming that GCG's pro rata base borrowing requirements would be $150 million and that all interest expense on debt levels exceeding $150 million would be allocated to the GenTek Business. The allocations were made consistently in each year, and management believes the allocations are reasonable. However, these interest costs would not necessarily be indicative of what the actual costs would have been had the GenTek Business operated as a separate, stand-alone public entity. Subsequent to the Distribution, the GenTek Business will be responsible for these cash management functions using its own resources or purchased services and will be responsible for the costs associated with operating a public company.

         The GenTek Business' financial results include the costs incurred by General Chemical Group's pension and postretirement benefit plans for employees and retirees of the GenTek Business. Also, the provision for income taxes has been determined as if the GenTek Business had filed separate tax returns under its existing structure for the periods presented.

         Inventories are valued at the lower of cost or market, using the last-in, first-out ("LIFO") method for domestic production inventories and the first-in, first-out ("FIFO") or average-cost method for all other inventories. Production inventory costs include material, labor and factory overhead.

         Property, plant and equipment are carried at cost and are depreciated principally using the straight-line method, using estimated lives which range from 3 to 35 years.

                                GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
            NOTES TO THE COMBINED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)



         Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over a 25 year period. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. At December 31, 1997 goodwill totaled $19,193, net of accumulated amortization of $400, which is included in other assets on the balance sheet.

         The Company recognizes deferred tax assets and liabilities based on differences between financial statement and tax bases of assets and liabilities using presently enacted tax rates.

         Accruals for environmental liabilities are recorded based on current interpretations of environmental laws and regulations when it is probable that a liability has been incurred and the amount of such a liability can be reasonably estimated. Liabilities for environmental matters were $16,319 and $16,244 at December 31, 1996 and 1997, respectively. These amounts do not include estimated third-party recoveries nor have they been discounted.

         The Company does not hold or issue derivative financial instruments for trading purposes or any other purposes.

         All highly liquid instruments purchased with a maturity of three months or less are considered to be cash equivalents.

         In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). The Company is required to adopt FAS 131 for fiscal years beginning after December 15, 1997.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 requires that all derivative instruments be measured at fair value and recognized in the balance sheet as either assets or liabilities. The Company is currently evaluating the impact FAS 133 will have on its consolidated financial statements.

NOTE 2 - ACQUISITIONS

         On July 1, 1997, GCG's wholly owned subsidiary, General Chemical Corporation ("GCC"), on behalf of the GenTek Business, acquired all of the outstanding stock of Peridot Holdings, Inc. ("Peridot"), a leading manufacturer and supplier of sulfuric acid and water treatment chemicals. Funding for this transaction was provided with existing cash and borrowings under GCC's revolving credit facility. The acquisition was accounted for under the purchase method, and, accordingly, the net assets and results of operations have been included in the combined financial statements since the date of

                                GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
            NOTES TO THE COMBINED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)



acquisition, based on preliminary valuation information available to GCC, which is subject to change as such information is finalized. The excess of purchase price over the estimated fair values of the net tangible assets acquired has been treated as goodwill.

         On February 6, 1998, the GenTek Business acquired all of the outstanding stock of Sandco Automotive Ltd. ("Sandco"), a manufacturer of engine parts for the North American automobile industry and its aftermarket. Sandco is based in Waterdown, Ontario. Funding for this transaction was provided with new borrowings. This acquisition will be accounted for using the purchase method.

         On April 1, 1998, GCC, on behalf of the GenTek Business, acquired all of the outstanding stock of Reheis Inc. ("Reheis"). Reheis is headquartered in New Jersey and is the world's leading producer and supplier of the active chemical ingredients in antiperspirants and over-the-counter antacids as well as a supplier of pharmaceutical intermediates and other products. Funding for this transaction was provided by existing cash and borrowings under GCG's credit facility. The GenTek Business will be accounting for this transaction using the purchase method.

NOTE 3 - INCOME TAXES

         Income before income taxes is as follows:

                    YEARS ENDED DECEMBER 31,
                 -----------------------------
                  1995       1996       1997
                 -------    -------    -------
United States..  $30,886    $39,002    $59,599
Foreign .......    3,086      2,767      1,221
                 -------    -------    -------
       Total     $33,972    $41,769    $60,820
                 =======    =======    =======

                                GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
            NOTES TO THE COMBINED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)



         The components of the income tax provision are as follows:

                       YEARS ENDED DECEMBER 31,
                  ----------------------------------
                    1995         1996         1997
                  --------     --------     --------
United States:
   Current ...    $ 26,419     $ 13,379     $ 25,177
   Deferred ..       3,968        2,262       (3,120)
Foreign:
   Current ...       1,173        1,117          589
   Deferred ..          (5)         (65)         (97)
State:
   Current ...       1,427        2,262        4,890
   Deferred ..         854          486         (670)
                  --------     --------     --------
       Total .    $ 33,836     $ 19,441     $ 26,769
                  ========     ========     ========

         A summary of the components of deferred tax assets and liabilities is as follows:

                                    DECEMBER 31,
                                 ------------------
                                   1996       1997
                                 -------    -------
Postretirement benefits .....    $17,777    $19,390
Nondeductible accruals ......     27,671     35,888
                                 -------    -------
   Deferred tax assets ......     46,292     57,750
                                 -------    -------
Property, plant and equipment     16,998     28,788
Pensions ....................      2,082      1,860
Inventory ...................      3,724      3,754
Other .......................      1,220      1,048
                                 -------    -------
   Deferred tax liabilities .     24,024     35,450
                                 -------    -------
       Net deferred tax asset    $22,268    $22,300
                                 =======    =======

                                GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
            NOTES TO THE COMBINED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)



           The difference between the effective income tax rate and the United States statutory rate is reconciled below:

                                              YEARS ENDED DECEMBER 31,
                                              ------------------------
                                               1995     1996     1997
                                              ------   ------   ------
U.S. federal statutory rate ..............      35.0%    35.0%    35.0%
State income taxes, net of federal benefit       4.4      4.3      4.5
Provision for disputed items .............      59.5      6.7      4.1
Other ....................................       0.6      0.5      0.4
                                              ------   ------   ------
   Total .................................      99.5%    46.5%    44.0%
                                              ======   ======   ======

           The Internal Revenue Service (the "IRS") examinations of GCG's federal income tax returns resulted in the issuance of a deficiency notice during 1995. GCG has filed an administrative appeal with the IRS contesting the items denoted in the deficiency notice. Notwithstanding such appeal, in 1995 GCG recorded a provision for disputed items of $17,100 for all years prior to 1995 in connection with the deficiency notice which has been allocated to the GenTek Business. Management believes the amounts provided at December 31, 1997 are adequate.

           The Company will enter into a tax sharing agreement with General Chemical Group. The agreement will require the Company to indemnify and hold harmless General Chemical Group for income tax liabilities occurring before the Distribution.

NOTE 4 - PENSION PLANS

           The GenTek Business participates in General Chemical Group's domestic and foreign pension plans. At the Distribution, the GenTek Business will assume the responsibility for pension benefits for retirees whose last work assignment was with the GenTek Business and for employees of the GenTek Business. Following the Distribution, the GenTek Business will establish separate defined benefit plans for the employees and retirees of the GenTek Business. Assets included in trusts under qualified pension plans will be divided after the Distribution between the trusts for General Chemical Group's qualified pension plans and the GenTek Business qualified pension plans.

                                GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
            NOTES TO THE COMBINED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)



     The net periodic pension cost for General Chemical Group's U.S. pension plans included the following components:


                                                       YEARS ENDED DECEMBER 31,
                                                  ----------------------------------
                                                    1995         1996         1997
                                                  --------     --------     --------
Service cost (benefits earned during the year)    $  3,826     $  4,748     $  5,217
Interest cost on projected benefit obligation       12,377       13,125       13,874
Actual return on assets ......................     (24,938)     (24,655)     (29,520)
Net amortization and deferral ................      14,775       13,335       16,943
                                                  --------     --------     --------
   Net periodic pension cost .................    $  6,040     $  6,553     $  6,514
                                                  ========     ========     ========

     The net periodic pension cost for General Chemical Group's Canadian pension plans included the following components:


                                                      YEARS ENDED DECEMBER 31,
                                                  -------------------------------
                                                    1995        1996        1997
                                                  -------     -------     -------
Service cost (benefits earned during the year)    $ 1,140     $ 1,494     $ 1,352
Interest cost on projected benefit obligation       3,527       3,727       3,868
Actual return on assets ......................     (6,614)     (4,662)     (4,877)
Net amortization and deferral ................      2,457         559         522
                                                  -------     -------     -------
   Net periodic pension cost .................    $   510     $ 1,118     $   865
                                                  =======     =======     =======

     The GenTek Business' share of General Chemical Group's consolidated net pension cost, which has been recorded in the accompanying statements of operations in 1997, 1996 and 1995 was $3,237, $3,284 and $3,427, respectively.

                                GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
            NOTES TO THE COMBINED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)



           The funded status and (accrued) prepaid pension cost for General Chemical Group's pension plans are as follows:



                                                    UNITED STATES                  CANADA
                                               -----------------------     -----------------------
                                                    DECEMBER 31,                 DECEMBER 31,
                                               -----------------------     -----------------------
                                                  1996          1997          1996          1997
                                               ---------     ---------     ---------     ---------
Actuarial present value of benefit
   obligations:
   Vested .................................    $(144,887)    $(156,419)    $ (40,421)    $ (42,820)
   Nonvested ..............................      (13,235)      (14,255)         (205)         (216)
                                               ---------     ---------     ---------     ---------
Accumulated benefit obligation ............    $(158,122)    $(170,674)    $ (40,626)    $ (43,036)
                                               =========     =========     =========     =========

Plan assets at fair value .................    $ 166,661     $ 193,301     $  60,224     $  65,019
Projected benefit obligation ..............     (187,760)     (202,796)      (50,783)      (53,796)
                                               ---------     ---------     ---------     ---------
Projected benefit obligation (in excess of)
   less than plan assets ..................      (21,099)       (9,495)        9,441        11,223
Unrecognized prior service cost ...........        6,896         6,128           942           809
Unrecognized net (gain) loss ..............       (8,712)      (23,532)        8,761         6,196
                                               ---------     ---------     ---------     ---------
(Accrued) prepaid pension cost ............    $ (22,915)    $ (26,899)    $  19,144     $  18,228
                                               =========     =========     =========     =========


           The assumptions used in accounting for the plans in 1995, 1996 and 1997 were:

                                                             UNITED STATES                       CANADA
                                                     ----------------------------     --------------------------
                                                      1995       1996       1997       1995       1996       1997
                                                     ------     ------     ------     ------     ------     ------
Estimated discount rate ....................         7 1/2%     7 1/2%     7 1/2%     8%         8%         7 1/2%
Estimated long-term rate of return on assets         9%         9%         9%         9%         9%         9%
Average rate of increase in employee
   compensation ............................         5%         5%         5%         5 1/4%     5 1/4%     5 1/4%


           The dates used to measure plan assets and liabilities were October 31, 1996 and 1997 for all plans. Plan assets are invested primarily in stocks, bonds, short-term securities and cash equivalents.

           The GenTek Business' share of the accrued pension obligation, which has been recorded in the accompanying balance sheet at December 31, 1997 and December 31, 1996 was $16,515 and $14,715, respectively. The actual amount transferred will be measured at the Distribution date and may be different from these amounts.

                                GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
            NOTES TO THE COMBINED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)



NOTE 5 - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

           The GenTek Business participates in General Chemical Group's sponsored postretirement benefit plan substantially covering all hourly and the majority of salaried employees of General Chemical Group. General Chemical Group funds these benefits on a pay-as-you-go basis. At the Distribution, the GenTek Business will assume the responsibility for postretirement benefits for retirees whose last work assignment was with the GenTek Business and for the employees of the GenTek Business.

           The net periodic postretirement benefit cost for all General Chemical Group employees included the following components:

                                                                              YEARS ENDED DECEMBER 31,
                                                                     -----------------------------------------
                                                                       1995             1996             1997
                                                                     -------          -------          -------
Service cost (benefits earned during the year) .............         $ 1,576          $ 1,765          $ 1,876
Interest cost on projected postretirement benefit obligation           4,862            4,451            4,906
Net amortization and deferral ..............................          (2,052)          (2,361)          (2,191)
                                                                     -------          -------          -------
        Net periodic postretirement benefit cost ...........         $ 4,386          $ 3,855          $ 4,591
                                                                     =======          =======          =======

           The GenTek Business' share of General Chemical Group's consolidated net postretirement benefit cost, which has been recorded in the accompanying statements of operations in 1997, 1996 and 1995 was $2,506, $2,182 and $2,537, respectively.

                                GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
            NOTES TO THE COMBINED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)



       The funded status and accrued postretirement benefit obligation of General Chemical Group are as follows:

                                                                               DECEMBER 31,
                                                                        --------------------------
                                                                          1996              1997
                                                                        --------          --------
Accumulated postretirement benefit obligation:
   Retirees ...................................................         $(39,797)         $(44,220)
   Fully eligible plan participants ...........................          (12,095)          (11,158)
   Other active plan participants .............................          (17,001)          (15,712)
                                                                        --------          --------
Accumulated postretirement benefit obligation .................          (68,893)          (71,090)
Plan assets at fair value .....................................               --                --
                                                                        --------          --------
Accumulated postretirement benefit obligation in excess of plan
   assets .....................................................          (68,893)          (71,090)
Unrecognized net reduction in prior service costs .............          (12,708)          (11,104)
Unrecognized net gain .........................................           (6,293)           (7,038)
                                                                        --------          --------
Accrued postretirement benefit obligation .....................         $(87,894)         $(89,232)
                                                                        ========          ========


           The assumptions used in accounting for the plans in 1996 were an 11 percent health care cost trend rate (decreasing to 7 1/2 percent in the year 2000 and beyond) and a 7 1/2 percent discount rate for the U.S. plans and an 11 percent health care cost trend rate (decreasing to 7 percent in the year 2000 and beyond), an 8 percent discount rate and a 5 1/4 percent salary scale for the Canadian plans.

           The assumptions used in accounting for the plans in 1997 were a 10 percent health care cost trend rate (decreasing to 7 1/2 percent in the year 2000 and beyond) and a 7 1/2 percent discount rate for the U.S. plans and a 10 percent health care cost trend rate (decreasing to 7 percent in the year 2000 and beyond), a 7 1/2 percent discount and a 5 1/4 percent salary scale for the Canadian plans. A one percent increase in the health care trend rate would increase the accumulated postretirement benefit obligation by $6,144 at year end 1997 and the net periodic cost by $572 for the year.

           The GenTek Business' share of the accrued postretirement benefit obligation as of December 31, 1997 and December 31, 1996 was $49,491 and $46,298, respectively. The long term portion of the accrued postretirement benefit obligation as of December 31, 1997 and 1996 was $47,991 and $44,798, respectively, and is included in other liabilities on the balance sheet. The actual amount transferred will be measured at the Distribution date and may be different from these amounts.

                                 GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
            NOTES TO THE COMBINED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)




NOTE 6 - COMMITMENTS AND CONTINGENCIES

           Future minimum rental payments for operating leases (primarily for transportation equipment, offices and warehouses) having initial or remaining noncancellable lease terms in excess of one year as of December 31, 1997 are as follows:

YEARS ENDING
DECEMBER 31,
------------
1998.................................................       $    3,514
1999.................................................            1,215
2000.................................................              792
2001.................................................              425
2002.................................................              267
                                                            ----------
                                                            $    6,213
                                                            ==========

           Rental expense for the years ended December 31, 1995, 1996 and 1997 was $3,589, $4,239 and $4,621, respectively.

           The Company is involved in claims, litigation, administrative proceedings and investigations and remediation relative to environmental matters. Although the amount of any ultimate liability which could arise with respect to these matters cannot be accurately predicted, it is the opinion of management, based upon currently available information and the accruals established, that any such liability will have no material adverse effect on the Company's financial condition, results of operations or cash flows.


NOTE 7 - RELATED PARTY TRANSACTIONS

MANAGEMENT AGREEMENT

           GCG is party to a management agreement with Latona Associates (which is controlled by a stockholder of GCG) under which GCG receives corporate supervisory and administrative services and strategic guidance for a quarterly fee. The GenTek Business' share of this management fee is $1,012, $1,022 and $1,099 per quarter for the years 1995, 1996 and 1997, respectively.

                                 GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
            NOTES TO THE COMBINED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)



NOTE 8 - ADDITIONAL FINANCIAL INFORMATION

           The following are summaries of selected balance sheet items:

Receivables

                                               DECEMBER 31,
                                        --------------------------
                                          1996              1997
                                        --------          --------
Trade .........................         $ 42,064          $ 50,932
Other .........................            1,248             1,626
Allowance for doubtful accounts           (2,630)           (2,755)
                                        --------          --------
                                        $ 40,682          $ 49,803
                                        ========          ========


Inventories

                                               DECEMBER 31,
                                        -----------------------
                                          1996              1997
                                        -------           -------
Raw materials .................         $ 8,249           $ 8,093
Work in process ...............           2,593             3,090
Finished products .............           8,298             9,999
Supplies and containers .......           2,041             4,146
                                        -------           -------
                                        $21,181           $25,328
                                        =======           =======

                                 GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
            NOTES TO THE COMBINED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)



     Inventories valued at LIFO amounted to $15,892 and $16,071 at December
31, 1996 and 1997, respectively, which were below estimated replacement cost by $1,249 and $1,344, respectively. The impact of LIFO liquidations in 1995, 1996 and 1997 was not significant.

Property, Plant and Equipment

                                                               DECEMBER 31,
                                                       ----------------------------
                                                         1996                1997
                                                       ---------          ---------
Land and improvements ........................         $  10,933          $  20,876
Machinery and equipment ......................           140,086            194,992
Buildings and leasehold improvements .........            26,388             31,637
Construction in progress .....................            10,581             10,111
                                                       ---------          ---------
                                                         187,988            257,616
Less accumulated depreciation and amortization           (80,654)           (97,462)
                                                       ---------          ---------
                                                       $ 107,334          $ 160,154
                                                       =========          =========

Accrued Liabilities

                                                                 DECEMBER 31,
                                                       -----------------------------
                                                         1996                1997
                                                       --------           ----------
Wages, salaries and benefits .................         $ 13,038            $  17,820
Taxes, other than income taxes ...............            2,743                2,867
Other ........................................           21,729               22,772
                                                       --------            ---------
                                                       $ 37,510            $  43,459
                                                       ========            =========

NOTE 9 - FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

          The fair values of cash and cash equivalents, receivables and payables approximate their carrying values due to the short-term nature of the instruments.

                                 GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
            NOTES TO THE COMBINED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)



NOTE 10 - GEOGRAPHIC AND INDUSTRY SEGMENT INFORMATION

          Geographic area information is summarized as follows:

                                       UNITED STATES (1)    FOREIGN (2)    ELIMINATIONS (3)       TOTAL
                                       -----------------    -----------    ----------------       -----
Net revenues:
  1995 ............................         $279,682         $ 16,707         $ (6,204)         $290,185
  1996 ............................          318,946           17,228           (6,054)          330,120
  1997 ............................          358,774           15,710           (5,968)          368,516

Operating profit:
  1995 ............................         $ 43,086         $  1,615            $  --          $ 44,701
  1996 ............................           48,621            2,671               --            51,292
  1997 ............................           67,627            1,184               --            68,811

Identifiable assets at December 31:
  1995 ............................         $200,674         $  5,745            $  --          $206,419
  1996 ............................          204,975            6,508               --           211,483
  1997 ............................          288,422            5,387               --           293,809


(1) Includes export sales amounting to $5,849, $5,055 and $7,575 for the years ended December 31, 1995, 1996 and 1997, respectively.

(2) Principally of General Chemical Canada Holding Inc., a wholly owned subsidiary of GCC.

(3) Sales between geographic areas are recorded at prices comparable to market prices charged to third-party customers and are eliminated in consolidation.

                                 GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
            NOTES TO THE COMBINED FINANCIAL STATEMENTS - (CONCLUDED)
                             (DOLLARS IN THOUSANDS)



          Industry segment information is summarized as follows:

                                           PERFORMANCE
                                             PRODUCTS      MANUFACTURING      CORPORATE           TOTAL
                                           -----------     -------------      ---------           -----
Net revenues:
    1995 ..........................         $220,240         $ 69,945         $     --          $290,185
    1996 ..........................          240,895           89,225               --           330,120
    1997 ..........................          260,351          108,165               --           368,516

Operating profit:
    1995 ..........................         $ 41,753         $  4,337         $ (1,389)         $ 44,701
    1996 ..........................           43,203           12,472           (4,383)           51,292
    1997 ..........................           48,292           23,531           (3,012)           68,811

Identifiable assets at December 31:
    1995 ..........................         $153,785         $ 50,171         $  2,463          $206,419
    1996 ..........................          153,464           55,151            2,868           211,483
    1997 ..........................          235,230           56,586            1,993           293,809

Capital expenditures:
    1995 ..........................         $ 19,848         $  4,994         $     --          $ 24,842
    1996 ..........................           17,612            1,619               --            19,231
    1997 ..........................           23,563            2,640               --            26,203

Depreciation and amortization:
    1995 ..........................         $ 11,055         $  2,020         $     50          $ 13,125
    1996 ..........................           11,332            2,767               --            14,099
    1997 ..........................           13,688            2,608               --            16,296

                                 GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
                        COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                                 -----------------------
                                                                   1997          1998
                                                                 ---------     ---------
Net revenues ................................................    $ 271,669     $ 331,452
Cost of sales ...............................................      184,401       234,935
Selling, general and administrative expense .................       34,496        39,649
                                                                 ---------     ---------
Operating profit ............................................       52,772        56,868
Interest expense ............................................        6,575        10,186
Interest income .............................................        1,136           678
Foreign currency transaction losses .........................          340           397
Other (income) expense, net .................................          (86)           10
                                                                 ---------     ---------
Income before income taxes and extraordinary item ...........       47,079        46,953
Income tax provision ........................................       20,936        19,280
                                                                 ---------     ---------
Income before extraordinary item ............................       26,143        27,673
Extraordinary item - loss from extinguishment of debt (net of
    tax benefit of $1,341) ...................................          --         2,050
                                                                 ---------     ---------
Net income ..................................................    $  26,143     $  25,623
                                                                 =========     =========


        See the accompanying notes to consolidated financial statements.

                                 GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
                             COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                   DECEMBER 31,   SEPTEMBER 30,
                                                                       1997           1998
                                                                    --------        --------
                                                                                   (UNAUDITED)
Current Assets:
     Cash and cash equivalents .................................    $ 12,075        $  5,326
     Receivables, net ..........................................      49,803          66,383
     Inventories ...............................................      25,328          38,083
     Deferred income taxes .....................................       9,850           6,792
     Other current assets ......................................         153           2,486
                                                                    --------        --------
               Total current assets ............................      97,209         119,070
Property, plant and equipment, net .............................     160,154         202,568
Other assets ...................................................      36,446          85,021
                                                                    --------        --------
               Total assets ....................................    $293,809        $406,659
                                                                    ========        ========

                             LIABILITIES AND EQUITY

Current Liabilities:
     Accounts payable ..........................................    $ 32,116        $ 35,365
     Accrued liabilities .......................................      43,459          45,873
     Income taxes payable ......................................       2,662           2,800
                                                                    --------        --------
               Total current liabilities .......................      78,237          84,038
Long-term debt .................................................          --           6,544
Other liabilities ..............................................     142,429         143,322
                                                                    --------        --------
               Total liabilities ...............................     220,666         233,904
Divisional equity ..............................................      73,143         172,755
                                                                    --------        --------
               Total liabilities and equity ....................    $293,809        $406,659
                                                                    ========        ========

      See the accompanying notes to the consolidated financial statements.

                                 GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
                        COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                      NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                   -----------------------
                                                                      1997          1998
                                                                   ---------     ---------
Cash flows from operating activities:
   Net income .................................................    $  26,143     $  25,623
   Adjustments to reconcile net income to net cash provided
       by operating activities:
       Depreciation and amortization ..........................       11,756        17,540
       Net loss on disposition of long-term assets ............          164           113
       (Increase) in receivables ..............................       (3,991)       (4,547)
       (Increase) decrease in inventories .....................          965        (3,060)
       Increase (decrease) in accounts payable ................          470        (1,209)
       (Decrease) in accrued liabilities ......................       (1,943)       (2,576)
       Increase in income taxes payable .......................        1,215           138
       Increase (decrease) in other liabilities and assets, net        1,977        (5,884)
                                                                   ---------     ---------
       Net cash provided by operating activities ..............       36,756        26,138
                                                                   ---------     ---------
Cash flows from investing activities:
     Capital expenditures .....................................      (17,397)      (22,185)
Proceeds from sales or disposals of long-term assets ..........            3           256
     Acquisition of businesses, net of cash acquired (Note 3)*       (30,130)      (90,935)
                                                                   ---------     ---------
       Net cash used for investing activities .................      (47,524)     (112,864)
                                                                   ---------     ---------
Cash flows from financing activities:
     Proceeds from long-term debt .............................           --         5,964
     Repayment of long-term debt ..............................       (4,207)           --
     Transfers (to) from The General Chemical Group, Inc. .....        6,834        74,013
                                                                   ---------     ---------
       Net cash used for financing activities .................        2,627        79,977
                                                                   ---------     ---------
(Decrease) in cash and cash equivalents .......................       (8,141)       (6,749)
Cash and cash equivalents at beginning of period ..............       16,576        12,075
                                                                   ---------     ---------
Cash and cash equivalents at end of period ....................    $   8,435     $   5,326
                                                                   =========     =========

     *Purchase of business, net of cash acquired:
       Working Capital, other than cash .......................    $   3,110     $ (14,303)
       Plant, property and equipment ..........................      (43,007)      (36,436)
       Other assets ...........................................      (19,593)      (41,622)
       Noncurrent liabilities .................................       29,360         1,426
                                                                   ---------     ---------
       Net cash used to acquire business ......................    $ (30,130)    $ (90,935)
                                                                   =========     =========

      See the accompanying notes to the consolidated financial statements.

                                 GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

          The GenTek Business (the "Company" or the "GenTek Business") within General Chemical Group Inc. ("GCG" or "General Chemical Group") is a diversified manufacturing company predominantly engaged in the production of inorganic chemicals and automotive engine parts, with manufacturing facilities located in the United States and Canada. Through its Performance Products Performance products segment, the Company is a leading producer of sodium and ammonia salts, sulfites, nitrites, aluminum-based chemical products, printing plates and refinery and chemical regeneration services to a broad range of industrial and municipal customers. Through its Manufacturing Segment, the Company manufactures precision and highly engineered stamped and machined metal products, principally automotive engine parts as well as fluid-handling equipment, manual controls and trailer hitches for the automotive market. The accompanying unaudited combined financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements do not include certain information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. These combined financial statements should be read in conjunction with the GenTek Business' financial statements and the notes thereto for the year ended December 31, 1997 included elsewhere in this prospectus.

          GCG anticipates that its board of directors will approve a plan to distribute to General Chemical Group Stockholders all of the outstanding stock of its GenTek Business ("GenTek Inc." or "GenTek") in a spin-off transaction (the "Distribution"). The Distribution, which is subject to the approval of the Board of Directors and the receipt of a ruling from the Internal Revenue Service that the Distribution is not taxable to General Chemical Group or its stockholders, is expected to occur in the first quarter of 1999 and will result in GenTek operating as an independent entity with publicly traded common stock. General Chemical Group will have no ownership interest in GenTek subsequent to the Distribution.

          For the purpose of governing certain ongoing relationships between General Chemical Group and GenTek after the Distribution and to provide mechanisms for an orderly transition, General Chemical Group and GenTek have entered or will enter into various agreements. Management believes that the agreements will be fair to each of the parties and comparable to those which would have been reached in arm's length negotiations with unaffiliated parties.

          The accompanying combined financial statements reflect the results of operations, financial position, changes in divisional net equity and cash flows of the GenTek Business that will be transferred from GCG to GenTek, Inc. The combined financial statements have been prepared using the historical basis of assets and liabilities and the historical results of operations directly attributable to the GenTek Business as if it were organized as a separate legal entity. All intercompany balances and transactions between the GenTek Business' operations have been eliminated. The financial information included herein does not necessarily reflect the combined results of operations, financial position, changes in divisional net equity and cash flows of the GenTek Business in the future or on a historical basis had the GenTek Business been a separate stand-alone entity for the periods presented.

          The combined financial statements include an allocation of certain assets, liabilities and general corporate expenses from GCG. In the opinion of management, general corporate administrative expenses have been allocated to the GenTek Business on a reasonable and consistent basis using management's estimate of services provided to the GenTek Business by GCG. However, such allocations are not necessarily indicative of the level of expenses which might have been incurred had the GenTek Business been operating as a stand-alone entity during the periods presented or which expect to be incurred after the spinoff.

          The GenTek Business participates in GCG's centralized cash management and financing program, and the accompanying financial statements include an allocation of net interest expense from GCG. To the extent the GenTek Business has experienced temporary cash needs for working capital purposes or capital expenditures, such funds have historically been provided by GCG. The net effect of these transactions is reflected in divisional net equity. Net interest expense has been allocated assuming that GCG's pro rata base borrowing requirements would be $150 million and that all interest expense on debt levels exceeding $150 million would be allocated to the GenTek Business. The allocations were made consistently in each year, and management believes the allocations are reasonable. However, these interest costs would not necessarily be indicative of what the actual costs would have been had the GenTek Business operated as a separate, stand-alone public entity. Subsequent to the Distribution, the GenTek Business will be responsible for these cash management functions using its own resources or purchased services and will be responsible for the costs associated with operating a public company.

          The GenTek Business' financial results include the costs incurred by the GenTek Business' pension and postretirement benefit plans for employees and retirees of the GenTek Business. Also, the provision for income taxes has been determined as if the GenTek Business had filed separate tax returns under its existing structure for the periods presented.

                                 GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
            NOTES TO THE COMBINED FINANCIAL STATEMENTS - (CONTINUED)

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

NOTE 2 - RELATED PARTY TRANSACTIONS

     Management Agreement

          GCG is party to a management agreement with Latona Associates (which is controlled by a stockholder of GCG) under which GCG receives corporate supervisory and administrative services and strategic guidance for a quarterly fee. The GenTek Business' share of this management fee was $3,297 and $3,369 for the nine months ended September 30, 1997 and 1998, respectively.

NOTE 3 - ACQUISITIONS

          On July 1, 1997, General Chemical Group's wholly owned subsidiary General Chemical Corporation ("GCC") on behalf of the GenTek Business, acquired all of the outstanding stock of Peridot Holdings, Inc. ("Peridot"), a leading manufacturer and supplier of sulfuric acid and water treatment chemicals. Funding for this transaction was provided with existing cash and borrowings under GCC's revolving credit facility. The acquisition was accounted for under the purchase method, and, accordingly, the net assets and results of operations have been included in the combined financial statements since the date of acquisition, based on preliminary valuation information available to GCC, which is subject to change as such information is finalized. The excess of purchase price over the estimated fair values of the net tangible assets acquired has been treated as goodwill.

          On February 6, 1998, the GenTek Business acquired all of the outstanding stock of Sandco Automotive Ltd. ("Sandco"), a manufacturer of engine parts for the North American automobile industry and its aftermarket. Sandco is based in Waterdown, Ontario. Funding for this transaction was provided with new borrowings. This acquisition is being accounted for using the purchase method.

          On April 1, 1998, GCC acquired all of the outstanding stock of Reheis Inc. ("Reheis"). Reheis is headquartered in New Jersey and is the world's leading producer and supplier of the active chemical ingredients in antiperspirants and over-the-counter antacids as well as a supplier of pharmaceutical intermediates and other products. The GenTek Business is accounting for this transaction using the purchase method.

          The acquisitions are being accounted for under the purchase method, and accordingly, the net assets and results of operations are included in the consolidated financial statements from the date of acquisition, based on valuation information available to the Company, which is subject to change as such information is finalized. The excess of purchase price over the estimated fair values of the tangible assets acquired is being treated as goodwill. Goodwill is being amortized on a straight line basis over

                                 GENTEK BUSINESS
                       OF THE GENERAL CHEMICAL GROUP INC.
            NOTES TO THE COMBINED FINANCIAL STATEMENTS - (CONCLUDED)

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

periods ranging from 25 to 35 years. The acquisitions did not have a material pro forma impact on consolidated earnings.

NOTE 4 - ADDITIONAL FINANCIAL INFORMATION

          The components of inventories were as follows:

                         DECEMBER 31,     SEPTEMBER 30,
                            1997              1998
                           -------          -------
                                          (UNAUDITED)
Raw materials .........    $ 8,093          $11,131
Work in process .......      3,090            7,625
Finished products .....      9,999           15,138
Supplies and containers      4,146            4,189
                           -------          -------
                           $25,328          $38,083
                           =======          =======

NOTE 5 - COMMITMENTS AND CONTINGENCIES

          The Company is involved in claims, litigation, administrative proceedings and investigations and remediation relative to environmental matters. Although the amount of any ultimate liability which could arise with respect to these matters cannot be accurately predicted, it is the opinion of management, based upon currently available information and the accruals established, that any such liability will have no material adverse effect on the Company's financial condition, results of operations or cash flows.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of THE GENERAL CHEMICAL GROUP INC.:

          We have audited the accompanying consolidated balance sheets of The General Chemical Group Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The General Chemical Group Inc. and subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.




Deloitte & Touche LLP



Parsippany, New Jersey
February 13, 1998
(January 19, 1999 as to the second to last paragraph of Note 9)

                         THE GENERAL CHEMICAL GROUP INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    YEARS ENDED DECEMBER 31,
                                              -----------------------------------
                                                1995         1996         1997
                                              ---------    ---------    ---------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)

Net revenues ..............................   $ 550,871    $ 623,659    $652,977
Cost of sales .............................     387,255      422,633     451,442
Selling, general and administrative expense      56,619       71,810      64,443
                                              ---------    ---------    --------
Operating profit ..........................     106,997      129,216     137,092
Interest expense ..........................      26,704       23,748      21,602
Interest income ...........................       2,937        2,433       2,504

Foreign currency transaction (gains) losses      (1,382)        (169)        627
Other expense, net ........................         735          704         454
                                              ---------    ---------    --------
Income before minority interest and income
   taxes ..................................      83,877      107,366     116,913
Minority interest .........................      19,458       31,635      24,253
                                              ---------    ---------    --------
Income before income taxes ................      64,419       75,731      92,660
Income tax provision ......................      43,326       29,123      36,345
                                              ---------    ---------    --------
         Net income .......................   $  21,093    $  46,608    $ 56,315
                                              =========    =========    ========

Earnings per common share:
         Basic ............................   $    1.07    $    2.19    $   2.63
                                              =========    =========    ========
         Diluted ..........................   $    1.07    $    2.13    $   2.50
                                              =========    =========    ========



      See the accompanying notes to the consolidated financial statements.

                        THE GENERAL CHEMICAL GROUP INC.
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                   1996          1997
                                                                                 ---------    ---------
                                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
Current assets:

         Cash and cash equivalents ............................................  $  51,700    $  21,753
         Receivables, net .....................................................    102,478      122,720
         Inventories ..........................................................     41,429       45,958
         Deferred income taxes ................................................     11,264       14,145
         Other current assets .................................................      2,153        2,370
                                                                                 ---------    ---------
                  Total current assets ........................................    209,024      206,946
Property, plant and equipment, net ............................................    239,819      304,189
Other assets ..................................................................     36,294       50,502
                                                                                 ---------    ---------
                  Total assets ................................................  $ 485,137    $ 561,637
                                                                                 =========    =========

                        LIABILITIES AND EQUITY (DEFICIT)

Current liabilities:

         Accounts payable .....................................................  $  53,772    $  61,332
         Accrued liabilities ..................................................     74,205       73,258
         Income taxes payable .................................................      5,500        4,576
         Current portion of long-term debt ....................................     17,392       17,392
                                                                                 ---------    ---------
                  Total current liabilities ...................................    150,869      156,558
Long-term debt ................................................................    217,217      240,612
Other liabilities .............................................................    198,232      215,405
                                                                                 ---------    ---------
                  Total liabilities ...........................................    566,318      612,575
                                                                                 ---------    ---------
Minority interest .............................................................     38,572       43,301
                                                                                 ---------    ---------
Equity (deficit):

         Preferred Stock, $.01 par value; authorized 10,000,000
            shares; none issued or outstanding ................................         --           --

         Common Stock, $.01 par value; authorized 100,000,000
            shares; issued:  8,009,601 and 12,558,697 shares at
            December 31, 1996 and December 31, 1997, respectively .............         80          126
         Class B Common Stock, $.01 par value; authorized
            40,000,000 shares; issued and outstanding:
            14,261,467 shares and 9,758,421 at December 31, 1996
            and December 31, 1997,  respectively ..............................        143           97
         Capital deficit ......................................................   (185,215)    (183,814)
         Foreign currency translation adjustments .............................     (1,435)      (2,197)
         Retained earnings ....................................................     66,797      118,855
         Treasury stock, at cost: 6,325 and 1,362,898 shares
           at December 31, 1996 and December 31, 1997,  respectively...........       (123)     (27,306)
                                                                                 ---------    ---------
                  Total equity (deficit) ......................................   (119,753)     (94,239)
                                                                                 ---------    ---------
                  Total liabilities and equity (deficit) ......................  $ 485,137    $ 561,637
                                                                                 =========    =========




      See the accompanying notes to the consolidated financial statements.

                         THE GENERAL CHEMICAL GROUP INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                   YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1995        1996        1997
                                                              --------    --------    --------
                                                                       (IN THOUSANDS)

Cash flows from operating activities:
       Net income .........................................   $ 21,093    $ 46,608    $ 56,315
       Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation and amortization .....................     28,258      29,745      33,094
        Net loss on disposition of long-term assets .......        950       1,170       1,127
        Unrealized exchange (gain) loss ...................     (1,586)         31       1,405
        Restricted unit plan costs ........................         --      11,319       1,302
        (Increase) in receivables .........................     (2,631)    (12,126)    (16,920)
        (Increase) decrease in inventories ................     (5,406)        525      (2,537)
        Increase in accounts payable ......................        315       2,814       5,575
        Increase (decrease) in accrued liabilities ........      4,379      (9,970)     (6,890)
        Increase (decrease) in income taxes payable .......     (2,866)      1,279        (954)
        Increase in other liabilities and assets, net .....     13,279       9,125      10,468
        Increase in minority interest .....................        686      10,294       4,729
                                                              --------    --------    --------
            Net cash provided by operating activities .....     56,471      90,814      86,714
                                                              --------    --------    --------
Cash flows from investing activities:
    Capital expenditures ..................................    (34,093)    (54,165)    (56,671)
    Proceeds from sales or disposals of long-term assets ..        577          73          70
    Payments from related parties .........................         --      14,000          --
    Acquisition of business, net of cash acquired (Note 5)*         --          --     (30,130)
                                                              --------    --------    --------
            Net cash used for investing activities ........    (33,516)    (40,092)    (86,731)
                                                              --------    --------    --------
Cash flows from financing activities:
    Net proceeds from initial public offering .............         --      40,600          --
    Proceeds from long-term debt ..........................      6,200      20,000      49,000
    Repayment of long-term debt ...........................    (19,455)    (76,886)    (45,536)
    Payments to acquire treasury stock ....................         --        (123)    (27,183)
    Dividends .............................................    (19,650)     (1,668)     (5,368)
                                                              --------    --------    --------
            Net cash used for financing activities ........    (32,905)    (18,077)    (29,087)
                                                              --------    --------    --------
Effect of exchange rate changes on cash ...................        274          30        (843)
                                                              --------    --------    --------
Increase (decrease) in cash and cash equivalents ..........     (9,676)     32,675     (29,947)
Cash and cash equivalents at beginning of period ..........     28,701      19,025      51,700
                                                              --------    --------    --------
Cash and cash equivalents at end of period ................   $ 19,025    $ 51,700    $ 21,753
                                                              ========    ========    ========

Supplemental information:
    Cash paid for income taxes ............................   $ 23,827    $ 23,051    $ 35,179
                                                              ========    ========    ========

    Cash paid for interest ................................   $ 25,543    $ 22,809    $ 20,923
                                                              ========    ========    ========

* Purchase of business, net of cash acquired:
    Working Capital, other than cash ......................                           $  3,110
    Plant, property and equipment .........................                            (43,007)
    Other assets ..........................................                            (19,593)
    Noncurrent liabilities ................................                             29,360
                                                                                      --------
            Net cash used to acquire business .............                           $(30,130)
                                                                                      ========



      See the accompanying notes to the consolidated financial statements.

\                         THE GENERAL CHEMICAL GROUP INC.
             CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)
                   FOR THE THREE YEARS ENDED DECEMBER 31, 1997


                                                                                                FOREIGN
                                                           CLASS B                              CURRENCY
                                              COMMON       COMMON     TREASURY     CAPITAL     TRANSLATION    RETAINED
                                               STOCK        STOCK       STOCK      DEFICIT     ADJUSTMENTS    EARNINGS     TOTAL
                                              --------    --------    --------    ---------    -----------    --------   ---------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

Balance at December 31, 1994 ..............   $    197    $     --    $     --    $(237,140)     $(1,414)     $ 21,526   $(216,831)
    Net income ............................                                                                     21,093      21,093
    Dividends (Per Share $1.00) ...........                                                                    (19,650)    (19,650)
    Foreign currency translation ..........                                                           52                        52
                                              --------    --------    --------    ---------      -------      --------   ---------
Balance at December 31, 1995 ..............        197          --          --     (237,140)      (1,362)       22,969    (215,336)
    Net income ............................                                                                     46,608      46,608
    Dividends (Per Share $.125) ...........                                                                     (2,780)     (2,780)
    Proceeds from initial public offering .         25                               40,575                                 40,600
    Conversion of Common Stock to Class
      B Common Stock ......................       (197)        197                                                              --
    Conversion of Class B Common Stock
       to Common Stock ....................         54         (54)                                                             --
    Restricted Unit Plan grants, ..........          1                               11,350                                 11,351
      cancellations, tax benefits and other
    Purchase of Treasury stock ............                               (123)                                               (123)
    Foreign currency translation ..........                                                          (73)                      (73)
                                              --------    --------    --------    ---------      -------      --------   ---------
Balance at December 31, 1996 ..............         80         143        (123)    (185,215)      (1,435)       66,797    (119,753)
    Net income ............................                                                                     56,315      56,315
    Dividends (Per Share $.20) ............                                                                     (4,257)     (4,257)
    Conversion of Class B Common Stock
      to Common Stock .....................         46         (46)                                                             --
    Restricted Unit Plan grants,
      cancellations, tax benefits and other                                           1,401                                  1,401
    Purchase of Treasury stock ............                            (27,183)                                            (27,183)
    Foreign currency translation ..........                                                         (762)                     (762)
                                              --------    --------    --------    ---------      -------      --------   ---------
Balance at December 31, 1997 ..............   $    126    $     97    $(27,306)   $(183,814)     $(2,197)     $118,855   $ (94,239)
                                              ========    ========    ========    =========      =======      ========   =========




      See the accompanying notes to the consolidated financial statements.

                         THE GENERAL CHEMICAL GROUP INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

         General Chemical Group Inc. (the "Company"), formerly known as NHO, Inc., is a Delaware corporation formed in 1988. The Company is a diversified manufacturing company predominantly engaged in the production of inorganic chemicals, with manufacturing facilities located in the United States and Canada. Through its Performance products segment, the Company is a leading producer of soda ash in North America, and a major North American supplier of calcium chloride, sodium and ammonia salts, sulfites, nitrites, aluminum-based chemical products, printing plates and refinery and chemical regeneration services to a broad range of industrial and municipal customers. The Performance products segment accounted for approximately 83 percent of the Company's consolidated 1997 net revenues. Through its Manufacturing Segment, the Company manufactures precision and highly engineered stamped and machined metal products, principally automotive engine parts as well as fluid-handling equipment, manual controls and trailer hitches for the automotive market, which combined accounted for approximately 17 percent of the Company's consolidated 1997 net revenues.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The consolidated financial statements include the accounts of the Company and of all wholly owned and majority-owned subsidiaries and General Chemical (Soda Ash) Partners ("GCSAP"), of which the Company indirectly owns 51 percent. Minority interests relate solely to partnerships, primarily GCSAP, in which the Company has a controlling interest. Intercompany balances and transactions are eliminated in consolidation.

         Inventories are valued at the lower of cost or market, using the last-in, first-out ("LIFO") method for domestic production inventories and the first-in, first-out ("FIFO") or average-cost method for all other inventories. Production inventory costs include material, labor and factory overhead.

         Property, plant and equipment are carried at cost. Mines and machinery and equipment of GCSAP are depreciated using the units-of-production method. All other plant and equipment are depreciated principally using the straight-line method, using estimated lives which range from 3 to 35 years.

         Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over a 25 year period. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)


         The Company recognizes deferred tax assets and liabilities based on differences between financial statement and tax bases of assets and liabilities using presently enacted tax rates.

         Accruals for environmental liabilities are recorded based on current interpretations of environmental laws and regulations when it is probable that a liability has been incurred and the amount of such a liability can be reasonably estimated. Liabilities for environmental matters were $16,319 and $16,244 at December 31, 1996 and 1997, respectively. These amounts do not include estimated third-party recoveries nor have they been discounted.

         The Company provides for the expected costs to be incurred for the eventual reclamation of mining properties pursuant to local law. Land reclamation costs are being accrued for over the estimated remaining life of the reserves currently under lease.

         The Company does not hold or issue financial instruments for trading purposes. Amounts to be paid or received under interest swap agreements are recognized as increases or reductions in interest expense in the periods in which they accrue.

         The financial statements of the foreign subsidiaries of the Company have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52.

         All highly liquid instruments purchased with a maturity of three months or less are considered to be cash equivalents.

         The capital deficit at December 31, 1994 of $237,140 arose as a result of dividends and distributions exceeding accumulated earnings and capital contributions.

         In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), which the Company adopted for both interim and annual reports ending after December 15, 1997. FAS 128 requires the Company to present Basic Earnings Per Share, which exclude dilution and Diluted Earnings Per Share which include potential dilution. The adoption of FAS 128 did not have a material effect on the Company's earnings per share calculations.

         In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). The Company is required to adopt FAS 130 and FAS 131 for fiscal years beginning after December 15, 1997. The Company is currently evaluating the impact of FAS 131 on its segments.

         Certain prior-period amounts have been reclassified to conform with the current presentation.

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)


NOTE 2 - INITIAL PUBLIC OFFERING

         On May 15, 1996, the Company and a then principal stockholder (the "Selling Stockholder") completed an initial public offering (the "Offering") of 7,925,375 shares of Common Stock at $17.50 per share. Of the shares offered, 2,500,000 were issued and sold by the Company. The net proceeds to the Company from the Offering, after deducting underwriter's discount and related fees and expenses, were $40,600. The Company did not receive any of the proceeds from the sale of such shares by the Selling Stockholder.

NOTE 3 - CAPITAL STOCK

         The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.01 per share, of which 8,009,601 and 12,558,697 were outstanding at December 31, 1996 and 1997, respectively, and 40,000,000 shares of Class B Common Stock, par value $.01 per share, which has ten votes per share, is subject to significant restrictions on transfer and is convertible at any time into Common Stock on a share-for-share basis, of which 14,261,467 and 9,758,421 shares were outstanding at December 31, 1996 and 1997, respectively. The Common Stock and Class B Common Stock are substantially identical, except for the disparity in voting power, restriction on transfer and conversion provisions.

         The Company's Preferred Stock, par value $.01 per share consists of 10,000,000 authorized shares, none of which was outstanding at December 31, 1996 and 1997.

         During the second quarter of 1997, a former stockholder converted all
4.4 million shares of its Class B Common Stock, into an identical number of shares of Common Stock. On April 23, 1997, the Company purchased approximately,
1.3 million shares of Common Stock from the former stockholder, at a price of $20 per share. The purchase was funded from the Company's cash and cash equivalent balance and has been recorded as treasury stock.

NOTE 4 - EARNINGS PER SHARE

         The computation of basic earnings per share is based on the weighted average number of common shares and contingently issuable shares outstanding during the period. The computation of diluted earnings per share assumes the foregoing and, in addition, the exercise of all stock options and restricted units, using the treasury stock method.

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)


         All period earnings per share figures have been restated in accordance with the provisions of FAS No. 128. The components of the denominator for basic earnings per common share and diluted earnings per common share are reconciled as follows :

                                              YEARS ENDED DECEMBER 31,
                                        --------------------------------------
Basic earnings per common share:           1995          1996          1997
                                           ----          ----          ----

  Weighted average common shares
    outstanding ....................    19,736,842    21,317,657    21,424,401
                                        ==========    ==========    ==========

Diluted earnings per common share:

  Weighted average common shares
    outstanding ....................    19,736,842    21,317,657    21,424,401
  Options and Restricted Units .....            --       580,891     1,078,241
                                        ----------    ----------    ----------

Denominator for diluted earnings per
  common share .....................    19,736,842    21,898,548    22,502,642
                                        ==========    ==========    ==========


         Options to purchase 10,000 shares of common stock were issued during 1997 but were not included in the computation of diluted earnings per common share because the options' exercise price was greater than the average market price of the common shares. The options, which expire on September 5, 2007, were still outstanding at December 31, 1997.

NOTE 5 - ACQUISITIONS

         On July 1, 1997, the Company's wholly owned subsidiary General Chemical Corporation ("GCC"), acquired all of the outstanding stock of Peridot Holdings, Inc. ("Peridot"), a leading manufacturer and supplier of sulfuric acid and water treatment chemicals. Funding for this transaction was provided with existing cash and borrowings under GCC's revolving credit facility. The acquisition was accounted for under the purchase method, and, accordingly, the net assets and results of operations have been included in the consolidated financial statements since the date of acquisition, based on preliminary valuation information available to GCC, which is subject to change as such information is finalized. The excess of purchase price over the estimated fair values of the net tangible assets acquired has been treated as goodwill. Goodwill is being amortized on a straight line basis over a period of 25 years. The acquisition did not have a material pro forma impact on consolidated earnings.

         On February 6, 1998, the Company's wholly owned subsidiary Toledo Technologies, Inc. acquired all of the outstanding stock of Sandco Automotive Ltd. ("Sandco"), a manufacturer of engine parts for the North American automobile industry and its aftermarket. Sandco is based in Waterdown,

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)


Ontario. Funding for this transaction was provided with new borrowings. This acquisition will be accounted for using the purchase method.

         On February 13, 1998, GCC entered into an agreement to acquire, subject to certain conditions precedent to closing, all of the outstanding stock of Reheis Inc. ("Reheis"). Reheis is headquartered in New Jersey and is the world's leading producer and supplier of the active chemical ingredients in antiperspirants and over-the-counter antacids as well as a supplier of pharmaceutical intermediates and other products. Funding for this transaction will be provided by existing cash and borrowings on GCC's revolving credit facility. GCC will account for this transaction using the purchase method.

NOTE 6 - INCOME TAXES

Income before income taxes is as follows:

                                                YEARS ENDED DECEMBER 31,
                                       -----------------------------------------
                                         1995             1996             1997
                                       -------          -------          -------

United States ...............          $40,644          $57,282          $78,345
Foreign .....................           23,775           18,449           14,315
                                       -------          -------          -------
         Total ..............          $64,419          $75,731          $92,660
                                       =======          =======          =======


The components of the income tax provision are as follows:

                                               YEARS ENDED DECEMBER 31,
                                       ----------------------------------------
                                         1995            1996            1997
                                       --------        --------        --------

United States:
         Current ...............       $ 28,515        $ 18,524        $ 26,195
         Deferred ..............          3,544              38            (236)
Foreign:
         Current ...............          8,867           7,296           5,662
         Deferred ..............           (601)           (791)           (836)
State:
         Current ...............          2,127           4,201           5,596
         Deferred ..............            874            (145)            (36)
                                       --------        --------        --------
                  Total ........       $ 43,326        $ 29,123        $ 36,345
                                       ========        ========        ========

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)


         A summary of the components of deferred tax assets and liabilities is as follows:

                                                               DECEMBER 31,
                                                          ----------------------
                                                           1996           1997
                                                          -------        -------

Postretirement benefits ..........................        $31,151        $31,965
Nondeductible accruals ...........................         41,060         48,696
Foreign operations ...............................          8,958          4,302
Other ............................................          1,001          2,577
                                                          -------        -------
         Deferred tax assets .....................         82,170         87,540
                                                          -------        -------

Property, plant and equipment ....................         31,832         43,817
Pensions .........................................          7,437          7,237
Inventory ........................................          2,951          3,123
Other ............................................          1,260          1,088
                                                          -------        -------
         Deferred tax liabilities ................         43,480         55,265
                                                          -------        -------
Valuation allowance ..............................         16,090         11,434
                                                          -------        -------
                  Net deferred tax asset .........        $22,600        $20,841
                                                          =======        =======


         The Company has deferred tax assets related to foreign tax credits of $16,090 and $11,434 at December 31, 1996 and 1997, respectively, against which a full valuation allowance has been recorded. A valuation allowance of $1,641 was provided during 1995. The Company reversed $1,426 and $4,656 of previously recorded valuation allowances during 1996 and 1997, respectively, primarily related to foreign tax credits that expired.

         The difference between the effective income tax rate and the United States statutory rate is reconciled below:

                                                      YEARS ENDED DECEMBER 31,
                                                  ------------------------------
                                                   1995        1996        1997
                                                  ------      ------      ------

U.S. federal statutory rate ................        35.0%       35.0%       35.0%
State income taxes, net of federal benefit .         3.0         3.5         3.9
Tax effect of foreign operations ...........         6.7         5.1         3.1
Provision for disputed items ...............        26.5        --          --
Depletion ..................................        (4.6)       (5.3)       (3.1)
Other ......................................         0.6         0.2         0.4
                                                  ------      ------      ------
         Total .............................        67.2%       38.5%       39.3%
                                                  ======      ======      ======

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)


         The Internal Revenue Service (the "IRS") examinations of the Company's federal income tax returns resulted in the issuance of a deficiency notice during 1995. The Company has filed an administrative appeal with the IRS contesting the items denoted in the deficiency notice. Notwithstanding such appeal, in 1995 the Company recorded a provision for disputed items of $17,100 for all years prior to 1995 in connection with the deficiency notice. Management believes the amounts provided at December 31, 1997 are adequate.

NOTE 7 - PENSION PLANS

         The Company maintains several defined benefit pension plans covering substantially all employees. A participating employee's annual postretirement pension benefit is determined by the employee's credited service and, in most plans, final average annual earnings with the Company. Vesting requirements are five years in the U.S. and two years in Canada. The Company's funding policy is to annually contribute the statutorily required minimum amount as actuarially determined.

         The net periodic pension cost for U.S. pension plans included the following components:

                                                        YEARS ENDED DECEMBER 31,
                                                  ----------------------------------
                                                    1995         1996         1997
                                                  --------     --------     --------

Service cost (benefits earned during the year)    $  3,826     $  4,748     $  5,217
Interest cost on projected benefit obligation       12,377       13,125       13,874
Actual return on assets ......................     (24,938)     (24,655)     (29,520)
Net amortization and deferral ................      14,775       13,335       16,943
                                                  --------     --------     --------
         Net periodic pension cost ...........    $  6,040     $  6,553     $  6,514
                                                  ========     ========     ========


         The net periodic pension cost for Canadian pension plans included the following components:

                                                      YEARS ENDED DECEMBER 31,
                                                  -------------------------------
                                                   1995        1996        1997
                                                  -------     -------     -------

Service cost (benefits earned during the year)    $ 1,140     $ 1,494     $ 1,352
Interest cost on projected benefit obligation       3,527       3,727       3,868
Actual return on assets ......................     (6,614)     (4,662)     (4,877)
Net amortization and deferral ................      2,457         559         522
                                                  -------     -------     -------
          Net periodic pension cost ..........    $   510     $ 1,118     $   865
                                                  =======     =======     =======

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)


         The funded status and (accrued) prepaid pension cost for all plans are as follows:

                                                         UNITED STATES                CANADA
                                                          DECEMBER 31,              DECEMBER 31,
                                                   -----------------------     ---------------------
                                                      1996          1997         1996         1997
                                                   ---------     ---------     --------     --------

Actuarial present value of benefit obligations:
    Vested ....................................    $(144,887)    $(156,419)    $(40,421)    $(42,820)
    Nonvested .................................      (13,235)      (14,255)        (205)        (216)
                                                   ---------     ---------     --------     --------
Accumulated benefit obligation ................    $(158,122)    $(170,674)    $(40,626)    $(43,036)
                                                   =========     =========     ========     ========

Plan assets at fair value .....................    $ 166,661     $ 193,301     $ 60,224     $ 65,019
Projected benefit obligation ..................     (187,760)     (202,796)     (50,783)     (53,796)
                                                   ---------     ---------     --------     --------

Projected benefit obligation (in excess
    of) less than plan assets..................      (21,099)       (9,495)       9,441       11,223
Unrecognized prior service cost ...............        6,896         6,128          942          809
Unrecognized net (gain) loss ..................       (8,712)      (23,532)       8,761        6,196
                                                   ---------     ---------     --------     --------
(Accrued) prepaid pension cost ................    $ (22,915)    $ (26,899)    $ 19,144     $ 18,228
                                                   =========     =========     ========     ========


         The Canadian prepaid pension cost is included in other assets on the balance sheet.

         The assumptions used in accounting for the plans in 1995, 1996 and 1997 were

                                                                  UNITED STATES                          CANADA
                                                       --------------------------------        ---------------------------
                                                         1995         1996         1997        1995        1996       1997
                                                         ----         ----         ----        ----        ----       ----
Estimated discount rate............................     7 1/2%       7 1/2%       7 1/2%           8%        8%      7 1/2%
Estimated long-term rate of return
    on assets......................................         9%           9%           9%           9%         9%         9%
Average rate of increase in employee compensation..         5%           5%           5%       5 1/4%     5 1/4%     5 1/4%

         The dates used to measure plan assets and liabilities were October 31, 1996 and 1997 for all plans. Plan assets are invested primarily in stocks, bonds, short-term securities and cash equivalents.

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)


NOTE 8 - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

         The Company maintains several plans providing postretirement benefits covering substantially all hourly and the majority of salaried employees. The Company funds these benefits on a pay-as-you-go basis. The long-term portion of accrued postretirement benefit cost of $85,442 and $86,517 at December 31, 1996 and 1997, respectively, is included in other liabilities on the balance sheet.

         The net periodic postretirement benefit cost included the following components:

                                                           YEARS ENDED DECEMBER 31,
                                                        -------------------------------
                                                         1995        1996        1997
                                                        -------     -------     -------

Service cost (benefits earned during the year) .....    $ 1,576     $ 1,765     $ 1,876
Interest cost on projected postretirement obligation      4,862       4,451       4,906
Net amortization and deferral ......................     (2,052)     (2,361)     (2,191)
                                                        -------     -------     -------

         Net periodic postretirement benefit cost ..    $ 4,386     $ 3,855     $ 4,591
                                                        =======     =======     =======

         The funded status and accrued postretirement benefit obligation are as follows:

                                                         DECEMBER 31,
                                                     ---------------------
                                                       1996         1997
                                                     --------     --------

Accumulated postretirement benefit obligation:
    Retirees ....................................    $(39,797)    $(44,220)
    Fully eligible plan participants ............     (12,095)     (11,158)
    Other active plan participants ..............     (17,001)     (15,712)
                                                     --------     --------
Accumulated postretirement benefit obligation ...     (68,893)     (71,090)
Plan assets at fair value .......................          --           --
                                                     --------     --------
Accumulated postretirement benefit obligation in
    excess of plan assets .......................     (68,893)     (71,090)
Unrecognized net reduction in prior service costs     (12,708)     (11,104)
Unrecognized net gain ...........................      (6,293)      (7,038)
                                                     --------     --------
Accrued postretirement benefit obligation .......    $(87,894)    $(89,232)
                                                     ========     ========


         The assumptions used in accounting for the plans in 1996 were an 11 percent health care cost trend rate (decreasing to 7 1/2 percent in the year 2000 and beyond) and a 7 1/2 discount rate for the U.S. plans and an 11 percent health care cost trend rate (decreasing to 7 percent in the year 2000 and beyond), an 8 percent discount rate and a 5 1/4 percent salary scale for the Canadian plans.

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)


         The assumptions used in accounting for the plans in 1997 were a 10 percent health care cost trend rate (decreasing to 7 1/2 percent in the year 2000 and beyond) and a 7 1/2 percent discount rate for the U.S. plans and an 11 percent health care cost trend rate (decreasing to 7 percent in the year 2000 and beyond), a 7 1/2 percent discount and a 5 1/4 percent salary scale for the Canadian plans. A one percent increase in the health care trend rate would increase the accumulated postretirement benefit obligation by $6,144 at year end 1997 and the net periodic cost by $572 for the year.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

         Future minimum rental payments for operating leases (primarily for transportation equipment, offices and warehouses) having initial or remaining noncancellable lease terms in excess of one year as of December 31, 1997 are as follows:

                                 YEARS ENDING
                                 DECEMBER 31,
                                 ------------
              1998........................................  $   10,584
              1999........................................       5,415
              2000........................................       2,034
              2001........................................         594
              2002 and thereafter.........................         341
                                                            ----------
                                                            $   18,968
                                                            ==========

         Rental expense for the years ended December 31, 1995, 1996 and 1997 was $13,531, $15,414, and $17,393, respectively.

         Parent Guaranty and Transfer Agreement. A restated parent guaranty and transfer agreement between New Hampshire Oak, ACI International Limited and TOSOH America, Inc. provides that in the event that either New Hampshire Oak, ACI International Limited or TOSOH America, Inc. (such entities being referred to as a "transferring parent" or "nontransferring parent" as the context requires) proposes to sell or otherwise transfer or cause to be sold or transferred the voting securities of GCC, the Andover Group, Inc. or TOSOH Wyoming, Inc. (the respective subsidiaries constituting the partners of GCSAP) as the case may be, the nontransferring parents will have the following options:
(1) to purchase the transferring parent's subsidiary's interest in GCSAP at fair market value; (2) to require the transferring parent to purchase the nontransferring parents' subsidiaries' interest in GCSAP at fair market value;
(3) to buy the voting securities to be sold by the transferring parent on the same terms and conditions and at the same price as the transferring parent proposes to sell or otherwise transfer or cause to be sold or transferred such voting securities; or (4) to cause the proposed transferee to purchase the nontransferring parents' subsidiaries' interest in GCSAP for a price reflecting the price to be paid by the proposed transferee for such voting securities. In the event that New Hampshire Oak ceases to own at least 51 percent of GCC while GCC is a partner, GCC shall pay to The Andover Group, Inc. $2,833.

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)


         Environmental Matters. Accruals for environmental liabilities are recorded based on current interpretations of applicable environmental laws and regulations when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Estimates are established based upon information available to management to date, the nature and extent of the environmental liability, the Company's experience with similar activities undertaken, estimates obtained from outside consultants and the legal and regulatory framework in the jurisdiction in which the liability arose. The potential costs related to environmental matters and their estimated impact on future operations are difficult to predict due to the uncertainties regarding the extent of any required remediation, the complexity and interpretation of applicable laws and regulations, possible modification of existing laws and regulations or the adoption of new laws or regulations in the future, and the numerous alternative remediation methods and their related varying costs. The material components of the Company's environmental accruals include potential costs, as applicable, for investigation, monitoring, remediation and ongoing maintenance activities at any affected site. Accrued liabilities for environmental matters were $16,319 and $16,244 at December 31, 1996 and 1997, respectively. These amounts do not include estimated third-party recoveries nor have they been discounted.

         By letter dated March 22, 1990 from the Environmental Protection Agency (the "EPA"), the Company received a Notice of Potential Liability pursuant to
Section 107(a) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, with respect to a site located in Front Royal, Virginia, owned at the time by Avtex Fibers, Inc. (the "Avtex Site"), which has since filed for bankruptcy. A sulfuric acid plant adjacent to the main Avtex Site was previously owned and operated by the Company (the "acid plant"). The letter requested that the Company perform certain activities at the acid plant including providing the security, preventing discharges, removing certain specific residue and sludges from two storage vessels and the transfer line to the main Avtex facility and determining the extent of contamination at the site, if any. In April 1991, the Company submitted a draft work plan with respect to the acid plant including each of the activities requested by the EPA discussed above. The Company has provided for the estimated costs of $1,600 for these activities in its accrual for environmental liabilities. The EPA has not yet responded to this work plan, nor has it requested that an initial investigation and feasibility study for the acid plant be performed. As a result, the extent of remediation required, if any, is unknown. The Company believes that the acid plant is separate and divisible from the main Avtex Site and, as a result, is not subject to any liability for costs related thereto. The Company will continue to vigorously assert this position with the EPA. There has been very limited contact by the EPA with the Company over the past four years, as it appears that the EPA is focused on remediation activities at the main Avtex Site.

         In December 1998, the Company settled substantially all of the pending lawsuits resulting from a chemical release incident at one of its plants. Management believes that the ultimate resolution of any remaining claims with respect to the aforementioned incident, if unfavorable, would not result in a material impact to its financial position or results of operations.

         In addition to the matters discussed above, the Company is involved in other claims, litigation, administrative proceedings and investigations and remediation relative to environmental matters.

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)


Although the amount of any ultimate liability which could arise with respect to these matters cannot be accurately predicted, it is the opinion of management, based upon currently available information and the accruals established, that any such liability will have no material adverse effect on the Company's financial condition, results of operations or cash flows.

NOTE 10 - RELATED PARTY TRANSACTIONS

MANAGEMENT AGREEMENT

         The Company is party to a management agreement with Latona Associates (which is controlled by a stockholder of the Company) under which the Company received corporate supervisory and administrative services and strategic guidance for a quarterly fee of $1,375, $1,400 and $1,460 in 1995, 1996 and 1997, respectively. In addition, in connection with any acquisition or business combination with respect to which Latona Associates advises the Company, the Company has agreed to pay Latona Associates additional fees comparable with fees received by investment banking firms for such services.
This agreement expires on December 31, 2004.

NOTE 11 - ADDITIONAL FINANCIAL INFORMATION

         The following are summaries of selected balance sheet items:



Receivables

                                                            DECEMBER 31,
                                                     --------------------------
                                                       1996             1997
                                                     ---------        ---------
Trade ........................................       $ 104,108        $ 120,385
Other ........................................           3,737            8,577
Allowance for doubtful accounts ..............          (5,367)          (6,242)
                                                     ---------        ---------
                                                     $ 102,478        $ 122,720
                                                     =========        =========

Inventories

                                                              DECEMBER 31,
                                                       -------------------------
                                                         1996              1997
                                                       -------           -------
Raw materials ..............................           $11,022           $10,875
Work in process ............................             4,900             3,295
Finished products ..........................            17,403            21,209
Supplies and containers ....................             8,104            10,579
                                                       -------           -------
                                                       $41,429           $45,958
                                                       =======           =======

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)


         Inventories valued at LIFO amounted to $20,153 and $18,546 at December 31, 1996 and 1997, respectively, which were below estimated replacement cost by $3,088 and $4,480, respectively. The impact of LIFO liquidations in 1995, 1996 and 1997 was not significant.



Property, Plant and Equipment

                                                              DECEMBER 31,
                                                        -----------------------
                                                           1996          1997
                                                        ---------     ---------
Land and improvements ..............................    $  27,299     $  40,800
Machinery and equipment ............................      315,544       387,403
Buildings and leasehold improvements ...............       42,968        48,244
Construction in progress ...........................       17,597        17,524
Mines and quarries .................................       13,539        13,658
                                                        ---------     ---------
                                                          416,947       507,629
Less accumulated depreciation and amortization .....     (177,128)     (203,440)
                                                        ---------     ---------
                                                        $ 239,819     $ 304,189
                                                        =========     =========


Accrued Liabilities

                                                              DECEMBER 31,
                                                         -----------------------
                                                           1996            1997
                                                         -------         -------
Wages, salaries and benefits ...................         $22,235         $24,317
Interest .......................................           5,752           5,387
Taxes, other than income taxes .................          13,060          10,871
Other ..........................................          33,158          32,683
                                                         -------         -------
                                                         $74,205         $73,258
                                                         =======         =======

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)


NOTE 12 - LONG-TERM DEBT

         Long-term debt consisted of the following:


                                                                                  DECEMBER 31,
                                                                             ---------------------
                                                           MATURITIES          1996          1997
                                                           ----------        ---------   ---------
GCC Debt:
     Bank Term Loan - floating rate.....................   1996-2001         $  82,609   $  65,217
     Senior Subordinated Notes - 9.25%..................     2003              100,000     100,000
     Canada Senior Notes - 9.09%........................     1999               52,000      50,787
     U.S. Revolving Credit Facility - floating rate.....     1999                   --      42,000
                                                                             ---------   ---------
     Total Debt.........................................                       234,609     258,004
     Less:  Current Portion ............................                        17,392      17,392
                                                                             ---------   ---------
     Net Long-Term Debt.................................                     $ 217,217   $ 240,612
                                                                             =========   =========

         Aggregate maturities of long-term debt for each of the years in the five year period ending December 31, 2002 are $17,392, $110,179, $17,392,
$13,041 and $0, respectively.

         The U.S. Revolving Credit Facility expires on March 31, 1999 and allows General Chemical Group to borrow up to $130,000, including letters of credit of up to $30,000. The unused letter of credit balance was $21,033 at December 31, 1996 and 1997. This facility bears interest at a rate equal to a spread over a reference rate chosen by the Company from various options. At December 31, 1996 there were no outstanding borrowings under this facility. The rate in effect at December 31, 1997 was 7 percent.

         General Chemical Canada Limited has a $15,000 (Canadian Dollar) Revolving Credit Facility maturing June 22, 2000. This facility bears interest at a rate equal to a spread over a reference rate chosen by General Chemical Canada Limited from various options. At December 31, 1996 and 1997, there were no outstanding borrowings under this facility.

         Commitment fees paid for the abovementioned facilities were $350, $414, and $274 for 1995, 1996 and 1997, respectively.

         The Bank Term Loan bears interest at a rate equal to a spread over a reference rate chosen by GCC from various options. The rate in effect at December 31, 1996 and 1997, including effects of interest rate swap hedge agreements (see Note 14), was 7.4 percent.

         The U.S. Revolving Credit Facility and the Bank Term Loan are secured by (1) substantially all of the assets of GCC, (2) 65 percent of the capital stock of General Chemical Canada Holding Inc., (3) GCC's 51 percent general partnership interest in GCSAP, and (4) all of the stock of the other direct and indirect subsidiaries of GCC.

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)


         While the Company's GCC subsidiaries' debt facilities are outstanding, GCC must meet specific financial tests on an ongoing basis, which are customary for these types of facilities. Except as provided by applicable corporate law, there are no restrictions on the Company's ability to pay dividends from retained earnings. However, the payment of cash dividends by GCC to the Company is subject to certain restrictions under the terms of various agreements covering GCC's long-term debt. Assuming certain financial covenants are met, GCC is permitted to pay cash dividends of up to 50 percent of the net income (subject to certain adjustments) of GCC for the applicable period. Consequently, the Company's ability to pay cash dividends on Common Stock may effectively be limited by such agreements. At December 31, 1997, approximately $62.2 million was available for dividend payments in accordance with these covenants.

NOTE 13 - STOCK OPTION PLAN AND RESTRICTED UNIT PLAN

         The Company's 1996 Stock Option and Incentive Plan (the "Plan") provides for the issuance of up to 2,200,000 shares of Common Stock. The Plan authorizes the granting of incentive and nonqualified stock options, stock appreciation rights, restricted and unrestricted stock and performance share awards to executives, directors and other key persons. Any incentive stock options granted under the Plan must have an exercise price at least equal to the market value of the shares on the day the option is granted and a maximum term of 10 years.

         Information with respect to all stock options is summarized below:


                                                                   AVERAGE OPTION
                                                 SHARES           PRICE PER SHARE
                                               -----------        ---------------
Options Outstanding at December 31, 1995 ....           --            $   --
      Options Granted .......................    1,281,000             17.66
      Options Exercised .....................           --                --
      Options Forfeited .....................       10,000             17.50
                                               -----------
Options Outstanding at December 31,1996 .....    1,271,000             17.66
      Options Granted .......................      100,000             22.70
      Options Exercised .....................           --                --
      Options Forfeited .....................       29,800             18.23
                                               -----------
Options Outstanding at December 31, 1997 ....    1,341,200            $18.02
                                               ===========            ======


         The Company applies APB Opinion 25 in accounting for the Plan. Had compensation cost for this plan been determined under FASB Statement No. 123, the Company's net income for 1997 would have been reduced to $55,140 with basic earnings per common share of $2.57 and diluted earnings per share of $2.45. Net income for 1996 would have been reduced to $45,623 with basic earnings per common share of $2.14 and diluted earnings per share of $2.08. For purposes of this calculation, the fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                             (Dollars in thousands)


model with the following assumptions used for 1997 and 1996: dividend yield of
0.7 percent and 1.0 percent, respectively; expected volatility of 41 percent and 27 percent, respectively; weighted average risk free interest rate of 5.50 percent and 6.42 percent, respectively; and, weighted average expected lives of 6 and 7 years, respectively. All options granted to date under the stock option plan have an exercise price equal to the market price of the Company's stock on the grant date.

         The Company's Restricted Unit Plan provides for the issuance of 850,000 units, with each unit representing one share of Common Stock to be issued to the participant upon the occurrence of certain conditions ("vesting") unless the participant elects to defer receipt thereof. All awards are subject to a five year vesting schedule under which a portion of each participant's award vests annually over a five year period. Dividend equivalents on outstanding units accrue to the benefit of the participants and are paid at the time dividends are paid to Common Stock shareholders. These units were awarded during the second quarter of 1996 in replacement of the rights earned by participants beginning in 1989 under the Phantom Equity Plan and certain other prior equity programs of the Company which were then terminated. The Company recorded a charge to income of $11,319 and $1,302 for 1996 and 1997, respectively, with a contra credit to capital deficit.

Note 14 - Financial Instruments

Swap Agreements

         The Company does not enter into financial instruments for trading purposes. The Company periodically enters into interest rate swap agreements to effectively convert all or a portion of its floating-rate debt to fixed-rate debt in order to reduce the Company's risk to movements in interest rates. Such agreements involve the exchange of fixed and floating interest rate payments over the life of the agreement without the exchange of the underlying principal amounts. Accordingly, the impact of fluctuations in interest rates on these interest rate swap agreements is fully offset by the opposite impact on the related debt. Swap agreements are only entered into with strong creditworthy counterparties. The swap agreements in effect were as follows:

                                                                          Interest Rate
                                                                          -------------
        December 31,       Notional Amount          Maturities      Receive(1)       Pay(2)
        ------------       ---------------          ----------      ----------       ------
        1996..........        $ 75,000              1998-1999          5.5%           6.8%
        1997..........        $ 75,000              1998-1999          5.8%           6.8%

(1)   Three-month LIBOR.
(2)   Represents the weighted average rate.

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                             (Dollars in thousands)


         In addition to the swap agreements described above, the Company has entered into a forward swap agreement, which will begin in 1998 and mature in 2002, which has a notional amount of $30,000 and a fixed payment rate of 6.6 percent.

         At December 31, 1997, the Company was also party to a currency and interest rate swap, which partially hedges the Company's Canadian subsidiary's 52,000 U.S. dollar 9.09% Senior Notes. The agreement, which matures in 1999, provides for the payment of 48,400 Canadian dollars at a fixed rate of 7.54 percent in exchange for the receipt of 35,000 U.S. dollars at a fixed rate of
9.09 percent. Unrealized gains and losses on the currency portion of the swap are recognized and offset the foreign exchange gain or loss on the related debt in the consolidated statements of operations. Net amounts paid or received on the interest portion of the swap are accrued as adjustments to interest expense.

Fair Value of Financial Instruments

         The estimated fair values of the Company's financial instruments are as follows:


                                               December 31, 1996                December 31, 1997
                                               -----------------                -----------------
                                           Carrying                        Carrying
                                            Amount          Fair Value      Amount           Fair Value
                                            ------          ----------      ------           ----------
Long-term debt........................     $234,609         $238,967       $ 258,004         $  262,918
Unrealized gain (loss) on swap
    agreements........................     $     --          $(1,200)      $      --         $      521


         The fair values of cash and cash equivalents, receivables and payables approximate their carrying values due to the short-term nature of the instruments.

         The fair value of the Company's long-term debt was based on quoted market prices for publicly traded notes and discounted cash flow analyses on its nontraded debt. The fair value of the Company's interest rate swap agreements is the estimated amount the Company would have to pay or receive to terminate the swap agreements based upon quoted market prices as provided by financial institutions which are counterparties to the swap agreements.

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                             (Dollars in thousands)


Note 15 - Geographic and Industry Segment Information

         Geographic area information is summarized as follows:


                                              United
                                             States(1)        Foreign(2)     Eliminations(3)      Total
                                             ---------        ----------     ---------------      -----
Net revenues:
    1995...............................    $  467,347        $ 122,659        $ (39,135)       $   550,871
    1996...............................       544,029          128,345          (48,715)           623,659
    1997...............................       574,060          121,762          (42,845)           652,977
Operating profit:
    1995...............................    $   80,390        $  26,607        $      --        $   106,997
    1996...............................       106,548           22,668               --            129,216
    1997...............................       118,474           18,618               --            137,092
Identifiable assets at December 31:
    1995...............................    $  331,237        $ 100,088        $      --        $   431,325
    1996...............................       384,352          100,785               --            485,137
    1997...............................       461,267          100,370               --            561,637

------------------

(1) Includes export sales amounting to $59,320, $71,413 and $79,462 for the years ended December 31, 1995, 1996 and 1997, respectively.
(2) Principally of General Chemical Canada Holding Inc., a wholly owned subsidiary of GCC.
(3) Sales between geographic areas are recorded at prices comparable to market prices charged to third-party customers and are eliminated in consolidation.

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                             (Dollars in thousands)


         Industry segment information is summarized as follows:


                                           Chemicals       Manufacturing      Corporate            Total
                                           ---------       -------------      ---------            -----
Net revenues:
    1995..............................     $480,926         $  69,945         $     --         $  550,871
    1996..............................      534,434            89,225               --            623,659
    1997..............................      544,812           108,165               --            652,977
Operating profit:
    1995..............................     $105,186         $   4,337         $ (2,526)        $  106,997
    1996..............................      123,695            12,472           (6,951)           129,216
    1997..............................      117,858            23,531           (4,297)           137,092
Identifiable assets at December 31:
    1995..............................     $377,014         $  49,833         $  4,478         $  431,325
    1996..............................      424,864            55,151            5,122            485,137
    1997..............................      501,937            56,586            3,114            561,637
Capital expenditures:
    1995..............................     $ 29,099          $  4,994         $     --         $   34,093
    1996..............................       52,546             1,619               --             54,165
    1997..............................       54,031             2,640               --             56,671
Depreciation and amortization:
    1995..............................     $ 26,188          $  2,020         $     50         $   28,258
    1996..............................       26,978             2,767               --             29,745
    1997..............................       30,486             2,608               --             33,094

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Concluded)
                             (Dollars in thousands)


Note 16 - Unaudited Quarterly Information


                                                                    1997
                                     ------------------------------------------------------------------
                                     First          Second           Third          Fourth         Year
                                     -----          ------           -----          ------         ----
Net revenues...................     $149,566       $164,957         $169,842       $168,612      $652,977
Gross profit...................       45,202         54,642           52,395         49,296       201,535
Net income ....................       11,714         17,258           15,102         12,241        56,315
Earnings per common share:
    Basic......................          .53            .81              .72            .58          2.63
    Diluted....................          .50            .77              .68            .55          2.50


                                                                    1996
                                     ------------------------------------------------------------------
                                     First          Second           Third          Fourth        Year
                                     -----          ------           -----          ------        ----
Net revenues...................     $144,571        $160,130         $161,967      $156,991     $623,659
Gross profit...................       41,511          53,067           51,730        54,718      201,026
Net income ....................        9,316           7,042(1)        14,634        15,616       46,608
Earnings per common share:
    Basic......................          .47             .34              .66           .70         2.19
    Diluted....................          .47             .33              .63           .67         2.13

Note: Basic earnings per common share calculations are based on the weighted average number of shares outstanding during each of the quarters. Diluted earnings per common share assume the foregoing and, in addition, the exercise of all stock options and restricted units. The sum of the four quarters may not equal the full year computation due to rounding. All prior period per share figures have been restated in accordance with FAS 128.

(1) In the second quarter of 1996, the Company recorded a one-time pre-tax charge of $12.5 million ($7.6 million after-tax or $.35 per share) due primarily to awards made under the Restricted Unit Plan, reflecting the portion earned under prior equity programs.

                        THE GENERAL CHEMICAL GROUP INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (In thousands, except share data)
                                  (unaudited)


                                                                Nine Months ended
                                                                  September 30,
                                                                -----------------
                                                           1997               1998
                                                          -------            -------
Net revenues.........................................  $   484,365       $   525,030
Cost of sales........................................      332,126           383,558
Selling, general and administrative expense..........       46,383            51,821
                                                       -----------       -----------
Operating profit.....................................      105,856            89,651
Interest expense.....................................       16,061            19,426
Interest income......................................        1,934             1,246
Foreign currency transaction (gains) losses..........          530               529
Other (income) expense, net..........................           51               187
                                                       -----------       -----------
Income before income taxes, minority interest and
  extraordinary item.................................       91,148            70,755
Minority interest....................................       18,801            11,766
                                                       -----------       -----------
Income before income taxes and extraordinary item....       72,347            58,989
Income tax provision.................................       28,273            22,676
                                                       -----------       -----------
Income before extraordinary item.....................       44,074            36,313
Extraordinary item - loss from extinguishment
  of debt (net of tax)...............................           --             3,661
                                                       -----------       -----------
    Net income.......................................  $    44,074       $    32,652
                                                       ===========       ===========
Earnings per common share:
  Income before extraordinary item                     $      2.04       $      1.72
  Extraordinary item - loss on extinguishment
    of debt (net of tax).............................           --               .17
                                                       -----------       -----------
    Net income.......................................  $      2.04       $      1.55
                                                       ===========       ===========
Earnings per common share assuming dilution:
  Income before extraordinary item...................  $      1.95       $      1.65
  Extraordinary item - loss from extinguishment
    of debt (net of tax).............................           --               .16
                                                       -----------       -----------
    Net income.......................................  $      1.95       $      1.49
                                                       ===========       ===========
Dividends declared per share.........................  $       .15       $       .15
                                                       ===========       ===========
  Weighted average common and common equivalent         22,609,761        21,979,478
  shares outstanding.................................  ===========       ===========


        See the accompanying notes to consolidated financial statements.

                         THE GENERAL CHEMICAL GROUP INC.
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                     ASSETS



                                                           December 31,  September 30,
                                                           ------------  ------------
                                                              1997          1998
                                                              ----          ----
                                                                         (unaudited)
Current Assets:
  Cash and cash equivalents ............................   $  21,753     $  47,444
  Receivables, net .....................................     122,720       125,950
  Inventories ..........................................      45,958        58,775
  Deferred income taxes ................................      14,145        11,323
  Other current assets .................................       2,370         5,907
                                                           ---------     ---------
    Total current assets ...............................     206,946       249,399
Property, plant and equipment, net .....................     304,189       344,871
Other assets ...........................................      50,502        97,609
                                                           ---------     ---------
    Total assets .......................................   $ 561,637     $ 691,879
                                                           =========     =========

                        LIABILITIES AND EQUITY (DEFICIT)

Current Liabilities:
  Accounts payable .....................................   $  61,332     $  58,797
  Accrued liabilities ..................................      73,258        73,300
  Income taxes payable .................................       4,576         9,058
  Current portion of long-term debt ....................      17,392        51,044
                                                           ---------     ---------
    Total current liabilities ..........................     156,558       192,199
Long-term debt .........................................     240,612       304,044
Other liabilities ......................................     215,405       219,017
                                                           ---------     ---------
    Total liabilities ..................................     612,575       715,260

Minority interest ......................................      43,301        44,524
                                                           ---------     ---------
Equity (deficit):
  Preferred Stock, $.01 par value; authorized:
    10,000,000 shares; none issued or outstanding ......        --            --
  Common Stock, $.01 par value; authorized:
    100,000,000 shares; issued:  12,558,697 shares
    at December 31, 1997 and  September 30, 1998 .......         126           126
  Class B Convertible Common Stock, $.01 par value;
    authorized 40,000,000 shares; issued and
    outstanding:  9,758,421 shares at December 31,
    1997 and September 30, 1998 ........................          97            97
  Capital deficit ......................................    (183,814)     (183,010)
  Accumulated other comprehensive income ...............      (2,197)       (2,533)
  Retained earnings ....................................     118,855       148,367
  Treasury stock, at cost:  1,362,898 and 1,535,798
    shares at December 31, 1997 and September 30,
    1998, respectively .................................     (27,306)      (30,952)
                                                           ---------     ---------
    Total equity (deficit) .............................     (94,239)      (67,905)
                                                           ---------     ---------
    Total liabilities and equity (deficit) .............   $ 561,637     $ 691,879
                                                           =========     =========



      See the accompanying notes to the consolidated financial statements.

                         THE GENERAL CHEMICAL GROUP INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (unaudited)



                                                                      Nine Months Ended
                                                                         September 30,
                                                                  ----------------------
                                                                     1997         1998
                                                                  ---------    ---------
Cash flows from operating activities:
     Net income ...............................................   $  44,074    $  32,652
     Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization .........................      24,368       30,425
        Net loss on disposition of long-term assets ...........         702          250
        Loss on extinguishment of debt ........................        --          6,056
        Unrealized exchange loss ..............................         753          898
        Restricted unit plan costs ............................         994          843
        (Increase) decrease in receivables ....................     (15,440)       7,168
        (Increase) decrease in inventories ....................       3,825       (3,750)
        (Decrease) in accounts payable ........................      (1,584)      (5,860)
        (Decrease) in accrued liabilities .....................      (4,220)      (5,758)
        Increase in income taxes payable ......................       2,724        4,397
        (Increase) decrease in other assets and
          liabilities, net ....................................       1,255       (3,177)
        Increase in minority interest .........................       7,191        1,223
                                                                  ---------    ---------
          Net cash provided by operating activities ...........      64,642       65,367
                                                                  ---------    ---------

Cash flows from investing activities:
     Capital expenditures .....................................     (38,632)     (35,468)
     Proceeds from sales or disposals of long-term
      assets ..................................................          34          256
     Acquisition of business, net of cash acquired (Note 4*) ..     (30,130)     (90,935)
                                                                  ---------    ---------
          Net cash used for investing activities ..............     (68,728)    (126,147)
                                                                  ---------    ---------

Cash flows from financing activities:
     Proceeds from long-term debt .............................      35,000      383,655
     Repayment of long-term debt ..............................     (22,251)    (290,804)
     Payments to acquire treasury stock .......................     (27,174)      (4,000)
     Exercise of stock options ................................        --            314
     Dividends ................................................      (3,273)      (2,099)
                                                                  ---------    ---------
          Net cash provided by used for financing activities ..     (17,698)      86,839
                                                                  ---------    ---------
Effect of exchange rate changes on cash .......................        (270)        (368)
                                                                  ---------    ---------
Increase (decrease) in cash and cash equivalents ..............     (22,054)      25,691
Cash and cash equivalents at beginning of period ..............      51,700       21,753
                                                                  ---------    ---------
Cash and cash equivalents at end of period ....................   $  29,646    $  47,444
                                                                  =========    =========

Supplemental information:
     Cash paid for income taxes ...............................   $  26,944    $  16,721
                                                                  =========    =========
     Cash paid for interest ...................................   $  14,204    $  16,830
                                                                  =========    =========

* Purchase of businesses, net of cash acquired:
     Working capital, other than cash .........................   $   3,110    $ (14,303)
     Plant, property and equipment ............................     (43,007)   $ (36,436)
     Other assets .............................................     (19,593)   $ (41,622)
     Noncurrent liabilities ...................................      29,360    $   1,426
                                                                  ---------    ---------
        Net cash used to acquire businesses ...................   $ (30,130)   $ (90,935)
                                                                  =========    =========

      See the accompanying notes to the consolidated financial statements.

                         THE GENERAL CHEMICAL GROUP INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                  For the nine months ended September 30, 1998
                             (Dollars in thousands)
                                   (unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

         The accompanying unaudited consolidated financial statements include the accounts of General Chemical Group Inc. and its subsidiaries (the "Company"). These unaudited financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements do not include certain information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. The Company's financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

         In 1997, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130") which the Company adopted for both interim and fiscal years beginning after December 31, 1997. FAS 130 requires the reporting and display of comprehensive income and its components. The Company's foreign currency translation adjustments, which were previously reported as a separate component of equity, are now included in Accumulated other comprehensive income within the equity section of the Consolidated Balance Sheets. Comprehensive income for the nine months ended September 30, 1997 and 1998 was $43,779 and $32,316, respectively.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 requires that all derivative instruments be measured at fair value and recognized in the balance sheet as either assets or liabilities. The Company is currently evaluating the impact FAS 133 will have on its consolidated financial statements.

         Certain prior period amounts have been reclassified to conform with current presentation.

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  For the nine months ended September 30, 1998
                             (Dollars in thousands)
                                   (unaudited)


NOTE 2 - RELATED PARTY TRANSACTIONS

Management Agreement

         The Company is party to a management agreement with Latona Associates Inc. (a management and advisory company which is controlled by a stockholder of the Company). Pursuant to the agreement, the Company was charged $4,379 and $4,442 for the nine months ended September 30, 1997 and 1998, respectively, for corporate supervisory and administrative services and strategic advice and guidance. In addition, pursuant to the management agreement, during the second quarter of 1998 the Company paid Latona Associates Inc. $500 for additional services provided in connection with the acquisition of Reheis, Inc. The management agreement expires on December 31, 2004.

NOTE 3 - ACQUISITIONS

         On February 6, 1998, the Company's wholly owned subsidiary, Toledo Technologies, Inc. acquired all of the outstanding stock of Sandco Automotive Ltd. ("Sandco"), a manufacturer of engine parts for the North American automobile industry and its aftermarket. Sandco is based in Waterdown, Ontario. Funding for this transaction was provided with new borrowings.

         On April 1, 1998, the Company's wholly owned subsidiary General Chemical Corporation ("GCC"), acquired all of the outstanding stock of Reheis Inc. ("Reheis"). Reheis is headquartered in New Jersey and is the world's leading producer and supplier of the active chemical ingredients in antiperspirants and over-the-counter antacids as well as a supplier of pharmaceutical intermediates and other products. Funding for this transaction was provided by existing cash and borrowings under GCC's revolving credit facility.

         The acquisitions are being accounted for under the purchase method, and accordingly, the net assets and results of operations are included in the consolidated financial statements from the date of acquisition, based on valuation information available to the Company, which is subject to change as such information is finalized. The excess of purchase price over the estimated fair values of the tangible assets acquired is being treated as goodwill. Goodwill is being amortized on a straight line basis over periods ranging from 25 to 35 years. The acquisitions did not have a material pro forma impact on consolidated earnings.

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  For the nine months ended September 30, 1998
                             (Dollars in thousands)
                                   (unaudited)


NOTE 4 - ADDITIONAL FINANCIAL INFORMATION

         The components of inventories were as follows:



                                                December 31,      September 30,
                                                ------------      -------------
                                                    1997             1998
                                                  -------           -------
                                                                  (unaudited)
Raw materials .................................   $10,875           $13,687
Work in process ...............................     3,295             8,890
Finished products .............................    21,209            25,299
Supplies and containers .......................    10,579            10,899
                                                  -------           -------
                                                  $45,958           $58,775
                                                  =======           =======


NOTE 5 - LONG-TERM DEBT

         Long-term debt consists of the following:



                                      Maturities       December 31,      September 30,
                                     -------------     ------------      -------------
                                                          1997               1998
                                                         ------            -------
                                                                          (unaudited)
Bank Term Loan A - floating rate....   2000-2004       $     --           $  100,000
Bank Term Loan B - floating rate....   1998-2006             --              199,500
Bank Term Loan - floating rate......   1998-2001          65,217                  --
Senior Subordinated Notes - 9.25%...      2003           100,000                  --
Canada Senior Notes - 9.09%.........      1999            50,787              49,044
$130,000 U.S. Revolving Credit
  Facility - floating rate..........                      42,000                  --
Other Debt - floating rate..........                          --               6,544
                                                       ---------          ----------
Total Debt..........................                     258,004             355,088
Less:  Current Portion..............                      17,392              51,044
                                                       ---------          ----------
Net Long-Term Debt..................                   $ 240,612          $  304,044
                                                       =========          ==========

                         THE GENERAL CHEMICAL GROUP INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Concluded)
                  For the nine months ended September 30, 1998
                             (Dollars in thousands)
                                   (unaudited)

         On June 15, 1998 the Company entered into a new credit facility consisting of a $100,000 Term Loan ("Term Loan A") maturing on June 15, 2004, a $200,000 Term Loan ("Term Loan B") maturing on June 15, 2006 and a $300,000 Revolving Credit Facility maturing on June 15, 2004. The term loans and revolving credit facility bear interest at a rate equal to a spread over a reference rate chosen by the Company from various options. Term Loan A is payable in consecutive quarterly installments commencing March 31, 2000. Term Loan B is payable in consecutive quarterly installments commencing September 30, 1998. The facility is secured by a first priority security interest in all of the capital stock of the Company's domestic subsidiaries and 65 percent of the capital stock of the Company's foreign subsidiaries.

         Proceeds from the new credit facility were used to retire certain outstanding indebtedness. In connection with the retirement the Company recorded an extraordinary loss of $3,661 net of a tax benefit of $2,395, related to the early retirements.

NOTE 6 - DIVIDENDS

         On September 30, 1998, the Company's Board of Directors declared a quarterly cash dividend of $.05 per share, payable October 20, 1998, to shareholders of record on October 7, 1998.

                                  EXHIBIT INDEX



Exhibit
No.       Description                                                   Page No.
-------   -----------                                                   --------

2.01* Separation Agreement, dated as of __________, 1999, among The General Chemical Group Inc., GenTek Inc., General Chemical Industrial Products Inc. and General Chemical
          Corporation..................................................

3.01*     Form of Amended and Restated Certificate of Incorporation of
          GenTek Inc...................................................

3.02*     Form of Amended and Restated Bylaws of GenTek Inc............

10.01*    Form of GenTek Inc. Restricted Unit Plan for Non-Employee
          Directors....................................................

10.02*    Form of GenTek Inc. Annual Performance Incentive
          Plan.........................................................

10.03*    Form of GenTek Inc. Long-Term Incentive Plan.................

10.04*    Form of Employee Benefits Agreement between GenTek Inc. and
          The General Chemical Group Inc...............................

10.05*    Form of Transition Support Agreement between GenTek Inc. and
          The General Chemical Group Inc...............................

10.06*    Form of Tax Sharing Agreement between GenTek Inc. and The
          General Chemical Group Inc...................................

10.07* Form of License Agreement among General Chemical Corporation, The General Chemical Group Inc. and General Chemical
          Industrial Products Inc......................................

10.08*    Form of Management Agreement between GenTek Inc. and Latona
          Associates, Inc..............................................

10.09*    Form of Non-Interference Agreement between GenTek Inc. and
          Paul M. Montrone.............................................

10.10*    Form of Stockholders' Agreement among GenTek Inc., the Paul M.
          Montrone 1996 GRAT and Sandra G. Montrone....................

21.01*    Active Subsidiaries of GenTek Inc............................

27.01*    Financial Data Schedule......................................


----------
*  To be filed by amendment.